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As filed with the Securities and Exchange Commission on November 13, 2008.

Registration No. 333-152073

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUIDNET HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code Number)	13-4092641 (I.R.S. Employer Identification No.)
498 SEVENTH AVENUE NEW YORK, NY 10018 (646) 674-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SETH MERRIN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
498 SEVENTH AVENUE
NEW YORK, NY 10018
(646) 674-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David W. Pollak, Esq. Patrick J. Egan, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0002 (212) 309-6000	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A Common Stock, $0.00001 par value per share	$500,000,000	$19,650

(1)
Includes shares that may be purchased by the underwriters upon exercise of their option to purchase additional shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 13, 2008.

              Shares

Liquidnet Holdings, Inc.
Class A Common Stock

          This is the initial public offering of shares of Class A common stock of Liquidnet Holdings, Inc. The selling stockholders named in this prospectus, including members of senior management and our board of directors, are selling                          shares of Class A common stock. We will not receive any proceeds from the sale of the shares in this offering.

          Following this offering, Liquidnet Holdings, Inc. will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock.

          Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share will be between $             and $             . Liquidnet Holdings, Inc. intends to list its Class A common stock on                          under the symbol "       ."

          See "Risk Factors" on page 12 to read about factors you should consider before buying shares of the Class A common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than              shares of Class A common stock, the underwriters have the option to purchase up to an additional               shares of Class A common stock from the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on                      , 2008.

Goldman, Sachs & Co.	Credit Suisse
Liquidnet, Inc.	J.P. Morgan
Sandler O'Neill + Partners, L.P.

Prospectus dated                          , 2008.

TABLE OF CONTENTS

Prospectus

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          "Liquidnet," "Liquidnet H2O," "Supernatural," "Customized Solutions for Intelligent Trading" and "It's Different Here" are registered trademarks of Liquidnet Holdings, Inc. in the United States and "Liquidnet" is a registered trademark of Liquidnet Holdings, Inc. in several other countries.

i

PROSPECTUS SUMMARY

          The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Class A common stock. You should read this prospectus carefully, including the section entitled "Risk Factors" and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus.

          Unless the context otherwise requires, the terms "we," "us," "our," "our company," "Liquidnet" and "Liquidnet Holdings" refer to Liquidnet Holdings, Inc. and its consolidated subsidiaries.

Our business

          We are an electronic marketplace that we believe is the most efficient venue for institutional investors to trade equity securities worldwide. Our marketplace brings together institutional buyers and sellers of large blocks of equity securities, enabling them to trade with each other directly and anonymously via the Internet on our electronic trading platform. Institutional investors use our marketplace to enhance the quality and speed of trade execution, gain price improvement for their trades, and, ultimately, lower overall trading costs.

          We focus exclusively on the trading needs of the institutional investor community. Our members consist of investment managers trading on behalf of mutual funds and other managed accounts, certain hedge funds and pension and retirement funds. As of September 30, 2008, our community was comprised of 552 members globally that collectively accounted for an estimated $16 trillion in equity assets under management, or an average of $29 billion per member.

          Our global marketplace provides our members access to our pool of natural liquidity from institutional investors, liquidity from broker-dealers and strategic access to external markets. Liquidity refers to the shares of equity securities available for trading in our marketplace. Natural liquidity refers to the liquidity provided to our marketplace by our institutional members. Through our network, our institutional customers have access to our global natural liquidity pool of more than 8.74 billion shares per day on average listed in 29 countries throughout North America, Europe, Africa, Asia and Australia, including 2.8 billion shares in U.S. listed equity securities. We also have established relationships with 25 leading broker-dealers and marketplaces that route orders directly to us for our members to execute against, providing our members access to an additional 8.5 billion shares per day of liquidity on average. We refer to these broker-dealers and marketplaces as streaming liquidity partners, or SLPs.

          We believe our members highly value the integrity of our marketplace and our focus on customer service, confidentiality and innovation. Our marketplace consists of our negotiation system and Liquidnet H2O, and also provides strategic access to external markets. We were founded in November 1999, and our first members began trading using our negotiation system in April 2001. We expanded our product offering in 2005 when we introduced Liquidnet H2O, which delivers liquidity to our members from our SLPs.

          We added algorithmic trading to our product service offerings in 2007 with the acquisition of Miletus Trading, LLC, or Miletus. Algorithmic trading is the use of advanced computer programs to interact with multiple execution venues in a manner designed to minimize trading costs. Our acquisition of Miletus enabled us to provide our members with strategic access to additional liquidity from external markets and allows us to serve the broader requirements of our customers, including program and transition trading. Since the acquisition of Miletus, we have introduced our Supernatural orders product. We refer to these orders as Supernatural because they are not limited to interacting with our natural negotiation system; they can access the natural liquidity in our negotiation system, but they also can access our Liquidnet H2O system and external venues.

          We are a registered securities broker-dealer in the United States and each of the other regions in which we operate. In 2007, our average trade size in the United States of 51,580 shares for traders negotiating on our negotiation system was 172 times the average trade size on the NYSE (299 shares) and 189 times the average trade size on Nasdaq (273 shares) over the same period. Similarly, our average trade size for U.K. securities during 2007 measured in traded principal value was £848,378, which is 32 times the average trade size on the London Stock Exchange, or the LSE, (£26,166) over the same period. Since the launch of our marketplace, we have experienced significant growth in trading volume. Over the past three years, our average daily trading volume in the United States grew from 31 million shares in 2005 to 63 million shares in 2007 and our average daily principal traded in international markets grew from approximately $48 million in 2005 to approximately $280 million in 2007. In the most recently published BrokerEDGE Monitor (covering the 12 months ended June 30, 2008), Liquidnet was ranked as the 8th largest institutional broker-dealer for U.S. equity securities, based on dollar value traded.

          As a result of this strong trading volume growth and our market position, we generated $161.8 million and $346.5 million in revenues in 2005 and 2007, respectively. We derive our revenues from commissions we receive from members and non-member customers for trades executed in our marketplace. We disclose our revenue by product and by geography. For the year ended December 31, 2007, 95% of our revenue was generated from our natural negotiation product and 5% of our revenue from our Supernatural orders product. Additionally, 85% of our 2007 revenue was generated from trading U.S. equity securities and 15% of our revenue from trading international equity securities.

Our opportunities and solutions

          We have built our business by identifying and addressing market inefficiencies and opportunities, and are strategically positioned to continue to do so in the future.

Increased need for efficient execution of large block trades

          Institutional investors across the globe require access to a venue where they can execute large block trades efficiently. The average trade size on the NYSE decreased from 1,300 shares in 1997 to 299 shares in 2007. Over the same period, the rapid growth in equity assets under management resulted in substantially increased sizes of institutional equity orders. According to Liquidnet member data, the average size of an institutional order is over 198,000 shares. This mismatch between the large size of institutional orders and the small size of executed trades has resulted in significant market inefficiencies and increased trade execution costs. In attempting to address this problem, institutional investors often take steps to conceal the size of their orders to interact with the much smaller average transaction size in the public markets. As a result, a significant portion of the institution's order often remains within the institution's systems and is not made available to interact with the public markets. We refer to these withheld orders as latent liquidity.

          By integrating with our members' systems, our system retrieves our members' latent liquidity and enables our members to anonymously negotiate and trade with each other. This integration model creates what we believe to be the largest pool of natural liquidity in the equity securities trading industry and provides a venue for efficient execution of large block trades.

Increasing globalization of equity securities trading

          Global institutional order size and cross-border trading by institutional investors continues to grow, while the average execution size on global public equity securities markets continues to decrease. In response to these global trends in equity securities trading, we expanded our marketplace to Europe, Canada, Africa, Asia and Australia, leveraging our core trading system. According to LSE Market Data Reporting, we are regularly ranked as one of the five largest agency brokers on the LSE, based on traded principal value. Our members began trading European equity securities through our network in November 2002, and Canadian equity securities in October 2006. We commenced trading in Asia in November 2007 and in Australia in February 2008.

          Our global trading network enables our members to seamlessly trade equity securities cross-border. By creating a truly electronic borderless marketplace, we are able to provide our members more efficient access to the global equity securities markets.

Rise in electronic trading

          Technological advances, including the widespread use of the Internet, have led to a significant increase in electronic trading of equity securities. As institutions and brokers increase their use of electronic trading, we believe that the liquidity in our marketplace and our trading volumes will also increase.

          Advances in technology have also led to a significant increase in the number of electronic trading systems. In response to the proliferation of these systems and the associated fragmentation of liquidity, we introduced Liquidnet H2O in the United States in 2005. Liquidnet H2O aggregates fragmented market liquidity through our SLPs, which enables our members to interact with additional liquidity in a controlled and secure environment. More recently, in 2007, we launched our electronic trading desk in the United States, which utilizes our proprietary algorithms to determine the most efficient means for interacting with our liquidity pools as well as routing customer orders to third-party execution venues.

Our competitive strengths

          We have established a leading global institutional marketplace for trading equity securities by leveraging a number of key strengths, including:

Trusted marketplace for institutional investors

          We have created a trusted marketplace for institutional investors, based on the following principles:

  •
  Institutional investor focus.  We are the only electronic trading venue for equity securities whose customer base is comprised solely of institutional investors. This focus allows us to better serve the specific needs of our members.

  •
  Confidentiality of member information.  We have designed our marketplace to preserve and protect our members' trading and other information.

  •
  Market integrity.  Through our internal member behavior review board, we monitor activity by members on our system to protect against members taking actions that are detrimental to the rest of the member community.

  •
  Level playing field.  We offer the same rights and services to all of our members, irrespective of size or trading volumes.

  •
  Agency-only trading.  Because we trade only as an agent, we do not use our members' order information for our own profit, but focus exclusively on achieving best execution for our members' trades.

Large and differentiated liquidity pools

          Our large and differentiated liquidity pools are central to the value we provide to our members.

  •
  Access to large pools of liquidity.  Through our marketplace, our members have access to our global natural liquidity pool of more than 8.74 billion shares per day on average and our Liquidnet H2O liquidity pool of an additional 8.5 billion shares per day on average.

  •
  First look.  We display matches to our members automatically as soon as they log in to our system. This provides our members an opportunity to trade large orders before they divide and place them with other execution venues and brokers.

  •
  Network effect.  As more members and SLPs join our marketplace, our liquidity pool increases, resulting in more trading opportunities and trade executions for all of our members.

  •
  Integrated institutional and broker-dealer liquidity.  Unlike many of our competitors, we integrate hard-to-find institutional liquidity, irrespective of borders or distance. Our H2O system delivers integrated liquidity from 25 leading broker-dealers and marketplaces that route orders directly to us for our members to execute against.

Strong value proposition

          The key elements of our value proposition for our members include the following:

  •
  Reduced market impact costs.  By accessing the liquidity in our marketplace, our members can reduce or eliminate the market impact costs associated with exposing their orders to the public market.

  •
  Enhanced opportunity for price improvement.  Our negotiation system provides an average price improvement, defined as the difference between the execution price and the best displayed bid (or offer) in the public markets, of 1.29¢ per share for U.S. equity securities. Liquidnet H2O provides price improvement to both the buyer and seller on all trades, as all trades in Liquidnet H2O are executed at the midpoint of the highest displayed bid and lowest displayed offer in the national market, or NBBO.

  •
  Efficient execution of large block trades.  During 2007, our average execution size for trades manually negotiated on our negotiation system was 51,580 shares per execution, which is 172 times larger than the average execution size on the NYSE and 189 times larger than the average execution size on Nasdaq over the same period.

  •
  Greater ability to trade less liquid equity securities.  We are a desirable venue for trading less liquid equity securities. For example, U.S. small-cap equity securities that our members trade in our negotiation system during a given day represent on average 56% of the block volume for that equity on that day.

  •
  Superior internal fill, total fill and traditional crossing rates.  Three key indicators of execution quality for our growing Supernatural orders product are our internal fill rate, our total fill rate and our traditional crossing rate. Our internal fill rate is the aggregate number of shares of Supernatural orders that are executed in our negotiation system and Liquidnet H2O as a percentage of aggregate Supernatural order size. Our total fill rate is the aggregate number of shares of Supernatural orders that are executed by us in our negotiation system, Liquidnet H2O and external venues as a percentage of aggregate Supernatural order size. Our traditional crossing rate is the aggregate number of shares of Supernatural orders that are executed by us in our negotiation system or Liquidnet H2O as a percentage of the aggregate number of shares of Supernatural orders executed. We believe our internal fill rate (24% in October 2008), our total fill rate (43% in October 2008) and our traditional crossing rate (57% in October 2008) contribute to reduced trading costs for our members. We believe we are well-positioned to increase our internal fill and total fill rates as we add to our institutional and SLP liquidity pools.

Proven and scalable technology

          We designed our system to be intuitive, user friendly and to fit seamlessly with our members' workflow. Our system has proven its scalability to handle new members and new markets. Our technological capabilities allow us to more rapidly implement and integrate our suite of products globally.

Experienced leadership team

          Our leadership team is comprised of executives with over 21 years of experience on average in the technology and financial services industries and approximately five years of experience at our company. Seth Merrin, our founder and Chief Executive Officer, is a proven innovator who created the first commercial order management system, the Merrin Financial Trading Platform, in 1985. Our leadership team has extensive experience in managing electronic trading businesses and a deep understanding of our members' trading requirements and technology.

Innovative culture

          Our most important asset is our people. We strive to foster continuous improvement through a culture of innovation and broad thinking. We believe that innovative thinking combined with a supportive process will result in the creation of new ideas and products that will enhance our business.

Our growth strategy

          We seek to advance our leadership position by focusing on the following key strategies for growth:

Expand trading opportunities in U.S. equity securities

          In our original negotiation system, our market opportunity was limited to the portion of natural liquidity we matched, which was approximately 14% of the latent liquidity in U.S. equity securities received from our members. With our recent investment in new products and services, including Liquidnet H2O, our electronic trading desk and Supernatural orders, our members globally now have the ability to trade up to 100% of their orders in U.S. equity securities in our marketplace.

Grow our liquidity pool

          We have one of the largest existing pools of institutional liquidity and are well-positioned to expand this pool. Our strategies to expand our liquidity pool include:

  •
  Increase institutional liquidity in the international markets where we operate.  We are at a relatively early stage in many of our international markets and we see opportunities for future growth. We plan to continue to increase the institutional liquidity in our marketplace by adding new members in these markets.

  •
  Add new SLPs in the United States.  We plan to continue to add new SLPs in the United States to provide additional liquidity and to further increase our internal fill rate and our total fill rate. For regulatory reasons, SLPs cannot contractually obligate themselves to make their order flow available to any one marketplace. However, our aggregate SLP liquidity continues to grow over time as we continue to add new SLPs and due to the execution quality provided by our marketplace.

  •
  Attract liquidity from program and transition traders.  While our system continues to be embraced by our members for block trading, the scale and nature of our liquidity pool is now also attractive to program and transition traders at our member firms. As we further expand our reach into new trading segments, we plan to continue to develop and introduce new products.

  •
  Continue to expand into new international markets.  Our existing members trade equity securities listed in 29 countries, and we believe we can capture an increased portion of their trading volume by expanding our global offering. We have designed a technology framework to expedite our ability to launch trading in new markets.

Deploy our products and services globally

          As we attain a critical mass of natural liquidity in international markets, our strategy is to leverage this liquidity by introducing our full suite of products and services. We plan to launch Liquidnet H2O, our electronic trading desk and Supernatural orders first in Europe and then in Canada, Asia and Australia.

Develop and introduce innovative new products

          Innovation is one of our core values and competencies. We have a history of designing innovative products and services to address the trading needs of our members, including our negotiation system, Liquidnet H2O and Supernatural orders. As the equity securities trading markets evolve, our goal is to continue developing innovative new products that leverage our existing liquidity to address the needs of institutional investors.

Our products and services

          Our global marketplace consists of three interacting components: liquidity sources, products and execution venues. Liquidity is provided to our marketplace by our members, non-member customers and SLPs. This liquidity is then delivered to our members and non-member customers through two products: natural negotiation and Supernatural orders. Members access liquidity via our desktop application and non-member customers via our electronic trading desk. Our liquidity sources connect with, and trades are executed in, three execution venues: our negotiation system, our Liquidnet H2O system and external markets.

Risks that we face

          You should carefully consider the risks described under "Risk Factors" and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our Class A common stock to decline and could result in a partial or total loss of your investment.

          Risks that we face include those related to:

  •
  Reputation.  We believe our success has been due in large part to our reputation as a trusted marketplace for institutional investors, committed to the needs of institutional investors and protecting the confidentiality of their trading information. Our ability to attract and retain members, non-member customers, SLPs and employees may be adversely affected if our reputation is damaged.

  •
  Competition.  We compete with block and electronic trading desks established by the leading investment banks, agency-only institutional brokers, industry sponsored and owned consortia, various national and regional securities exchanges and electronic communication networks. If a competitor were able to offer a superior trade execution service to our members, this would adversely affect our growth, revenues and profitability.

  •
  Dependence on trading volumes and equity share prices.  Our revenues are dependent on the level of trading activity in equity securities in the United States and the principal value traded internationally. As a result, future revenues and profitability may be subject to significant fluctuations or declines and may be difficult to predict.

  •
  Achieving our growth strategy.  The continued success of our business depends, in part, on our ability to achieve our growth strategy. In achieving our strategic goals, we face a number of significant challenges, including the failure of existing and future members to adopt our new products and services as rapidly as we anticipate. If we do not overcome these challenges, it may have an adverse affect on our business.

          It is important to consider all of the risks included under "Risk Factors" and not just the risks identified above. The list above is not intended to minimize any of the other risks described under "Risk Factors" and elsewhere in this prospectus.

Company information

          Liquidnet Holdings, Inc. was incorporated in November 1999 as a Delaware corporation. Our principal executive offices are located at 498 Seventh Avenue, New York, New York 10018 and our telephone number at that location is +1 646 674-2000. Our corporate website address is www.liquidnet.com. The information contained in or connected to our website should not be considered part of this prospectus.

The offering

Class A Common Stock Offered by the Selling Stockholders	shares(1)
Class A Common Stock to be Outstanding after this Offering	shares(2)
Class B Common Stock to be Outstanding after this Offering	shares(3)
Total Common Stock to be Outstanding after this Offering	shares(2)(3)
Use of Proceeds	We will not receive any of the proceeds from the sale of the shares in this offering.
Dividends
We have paid dividends in the past, but not on a regular basis. We have not determined whether we will pay dividends in the future. Any future dividends will be subject to our actual future earnings and capital requirements, restrictions imposed by our credit agreement and to the discretion of our board of directors.
Voting Rights
The Class A common stock and Class B common stock are identical in all respects, except with respect to voting and conversion rights. Each share of our Class A common stock entitles its holder to one vote per share, thereby entitling holders of our Class A common stock to an aggregate of % of the combined voting power of our outstanding common stock immediately after this offering. Each share of our Class B common stock entitles its holder to 10 votes per share, thereby entitling holders of our Class B common stock to an aggregate of % of the combined voting power of our outstanding common stock immediately after this offering. Shares of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders. The Class B common stock is convertible at the holder's option on a one-for-one basis into Class A common stock upon the occurrence of certain events, including at such time as the holders of our Class B common stock collectively cease to hold at least 10% of the outstanding shares of our Class A common stock and Class B common stock together.
Proposed Stock Symbol	" "
Certain Relationships and Related Transactions

Please read "Certain Relationships and Related Transactions" for a discussion of business relationships between us and related parties and "Underwriting" for a discussion of business relationships between us and the underwriters.

Risk Factors	You should carefully read and consider the information set forth under "Risk Factors" on page 12 and all other information set forth in this prospectus before investing in our Class A common stock.

(1)
The shares of our Class B common stock that the selling stockholders will sell in this offering will automatically convert into the same number of shares of our Class A common stock upon transfer to the underwriters.

(2)
Does not include              shares of our Class A common stock reserved for issuance under our 2008 Omnibus Incentive Compensation Plan as of                      , 2008.

(3)
Does not include              shares of our Class B common stock reserved for issuance under our 2000 Stock Option Plan,               shares of our Class B common stock reserved for issuance under our 2005 Stock Option Plan,              shares of our Class B common stock reserved for issuance under our 2005 California Employees Stock Option Plan and              shares of our Class B common stock reserved for issuance under our Amended and Restated Restricted Stock Compensation Plan as of                       , 2008.

          Unless we specifically state otherwise, all information in this prospectus assumes that our Class A common stock will be sold at $             per share, which is the midpoint of the range set forth on the cover of this prospectus.

          Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' option to purchase up to             additional shares is not exercised.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL INFORMATION

Summary historical consolidated financial information

          The summary historical consolidated financial information presented as of December 31, 2007 and 2006 and for each of the years ended December 31, 2007, 2006 and 2005 was derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information presented as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 was derived from our unaudited consolidated condensed interim financial statements included elsewhere in this prospectus.

Summary unaudited pro forma financial information

          The summary unaudited pro forma financial information presented below was derived from the application of pro forma adjustments to our consolidated financial statements to give effect to the items described below. This information contemplates pro forma adjustments resulting only from the offering and does not give effect to our acquisition of Miletus on March 15, 2007. Although the acquisition of Miletus is significant to our growth strategy, the pro forma effect of Miletus's results of operations from January 1, 2007 to March 15, 2007 is not material to our current results. For a description of pro forma adjustments related to our acquisition of Miletus, refer to "Unaudited Pro Forma Statement of Income Information" included elsewhere in this prospectus. The summary unaudited pro forma balance sheet information has been prepared as if the pro forma adjustments had occurred as of September 30, 2008. The summary unaudited pro forma statements of income information has been prepared as if the pro forma adjustments occurred as of January 1, 2007.

          The summary unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what our actual earnings per share or financial position would have been had the pro forma adjustments taken place as of the dates indicated, nor is it necessarily indicative of our results for any future period. The summary unaudited pro forma financial information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

          We will not receive any of the proceeds from the sale of the shares in this offering.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2006	2005	2008	2007
(amounts in thousands, except per share amounts)				(unaudited)
Summary consolidated statements of income information
Revenues	$346,450	$252,679	$161,807	$313,698	$243,021
Income from operations	$191,206	$161,467	$26,847	$146,642	$135,281
Net income	$115,015	$96,590	$8,268	$81,621	$82,084
Net income available to common stockholders	$97,516	$80,513	$2,291	$69,247	$69,594
Net income per common share:
Basic	$0.68	$0.56	$0.02	$0.48	$0.48

Diluted	$0.63	$0.52	$0.02	$0.45	$0.45

Weighted average shares outstanding:
Basic	143,866	142,634	139,949	144,286	143,851

Diluted	155,509	155,135	151,056	155,346	155,571

	Year Ended December 31,	Nine Months Ended September 30,
(amounts in thousands, except per share amounts)	2007	2008
Pro forma net income available to Class A stockholders:	$	$
Pro forma net income per share of Class A common stock:
Basic	$	$
Diluted	$	$
Pro forma weighted average Class A common shares outstanding:
Basic
Diluted
Pro forma net income available to Class B stockholders:	$	$
Pro forma net income per share of Class B common stock:
Basic	$	$
Diluted	$	$
Pro forma weighted average Class B common shares outstanding:
Basic
Diluted

          The summary unaudited pro forma earnings per share information gives effect to the following as if the offering of             shares of our Class A common stock was completed on January 1, 2007:

  1.
  conversion of each share of our outstanding common stock and preferred stock into an aggregate of             shares of Class B common stock; and

  2.
  conversion of             shares of Class B common stock into shares of Class A common stock on a one-for-one basis, both of which will occur immediately prior to the completion of this offering.

			September 30, 2008
	December 31,
				Pro Forma
	2007	2006	Historical
(dollars in thousands)			(unaudited)
Summary balance sheet information
Cash and cash equivalents	$198,262	$98,241	$207,922	$
Investments	$3,100	$23,062	$2,538	$
Total assets	$291,414	$152,132	$333,758	$
Redeemable convertible preferred stock	$287,684	$273,984	$298,406	$
Additional paid-in capital	$31,998	$22,235	$47,703	$
Retained earnings (accumulated deficit)	$89,321	$(11,994)	$107,395	$
Total stockholders' deficit	$(52,662)	$(165,307)	$(23,996)	$

          The summary unaudited pro forma balance sheet information gives effect to the following as if the offering of              shares of our Class A common stock was completed on September 30, 2008:

  1.
  the filing of our amended and restated certificate of incorporation, the conversion of each share of our outstanding common stock and preferred stock into an aggregate of               shares of Class B common stock, and the conversion of             shares of Class B common stock into shares of Class A common stock on a one-for-one basis, all of which will occur immediately prior to the completion of the offering;

  2.
  transaction costs of $     million incurred by us in connection with the offering; and

  3.
  discounts and commissions of $     million earned by our subsidiary, Liquidnet, Inc., as an underwriter of this offering, which will be recognized within additional paid-in capital.

RISK FACTORS

          An investment in our Class A common stock is subject to a number of risks. You should carefully consider the risks described below together with all the other information contained in this prospectus before deciding whether to purchase our Class A common stock. If any of the following risks occurs, our business, financial condition, prospects or results of operations could be harmed. In such an event, the trading price of our Class A common stock could decline and you may lose part or all of your investment.

Risks related to our business

We may suffer losses if our reputation is harmed.

          We believe our success has been due in large part to our reputation as a trusted marketplace for institutional investors, committed to the needs of institutional investors and protecting the confidentiality of their trading information. Our ability to attract and retain members, non-member customers, SLPs and employees may be adversely affected to the extent our reputation is damaged. If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, potential legal and regulatory requirements, ethical issues, privacy, record-keeping, sales and trading practices, providing inaccurate or incomplete disclosure, and the proper identification of the legal, reputational, credit, liquidity, and market risks inherent in our business. These reputational risks could arise from the actions of a single employee and may be difficult to avoid. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

The institutional brokerage business is extremely competitive.

          The financial services industry generally, and the institutional brokerage business in which we operate, are extremely competitive, and we expect them to remain so for the foreseeable future. We compete for trade execution services with all of the following entities:

  •
  block trading desks of the leading investment banks, such as Credit Suisse, Goldman Sachs, Merrill Lynch, Morgan Stanley and UBS;

  •
  electronic trading desks and associated alternative trading systems established by the investment banks that provide algorithmic, portfolio and other trading services;

  •
  other electronic trading venues, such as ITG's POSIT, Pipeline and NYFIX;

  •
  agency-only institutional brokers, such as Bloomberg Tradebook, BNY Convergex, Instinet and ITG;

  •
  industry sponsored and owned consortia, including AXE in Australia, BIDS Trading, Project Alpha in Canada and Project Turquoise in Europe;

  •
  the various national and regional securities exchanges, including the Australian Stock Exchange, Bolsa de Madrid, the London Stock Exchange, NASDAQ OMX, NYSE Euronext, the Stock Exchange of Hong Kong, the Toronto Stock Exchange and the Tokyo Stock Exchange; and

  •
  electronic communication networks, or ECNs, such as BATS Trading and Direct Edge ECN.

          Many of our competitors have substantially greater financial, technical, marketing and other resources, which enable them to compete with the services we provide. In addition, the block trading desks have the ability to commit their firms' capital to service their clients' trading needs on a principal basis, rather than as an agent. Many of these competitors offer a wider range of services, have broader name recognition and have larger customer bases. In addition, investment banks have established electronic trading desks that provide algorithmic and portfolio trading services that compete with our services. Any combination of our competitors may enter into joint ventures or consortia to provide services similar to those provided by us. Others may acquire the capabilities necessary to compete with us through acquisitions. Current and new competitors can launch new platforms at relatively low cost.

          Because of the dynamic nature of the market, existing firms and new entrants continually seek new methods for providing efficient trade execution services for institutional trading. Some of these competitors have recently announced new initiatives, including developing and linking their own internal liquidity pools, that appear to be specifically designed to compete with our core products and market advantages.

          In addition to U.S. competitors with international capabilities, we compete with non-U.S. financial services companies that typically have long-standing, well-established relations with their clients, some of which also hold dominant positions in their local trading markets.

          We compete on a number of factors, including access to liquidity, confidence of institutional investors in the security and reliability of our system, efficient trade execution, innovative products and services and price. If a competitor were able to offer a superior trade execution service to our members, this would adversely affect our growth, revenues and profitability.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

          Our revenues are dependent on the level of trading activity in equity securities in the United States and internationally. In the past, our revenues and operating results have varied significantly from period to period due to a number of factors affecting institutional trading activity globally and in specific regions, including market volatility, market sentiment, fluctuations in institutional assets allocated for equity investment, competition, research commitments to other brokers, and economic and political factors. As a result, period-to-period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines and difficult to predict.

Decreases in transaction fees could harm our business and profitability.

          We generate substantially all of our revenues from transaction fees generated from trades executed in our marketplace. Accordingly, the occurrence of any event that reduces the amount of transaction fees we receive, whether as a result of declines in our trading volumes or overall market trading volumes, reductions in commission rates, regulatory changes, competition or otherwise, will have a significant impact on our operating results and profitability. We are directly affected by economic and political conditions, including recessions and geopolitical unrest, broad trends in business and finance and changes in the conditions of the securities markets in which our members trade, including market instability and loss of confidence in the markets. Over the past several years, trading volumes in the securities markets in the United States and globally have fluctuated considerably. During periods of low trading volume, our revenues could be adversely affected.

Significant decreases in market prices of securities could have an adverse impact on our business.

          We generate revenues by charging our members a brokerage commission based on the number of shares traded for U.S. and Canadian equity securities and based on principal traded for all other equity securities. Recently, there has been a decline in equity share prices in international regions where our commissions are based on principal traded. This decline has slowed our international revenue growth in the third quarter of 2008. If market prices of these securities continue to decrease, commissions outside the United States. and Canada could be adversely affected.

Our cost structure is largely fixed. If our revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.

          Our cost structure is largely fixed. We base our expectations of our cost structure on historical and expected levels of demand for our products and services, as well as our fixed operating infrastructure, such as computer hardware and software, hosting facilities and security and staffing levels. If demand for our products and services declines and, as a result, our revenues decline, we may not be able to adjust our cost structure on a timely basis and our profitability will be adversely affected.

Pricing pressure could adversely affect our profitability.

          The equity securities trading industry has experienced a long-term downward trend in institutional commission rates that has accelerated in recent years. To maintain our current pricing, we must continue to provide value to our members through liquidity, price improvement and significantly reduced market impact costs. In addition, we must demonstrate this value to our members and potential members. A reduction in our commission rates could adversely affect our revenues, margins and profitability.

Because we have relied historically on one method for executing trades, we could be vulnerable to a competitor with a more efficient trading solution.

          Although we expanded our products and services to include Liquidnet H2O, our electronic trading desk and Supernatural orders, negotiated transactions continue to constitute the most significant portion of our business. For the year ended December 31, 2007, revenues generated from negotiated transactions represented approximately 95% of our consolidated revenues. We could be vulnerable to an existing or new competitor with a more efficient trading solution if we fail to improve and expand our current product offerings or to continue to increase use of our expanded product offering by existing members.

Our lack of revenue diversification may adversely affect our operating results and place us at a competitive disadvantage.

          We derive substantially all of our operating revenues from our transaction-based business. Our revenues consist of fees we earn for trade execution in our marketplace. If we fail to diversify our product and service offerings, our operating results and future profitability will continue to depend solely on our transaction-based business. Any event that reduces the amount of transaction fees we receive, whether as a result of commission rate reductions, declines in trading volumes or regulatory changes, will have a direct and significant impact on our operating results and profitability.

          In addition, our dependence on revenues derived from our transaction-based business may place us at a competitive disadvantage. Some of our competitors benefit from a more diversified product and service offering. As a result, lower transaction fees may impact our operating results and future profitability more significantly than our competitors, providing them with a competitive advantage in pricing their products and services or withstanding a reduction in trading volume or traded principal value.

If we do not continue to innovate and provide products and services that provide value to our members, we may not remain competitive, and our operating results could suffer.

          Our business is subject to rapid change and evolving industry standards. Our competitors are constantly developing innovations in electronic trade execution. As a result, we must continue to invest significant resources in research and development and technology to both enhance our existing products and services and introduce new high-quality products and services that provide value to our members. If we are unable to anticipate and respond to the demand for new services, products and technologies in a timely and cost-effective manner and to adapt to technological advancements and changing standards, we will be less able to compete effectively, which could have a material adverse effect on our business. In addition, our operating results would suffer if our innovations are not responsive to the needs of our members, are not appropriately timed with market opportunity or are not effectively brought to market.

We have a limited operating history upon which to evaluate our performance.

          We commenced trading in our marketplace in the United States in April 2001. Accordingly, we have only a limited operating history, particularly outside the United States, upon which you can evaluate our prospects and future performance. Our prospects may be materially adversely affected by the risks, expenses and difficulties frequently encountered in the operation of a business in a rapidly evolving industry characterized by intense competition.

Systems failures could increase our operating costs and cause us to lose members, non-member customers and strategic partners.

          We internally support and maintain many of our systems and networks. Our failure to monitor or maintain these systems and networks or, if necessary, to find a replacement for this technology in a timely and cost-effective manner, would have a material adverse effect on our ability to conduct our operations.

          We may experience systems failures from power or telecommunications outages, acts of God, war, terrorism, human error, natural disasters, fire, hardware or software malfunctions or defects, computer viruses or similar events. Our redundant systems or disaster recovery plans may not be adequate. Any system failure that causes an interruption in service or decreases the responsiveness of our service, including failures caused by client error or misuse of our systems, could damage our reputation, cause us to lose members, non-member customers and strategic partners and harm our financial results. Our business interruption insurance may not adequately compensate us for the losses that may occur.

          If systems maintained by us or third parties malfunction, our members, non-member customers, strategic partners or other third parties may seek recourse against us. We could incur significant legal expenses defending these claims, even those that we may believe to be without merit. An adverse resolution of any lawsuits or claims against us could result in our obligation to pay substantial damages and could have a material adverse effect on our financial condition or results of operations.

          Because our members connect to our marketplace via the Internet, we are vulnerable to problems associated with the Internet, including problems associated with specific Internet service providers. In the past, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages or delays in the future. Repeated Internet-related problems could cause loss of revenue and negatively affect member confidence in our system.

If our security measures are breached and unauthorized access is obtained to our system, institutional investors may become hesitant to use, or reduce or stop their use of, our trading marketplace, which would adversely affect our operating results.

          Our electronic trading platform involves the storage and transmission of our members' proprietary information. The secure transmission of confidential information over the Internet and other networks is a critical element of our operations. Security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to trading or other confidential information, our reputation could be damaged resulting in significant liability and loss of confidence in our marketplace. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual, threatened or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and could cause our members and non-member customers to reduce or stop their use of our electronic trading platform. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that those measures will be sufficient.

          Any unauthorized use or disclosure of our members' trading information could result in legal liability and loss of member confidence in our marketplace. In addition, regardless of whether there is any unauthorized use or disclosure of member information, if members believe that the design of our system does not address particular security issues, they could reduce trading in our marketplace, which would adversely affect our operating results.

We may be unable to protect our intellectual property, which could make it easier for competitors to replicate our products, or we may be prevented from using intellectual property necessary for our business.

          Our business relies in part on proprietary technology and other intellectual property that we own or license from third parties. We cannot guarantee that any steps we take to protect against infringement and misappropriation of our intellectual property by third parties will be effective. Furthermore, because legal standards relating to the validity, enforceability and scope of proprietary rights in technology businesses are uncertain and still evolving, we cannot predict the future viability or value of our proprietary rights and those of other companies within our industry. In addition, third parties in non-U.S. jurisdictions could acquire patents covering intellectual property for which we obtain patents in the United States, or equivalent intellectual property. Third parties in other jurisdictions might also misappropriate our intellectual property rights with impunity if intellectual property laws are not actively enforced in those jurisdictions.

          In addition, we are subject to the risk of unknowingly infringing on the intellectual property rights of a third party. For example, there has been a proliferation of so-called "business method patents" applicable to the technology and financial services industries. There has also been a substantial increase in the number of such patent applications filed. Under current law, U.S. patent applications remain secret for 18 months and may, depending upon where else such applications are filed, remain secret until a patent is issued. In light of these factors, it may not be practicable to determine in advance whether our products or services may infringe the present or future patent rights of others. If one or more of our products were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services or to redesign the products or services in such a way as to avoid infringing those patents. If a third party were to bring a claim against us, regardless of the merits of the third-party claim, we would need to bear the expense and uncertainty of litigation.

          We have received a patent in the United States on our process for automatically retrieving order data from our members' order management systems and order execution systems, or OMSs. As discussed in "Business — Legal and administrative proceedings," we have filed lawsuits against two parties, ITG and Pulse Trading, whom we believe have operated in breach of our patent. If we are unsuccessful in this litigation, it may become easier for other parties to compete with us using our model.

As we expand our users and product offerings, failure to expand our system capacity could adversely affect our business.

          As we expand our users and product offerings, we must expand our system capacity. If our systems are unable to handle increased system usage and expanded system functionality, we could incur financial loss, liability to users, regulatory intervention or damage to our reputation. System failures or errors could lead users to file formal complaints with industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us, trade less frequently or cease doing business with us.

Our current credit agreement contains restrictive covenants which may limit our working capital and corporate activities while the agreement is in place.

          We recently entered into a credit agreement with JPMorgan Chase Bank, N.A. To date, we have not borrowed any amounts under this credit agreement; however, the agreement imposes certain operating and financial restrictions on us, including restrictions which may limit our ability to:

  •
  merge, acquire or dispose of assets;

  •
  incur liens, indebtedness or contingent obligations;

  •
  pay dividends and other distributions; and

  •
  enter into certain lines of business.

          Accordingly, in order to engage in various corporate activities we may need the permission of our lenders, whose interests are different from, and may be counter to, those of our stockholders. We may not be able to obtain our lenders' permission to engage in such activities. If we do not obtain the permission of our lenders, we may be prevented from effecting corporate transactions and/or from expanding or properly managing our business.

          This credit facility includes several events of default, including:

  •
  non-payment of principal or interest when due;

  •
  certain bankruptcy events;

  •
  covenant or representation breaches;

  •
  default on other material indebtedness by us or any subsidiary;

  •
  the entering of a judgment against us or any subsidiary;

  •
  certain change of control events; or

  •
  if Seth Merrin and his controlled affiliates cease to (i) own 35% of the voting power for the election of our directors or (ii) beneficially own 35% of the number of shares of our common stock these parties owned on April 30, 2008.

We face risks associated with currency exchange rate fluctuations.

          As we expand our international operations, more of our members and non-member customers pay us in foreign currencies. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. We currently are not a party to any hedging strategies or arrangements designed to mitigate this risk and our exposure to foreign exchange rate fluctuations.

Risks relating to future growth

Our business will be adversely affected if we fail to realize the benefits of our growth strategy.

          The continued success of our business depends, in part, on our ability to achieve our strategic goals, which include expanding trading opportunities in U.S. equity securities, growing our liquidity pool, deploying our products globally and developing and introducing innovative new products. In achieving these strategic goals, however, we face a number of significant challenges, including the following:

  •
  Adverse market conditions and economic events may negatively affect our growth strategy.

  •
  The adoption of our new products and services, including Liquidnet H2O, our electronic trading desk and Supernatural orders, by our existing and future members may not be as rapid as we anticipate.

  •
  We may fail to achieve our anticipated growth in new members outside of the United States, which would affect our ability to increase our natural liquidity pool.

  •
  We may fail to maintain or grow the liquidity provided by our SLPs.

  •
  We may fail to attract liquidity from program and transition traders.

  •
  We may fail to successfully deploy new products globally because of technical, regulatory and other constraints.

  •
  As we add new members, including more of the top-100 global commission generating clients, our universe of prospective members will decrease. In many cases, the firms that have not become members are firms that have technical or other impediments preventing them from doing so.

  •
  We must expend significant time and resources in developing new products and enhancing our existing products.

  •
  We may fail to manage the growth in our operations as we expand internationally.

          If we do not overcome these challenges on a consistent, sustained basis, we will be unable to achieve our strategic goals, which may have an adverse effect on our business.

We are subject to special business challenges outside the United States that could adversely affect our global growth.

          Global expansion is an important component of our future growth plans. We plan to continue our expansion into new countries and introduce new products globally. There are certain risks inherent in conducting business in international markets, particularly in the financial services industry, which is heavily regulated in many jurisdictions outside the United States. These risks include:

  •
  less developed technological infrastructures, or our inability to successfully adapt our proprietary software and technology for use in other markets, could result in lower user acceptance of our services or users having difficulty accessing our trading marketplace;

  •
  difficulty in obtaining and maintaining the necessary regulatory approvals for planned expansion and the possibility that any approvals that are obtained could impose restrictions on the operation of our business;

  •
  the inability to manage and coordinate the various regulatory requirements of multiple jurisdictions that are constantly evolving and subject to unexpected change;

  •
  difficulties in staffing and managing foreign operations;

  •
  fluctuations in exchange rates;

  •
  cultural impediments to user acceptance and adoption of our marketplace;

  •
  reduced or no protection for intellectual property rights;

  •
  seasonal reductions in business activity; and

  •
  potential adverse tax consequences.

          Our inability to manage these risks effectively could adversely affect our business and limit our ability to expand international operations, which could have a material adverse effect on our business, operating results and financial condition.

We might be unable to manage growth, which could harm our business.

          Continued growth in our operations could place a significant strain on our managerial, operational, and financial resources. To manage expected growth, we must implement managerial controls and procedures and operational and financial systems. Our success depends on our ability to expand, train, and manage our workforce. We expect that the number of our employees will continue to grow for the foreseeable future. We will need to integrate these employees into our workforce successfully. In addition, as our workforce grows, it may become more difficult to efficiently manage our employees. We might not make adequate allowances for the costs and risks associated with this expansion. Our systems, procedures or controls might not be adequate to support operations, and our management might be unable to successfully offer and expand our services. In addition, the expansion of our international operations involves additional challenges that we may not be able to meet, such as the difficulty in effectively managing and staffing these operations and complying with the increased regulatory requirements associated with operating in new jurisdictions. If we are unable to manage our growth effectively, our business, operating results and financial condition could be materially adversely affected.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

          A critical contributor to our success has been our corporate culture, which we believe fosters innovation, creativity and teamwork. As our organization grows, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success.

We might be unable to obtain additional financing, which could adversely affect our ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products, or otherwise respond to competitive pressures.

          Our business is dependent upon the availability of adequate capital to meet member and regulatory requirements. We might in the future need to raise additional funds to, among other things:

  •
  support more rapid growth of our business;

  •
  develop new or enhanced services and products;

  •
  respond to competitive pressures;

  •
  acquire companies, intellectual property or technologies;

  •
  increase the regulatory net capital necessary to support operations or respond to future regulatory capital requirements; and

  •
  respond to requests from our members with respect to our capital levels.

          We might be unable to obtain additional financing, if needed, on terms acceptable to us, if at all. Future capital raisings could involve potentially dilutive issuances of our equity securities or the incurrence of debt, either of which could harm our financial condition. Existing investors have no obligation to make further investments. If sufficient funds are not available or are not available on terms acceptable to us, our ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited. These limitations could have a material adverse effect on our business, operating results and financial condition.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

          We have evaluated in the past and may evaluate in the future, potential strategic transactions. For example, in 2007 we acquired Miletus Trading, LLC. Any future transactions could be material to our financial condition and operating results. The process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. The areas where we may face risks include:

  •
  the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies;

  •
  diversion of management time and focus from operating our business to acquisition integration challenges;

  •
  cultural challenges associated with integrating employees from the acquired company into our organization;

  •
  addressing new risks specific to an acquired company;

  •
  retaining employees from the businesses we acquire; and

  •
  the need to integrate each company's accounting, reporting, management information, human resource and other administrative systems to permit effective management.

          Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, the anticipated benefit of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, transaction expenses or amortization expenses of intangible assets, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

Risks relating to third-party dependencies

We are dependent on our major members.

          For the year ended December 31, 2007, on a consolidated basis, our top ten members collectively accounted for approximately 24% of our U.S. equity securities trading volume. We have no long-term contracts with our members and our members have no contractual obligation to trade in our marketplace. If we were to lose one or more of these significant members for any reason and not be compensated for such loss by doing additional business with other members or by adding new members, our revenues could decline significantly and our business, financial condition and results of operations could suffer. In addition, total liquidity in our marketplace could be reduced, resulting in fewer potential trading opportunities for other marketplace participants. This could have a material adverse effect on our revenues and results of operations.

Our streaming liquidity partners may cease or limit the extent to which they route order flow to our marketplace, which could hamper our growth, decrease trading volumes and adversely impact our revenues and operating results.

          Our ability to provide additional liquidity to our members and non-member customers through Liquidnet H2O depends on our relationships with our SLPs that route orders directly to our marketplace for our members and non-member customers to execute against. Our SLPs are broker-dealers, including some of the underwriters of this offering, and marketplaces, all of which are also our competitors. A number of our broker-dealer SLPs operate their own liquidity pools and are in some instances pursuing initiatives to link their pools. In addition, these SLPs currently trade equity securities by means other than through Liquidnet H2O, and we expect them to continue to do so in the future. Our SLPs buy and sell equity securities through their own internal block trading desks and electronic trading desks, as well as through other agency-only institutional brokers and industry-owned consortia. Accordingly, the primary commitments of these SLPs may be to one of our competitors. Our SLPs are not contractually obligated to route any order flow to us. If our existing SLPs cease or limit the extent to which they route order flow to our marketplace, or we fail to attract new SLPs to our marketplace, our growth could be hampered, or trading volumes could decrease, adversely impacting our revenues and operating results.

Underwriters of this offering may pursue initiatives that compete with us in new and different ways.

          In addition to being our direct competitors, the underwriters of this offering (other than Liquidnet, Inc.) may pursue new products or other initiatives, or make investments in or agreements with other businesses, that directly or indirectly compete with us. For example, Goldman Sachs, together with Morgan Stanley and UBS, recently announced their intention to link their internal liquidity pools so that algorithmic trading orders received by each firm are exposed to liquidity within all three firms' pools. These initiatives may also include, either individually or collectively, organizing or investing in a separate company similar to us for the purpose of competing with us or pursuing corporate opportunities that might be attractive to us. Consortia owned by affiliates of certain of the underwriters, such as BIDS Trading, have developed electronic trading networks or have announced their intention to explore the development of electronic trading networks. These competing trading platforms may offer some features that we do not currently offer. If a competing trading platform were able to offer a superior trade execution service to our members, this could adversely affect our growth, revenues and profitability.

Counterparty defaults could adversely affect our financial condition and operating results.

          We are exposed to counterparty credit risk on trades executed by our members, non-member customers and SLPs. These parties could default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Volatile securities and credit markets increase our exposure to the credit profiles of our members and non-member customers, which could adversely affect our financial condition and operating results. If a counterparty defaults on a trade, we could be at risk for the difference between the execution price on the original trade and the price at which we or our clearing firm closes out the position to complete trade settlement with the counterparty on the other side of the trade. In 2007, we did not have any credit losses resulting from counterparty default.

We are dependent on third-party vendors.

          We depend on a number of third-party vendors. In particular, we rely on third-party OMSs with whom we contract to develop and support reliable interfaces between our system and their respective OMSs. If an OMS vendor fails to perform its support obligations for a particular interface or our members consider a particular interface to be unreliable, these members could reduce or cease their trading on our marketplace. We are required to periodically renew our agreements with the OMS vendors; if we are unable to extend the term of an existing agreement, we may need to provide an alternate interface to the member not supported by the OMS vendor. Members could object to this unsupported interface, resulting in reduced trading in our marketplace. The percentage of institutions using OMSs is higher in the United States than in other regions. Our growth opportunity is dependent on increased usage of OMSs by institutions, particularly in regions outside the United States.

          We license software from third parties, some of which is integral to our system and business. Continued access to licensed software on favorable contract terms is important to our operations.

          We also are dependent on various technology vendors for the proper operation of our business. Third-party vendors provide hosting and connectivity services for our systems globally. If any of these vendors fail to provide proper support, this could result in system down-time and member frustration. We also are dependent on market data providers providing timely and accurate market data to our members. If these market data providers fail to provide timely and accurate market data, our members might no longer rely on our system and could cease or reduce their participation in our marketplace.

We are dependent on our clearing agents, including J.P. Morgan Clearing Corp., and any failures by them or other clearing agents we may use in the future, or difficulties in our relationships with our clearing agents could materially harm our business.

          We are dependent on our clearing firms and partners globally for clearance and settlement of transactions executed in our marketplace. Our current clearing agreements, and any other clearing agreements we may enter into in the future, may be terminated by either party upon prior written notice. Termination of our relationships with any of our current or future clearing firms could require us to suspend our business for a period of time as we seek to establish alternative clearing relationships, which could have a material adverse effect on our business. Moreover, we have agreed to indemnify and hold harmless our clearing firms from certain liabilities or claims, including claims arising from the transactions of our members and non-member customers, and may incur significant costs as a result. Also, if our members lack confidence in our clearing firms' ability to settle trades executed in our marketplace, our members could stop or significantly reduce their trading through our marketplace.

          In Hong Kong and Japan, where we act as a self-clearing broker, we also are reliant on third-party clearing agents that facilitate our clearance and settlement of trades. If we or our agents fail to properly settle transactions in these jurisdictions, we could be subject to legal liability. In addition, members could stop or significantly reduce their trading through our marketplace, which could adversely affect our business and operating results.

          Currently, all transactions in U.S. and European securities and certain transactions in Canadian and Asian securities executed by our members are cleared on a fully-disclosed basis by J.P. Morgan Clearing Corp., which we refer to as "JPM Clearing." JPM Clearing acquired the clearing business of Bear, Stearns Securities Corp. on May 30, 2008 and is in the process of integrating the Bear, Stearns clearing business. The integration process resulting from the merger could result in the loss of key employees, the disruption of JPM Clearing's businesses or inconsistencies in standards, controls, procedures and policies that adversely affect JPM Clearing's ability to maintain relationships with clients, customers, depositors and employees. In addition, JPMorgan Chase & Co., as the owner of JPM Clearing, could elect for strategic or other reasons to discontinue providing clearing services to us at any time with the appropriate notice. If such events occurred, they could have a material adverse effect on our business.

Challenges by domestic and international taxation authorities could result in us being required to pay additional taxes.

          We are subject to income taxes and other taxes in both the United States and the foreign jurisdictions in which we currently operate. We are also subject to review and audit by both domestic and foreign taxation authorities. The determination of our worldwide provision for income and other taxes and current and deferred tax assets and liabilities requires judgment and estimation. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. The ultimate tax outcome may materially differ from the tax amounts recorded in our consolidated financial statements.

Risks relating to management and employees

The loss of Seth Merrin or another key member of our management team could prevent us from executing our business strategy effectively.

          Our future success depends in large part upon our management team. In particular, we are highly dependent on the continued services of our CEO and founder, Seth Merrin, and other executive officers who possess extensive financial markets knowledge and management skills. Should Seth Merrin, or any other key executive officer, leave or otherwise become unavailable to render services to us, we might not manage and grow our operations effectively, enter new markets or develop new products. We maintain a "key person" life insurance policy on Seth Merrin, but the proceeds of this policy would not adequately compensate for his loss.

Our business could be harmed if we cannot hire and retain highly qualified personnel.

          Our current and future performance depends on our ability to attract and retain highly qualified technology, sales, managerial and other personnel. These people are in great demand, creating intense competition for these employees. Competition for qualified personnel may lead to increased operational costs. Our business could be harmed if we do not succeed in retaining our personnel or attracting new employees.

Employee misconduct or error could harm us by impairing our ability to attract and retain members and subjecting us to significant legal liability and reputational harm; moreover, this type of misconduct is difficult to detect and deter and error is difficult to prevent.

          Employee misconduct or error could subject us to financial losses or regulatory sanctions and could seriously harm our reputation and negatively affect our business. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Misconduct by our employees could include hiding unauthorized activities, improper or unauthorized activities on behalf of members, improper use of confidential information or breach of regulatory requirements. Employee misconduct could lead to legal liability, trading losses, reputational damage and loss of member confidence.

Risks relating to regulation

Our business is subject to increasingly extensive government and other regulation that could adversely affect our business.

          The financial services industry is extensively regulated by many governmental, regulatory and self-regulatory organizations, including, in the United States, the U.S. Securities and Exchange Commission, or the SEC, and the Financial Industry Regulatory Authority, or FINRA, and various other regulatory bodies outside the United States, including the U.K. Financial Services Authority, or the FSA, the Japan Financial Services Agency, the Hong Kong Securities and Futures Commission, the Australian Securities and Investments Commission and the Ontario Securities Commission and other provincial securities commissions in Canada. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. These regulatory bodies have broad powers to promulgate, interpret, investigate and sanction non-compliance with their laws, rules and regulations.

          Most aspects of our broker-dealer subsidiaries are highly regulated, including:

  •
  the operation of our trading systems;

  •
  the way we deal with members and non-member customers;

  •
  capital requirements;

  •
  financial and regulatory reporting practices;

  •
  required record-keeping and record-retention procedures;

  •
  compliance with trading and market practices, such as trade reporting, short sale and trade through restrictions and stamp tax payment and collection obligations;

  •
  the licensing of our employees; and

  •
  the conduct of our directors, officers, employees and affiliates.

          We cannot assure you that we and our directors, officers and employees will be able to comply fully with these laws, rules or regulations. If we fail to comply with any of these laws, rules or regulations, we could be subject to censure, fines, cease-and-desist orders, suspension of business, suspensions of personnel or other sanctions, including revocation of registration as a securities dealer in the United States and other jurisdictions.

          Changes in laws or regulations or in governmental policies could have a material adverse effect on our business, financial condition and results of operations. The financial services industry has been and is subject to continuous regulatory changes and may become subject to new regulations or changes in the interpretation or enforcement of existing regulations, which could require us to incur significant compliance costs or cause the development of affected markets and products to become impractical. In 2005 the SEC adopted Regulation NMS, which imposed trade-through and other restrictions on market participants, including us. The SEC continually monitors the operation of the U.S. equity securities markets and could implement further rule changes in the future that could affect our marketplace. In Europe, the November 2007 implementation of the Markets in Financial Instruments Directive in Europe, which we refer to as the MiFID, involved wide-ranging changes to European financial services regulation. In addition, as we expand our business into new geographic markets, we become subject to additional laws, rules or regulations. Changes in regulations specifically applicable to our members and partners also could adversely affect our business. Future legislation or regulation in existing and future markets, and uncertainties resulting from the possibility of legislation or regulation, could adversely impact our business and operations.

Global regulations specifically applicable to trading systems could affect our ability to grow our business.

          In many of the markets in which we operate, we are subject to regulations that specifically apply to operators of trading systems. For example, our U.S. broker-dealer subsidiary is subject to Regulation ATS. Under Regulation ATS, if our negotiation system executes 20% or more of the aggregate market volume in a security for four of the preceding six calendar months, we must provide fair access to our system for trading in that security during the following calendar month. Liquidnet H2O is subject to a similar restriction at a 5% threshold. If our market share continues to grow such that we exceed these volume thresholds, these restrictions could adversely affect our opportunity to grow our business.

          Certain markets have rules, sometimes referred to as "concentration rules," which make off-exchange trading difficult. In Australia, for example, trades for less than $1 million Australian generally cannot be executed without exposing both sides of the trade to participants of the Australian Stock Exchange who can substitute themselves in place of the existing parties to the trade. Concentration rules could adversely affect our growth by preventing or delaying our entry to new markets or impeding our growth opportunity in existing markets.

          Global regulations specifically applicable to trading systems also could hinder or delay our ability to introduce new products.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

          As a participant in the financial services industry, we are subject to laws and regulations, including the Patriot Act of 2001, which require us to know our customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results.

Risks relating to this offering

The concentration of our capital stock ownership with our executive officers, employees, and our directors and their affiliates will limit your ability to influence corporate matters.

          After our offering, our Class B common stock will have ten votes per share and our Class A common stock, which is the stock the selling stockholders are selling in this offering, will have one vote per share. We anticipate that our Chief Executive Officer and founder, Seth Merrin, and our other executive officers, directors (and their affiliates) and employees will together own approximately       % of our Class B common stock, representing approximately       % of the voting power of our outstanding capital stock. In particular, following this offering, Seth Merrin will control approximately       % of our outstanding Class B common stock, representing approximately       % of the voting power of our outstanding capital stock. Seth Merrin will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual class structure, Seth Merrin and our other executive officers, directors and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own less than 50% of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may be caused to take actions that our Class A common stockholders do not view as beneficial. This could adversely affect the market price of our Class A common stock.

There is no established trading market for our Class A common stock, and any market for our Class A common stock that develops may be highly volatile; you might not be able to sell your shares at or above the initial public offering price.

          Prior to this offering, you could not buy or sell our common stock publicly. We intend to apply to list our Class A common stock on the             . However, an active public market for our Class A common stock may not develop or be sustained after this offering. If you purchase shares of our Class A common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined through negotiation between us and representatives of the underwriters, and may not be indicative of the market price for our Class A common stock after this offering. You may not be able to sell your shares of our Class A common stock above the initial offering price, or at all.

          The price at which our Class A common stock will trade after this offering may be volatile due to a number of factors, including:

  •
  actual or anticipated fluctuations in our quarterly or annual results of operations;

  •
  investors' perceptions of the prospects of our business and more broadly, the financial services industry;

  •
  changes in, or our failure to meet, market expectations;

  •
  our success or failure in implementing our growth plans;

  •
  changes in market valuations of companies viewed as similar to us;

  •
  technological innovations;

  •
  adverse resolution of new or pending litigation against us;

  •
  changes in governmental regulations;

  •
  additions or changes in key personnel;

  •
  depth of the trading market in our common stock;

  •
  future sales of our Class A common stock;

  •
  the granting, vesting or exercise of employee restricted stock and stock options;

  •
  announcements by our competitors of significant business initiatives, acquisitions, strategic partnerships or divestitures;

  •
  increased competition; and

  •
  general market conditions.

          In addition, equity securities markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to our business or operating performance. These broad market fluctuations may result in a material decline in the market price of our Class A common stock and you might not be able to sell your shares of common stock at prices you deem acceptable.

          In the past, following periods of volatility in the equity securities markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against us, could result in substantial cost and the diversion of management attention.

We have never operated as a public company and the obligations incident to being a public company will require additional expenditures of both time and resources.

          Prior to the consummation of this offering, we have never operated as a public company, and we expect that the obligations of being a public company, including substantial public reporting, auditing and investor relations obligations, will require significant additional expenditures, place additional demands on our management and require the hiring of additional personnel. These obligations will increase our operating expenses and could divert our management's attention from our operations. The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and the SEC rules and regulations implementing Sarbanes-Oxley, as well as various             rules, will require us to implement additional corporate governance practices and may require further changes. These new rules and regulations will increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We might need to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified members of our management team.

          Sarbanes-Oxley requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. In the event that we are not able to demonstrate compliance with Section 404 of Sarbanes-Oxley in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or              and investors may lose confidence in our operating results and our stock price could decline. Furthermore, if we or our independent registered public accounting firm are unable to determine that our internal control over financial reporting is effective and in compliance with Section 404, we may be subject to sanctions or investigations by regulatory authorities such as the SEC or             and we could

lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our business and on the price of our Class A common stock. Our compliance with Section 404 will require that we expend significant management time on compliance-related issues.

Provisions of our amended and restated certificate of incorporation and amended and restated by-laws, agreements to which we are a party and regulations to which we are subject and Delaware law could delay or prevent a change in control of our company and entrench current management.

          Our amended and restated certificate of incorporation and our amended and restated by-laws, which will become effective simultaneously with the closing of this offering, may be deemed to have an anti-takeover effect and may delay, deter or prevent a change of control of our company, such as a tender offer or takeover proposal that might result in a premium over the market price for our common stock. In addition, certain of these provisions make it more difficult to bring about a change in the composition of our board of directors, which could result in entrenchment of current management. For example, our amended and restated certificate of incorporation and our amended and restated by-laws will:

  •
  provide for a dual class common stock structure;

  •
  provide for a classified board of directors with staggered terms;

  •
  not permit stockholders to call special meetings;

  •
  require certain advance notice for director nominations and other actions to be taken at annual meetings of stockholders;

  •
  require supermajority stockholder approval with respect to extraordinary transactions such as mergers and certain amendments to our certificate of incorporation and by-laws (including in respect of the provisions set forth above); and

  •
  authorize the issuance of "blank check" preferred stock by our board of directors without stockholder approval, which could discourage a takeover attempt.

          Our broker-dealer subsidiaries are heavily regulated and some of our regulators require that they approve transactions that could result in a change of control, as defined by the then-applicable rules of our regulators. The requirement that this approval be obtained may prevent or delay transactions that would result in a change of control.

          As a Delaware corporation, we are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock, or was the owner of 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time our common stock is listed on the             . The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

          The foregoing factors, as well as the significant voting power held by the Class B common stockholders, including Seth Merrin and his affiliates, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our Class A common stock. As a result, these provisions could reduce the market value of our Class A common stock. See "Description of Capital Stock — Anti-Takeover Effects of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws."

If you purchase shares of Class A common stock sold in this offering, you will experience immediate and substantial dilution.

          The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock immediately after this offering. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate and substantial dilution of $             per share (assuming the common stock is offered at $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus) because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the shares you acquire based on the pro forma net tangible book value per share of our Class A common stock as of September 30, 2008. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You will experience additional dilution upon the exercise or vesting of stock options and other equity awards, whether currently outstanding or subsequently granted, by employees, directors or consultants to purchase common stock under our equity incentive plans. At September 30, 2008, we had outstanding stock options to purchase an aggregate of 23,984,550 shares of our Class B common stock at a weighted average exercise price of $7.56 per share. At September 30, 2008, we had outstanding restricted stock awards to acquire 3,075,732 shares of our Class B common stock at a weighted average grant date fair value of $14.06 per share. For a more detailed description, see "Dilution."

Our share price may decline due to the large number of shares eligible for future sale.

          Following this offering, if our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our Class A common stock could decline. These sales also might make it more difficult for us to raise equity capital in the future at a time and price that we deem appropriate.

          Upon completion of this offering, we will have outstanding an aggregate of              shares of our common stock, assuming no exercise of outstanding options. Of these shares, all              shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition,             other shares will be eligible for sale in the public market, subject to volume limits and manner of sale requirements in the case of shares held by affiliates, upon the expiration of the lock-up arrangements described below. Furthermore, we intend to file shortly after this offering, a registration statement on Form S-8 under the Securities Act covering all of the shares of Class A common stock which the Class B common stock underlying the options outstanding, restricted stock awards or reserved for issuance under our existing plans, is convertible into. None of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements (as described below) to which they are subject.

          We have granted to the holders of an aggregate of approximately              shares of our Class B common stock the right, exercisable 180 days after the date of the effectiveness of the registration statement of which this prospectus is a part, to require us to register the sale of their shares and the right to include their shares in public offerings we undertake in the future. After this offering, we intend to register all shares of our Class A common stock that we may issue under our 2008 Omnibus Incentive Compensation Plan and all shares of our Class A common stock issuable in conversions upon our Class B common stock issued under our stock options and our restricted stock compensation plan. Once we register these shares, upon issuance they may be freely sold in the public market, subject to the lock-up agreements described below and in "Underwriting."

          We and our stockholders, including our directors and executive officers, have agreed not to sell common stock during the 180-day period after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, on behalf of the underwriters. However, this lock-up is subject to several exceptions, and the lead underwriters in their sole discretion may release any of the securities subject to the lock-up at any time without notice.

We have not determined whether we will pay dividends in the future.

          We have paid dividends in the past, but not on a regular basis. We have not determined whether we will pay dividends in the future. As a result, investors must be prepared to rely on sales of their Class A common stock after price appreciation to earn an investment return, which may never occur. Any future dividends will be subject to our future earnings and capital requirements, restrictions imposed by our credit agreement and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Investors may receive the full number of shares subject to their conditional offers, so potential investors should not submit conditional offers for more shares than they are prepared to purchase.

          Because we, in consultation with our underwriters, will exercise sole discretion in allocating shares to investors, you may be allocated all or almost all of the shares for which you submit conditional offers. Therefore, we caution investors against submitting a conditional offer that does not accurately represent the number of shares of our Class A common stock that they are willing and prepared to purchase. For a more detailed description, see "Offering Process."

Submitting a conditional offer does not guarantee an allocation of shares of our Class A common stock, even if an investor submits a conditional offer at or above the initial public offering price.

          The allocations will be made in our sole discretion, in consultation with our underwriters, so no investor is guaranteed an allocation, no matter what conditional offer it submits. In addition, our underwriters may require that investors confirm their conditional offers to participate in the offering. If an investor is requested to confirm a conditional offer and fails to do so within the permitted time period, that conditional offer will be deemed to have been withdrawn and will not receive an allocation of shares even if the conditional offer is at or above the initial public offering price.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of the federal securities laws of the United States. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

          Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

          Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, or SEC, we undertake no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our Class A common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results, and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

USE OF PROCEEDS

          All of the shares of our Class A common stock offered by this prospectus are being sold by the selling stockholders, including members of senior management and our board of directors. For information about the selling stockholders, see "Principal and Selling Stockholders." We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling stockholders; however, discounts and commissions of $              million will be paid by the selling stockholders to our subsidiary, Liquidnet, Inc., as an underwriter of this offering.

DIVIDEND POLICY

          We have paid dividends in the past, including the following:

  •
  on October 27, 2005, we declared a dividend of $0.14 per share of our common stock, which we paid to the holders of our common stock on January 31, 2006;

  •
  on January 25, 2006, we declared a dividend of $0.09 per share of our common stock, which we paid to the holders of our common stock on April 30, 2006;

  •
  on April 25, 2006, we declared a dividend of $0.10 per share of our common stock, which we paid to the holders of our common stock on July 31, 2006;

  •
  on September 19, 2006, we declared a dividend of $0.09 per share of our common stock, which we paid to the holders of our common stock on October 31, 2006;

  •
  on December 7, 2006, we declared a dividend of $0.09 per share of our common stock, which we paid to the holders of our common stock on January 31, 2007; and

  •
  on April 30, 2008, we declared a dividend of $0.31 per share of our common stock, which we paid to the holders of our common stock on May 30, 2008.

          We have not determined whether we will pay dividends in the future. The declaration of any dividends in the future and, if declared, the amount of any such dividend, will be subject to our future earnings and capital requirements, restrictions imposed by our credit agreement and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2008:

  •
  on a historical basis; and

  •
  on a pro forma basis to give effect to (1) the filing of our amended and restated certificate of incorporation, the conversion of each share of our outstanding common stock and preferred stock into an aggregate of             shares of Class B common stock and the conversion of            shares of Class B common stock into shares of Class A common stock on a one-for-one basis, all of which will occur immediately prior to the completion of this offering, and (2) transaction costs to be incurred by us in connection with this offering and discounts and commissions of $             to be paid by the selling stockholders to our subsidiary, Liquidnet, Inc., as an underwriter of this offering, which will be recognized within additional paid-in capital.

          We will not receive any of the proceeds from the sale of shares in this offering.

          This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Summary Historical Consolidated and Pro Forma Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2008
	Historical	Adjustments		Pro Forma
	(unaudited)
(dollars in thousands, except par values)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value, 6,000,000 shares authorized:
Series A-1 1,290,846 shares issued and outstanding on a historical basis; and no shares authorized, issued and outstanding on a pro forma basis	$149,203		$(149,203)		$—
Series A-2 1,290,846 shares issued and outstanding on a historical basis; and no shares authorized, issued and outstanding on a pro forma basis	149,203		(149,203)		—

Total redeemable convertible preferred stock	298,406		(298,406)		—
Stockholders' deficit:
Common stock, $0.00001 par value, 500,000,000 shares authorized, 172,377,420 shares issued and 144,664,026 shares outstanding on a historical basis; no shares authorized, issued and outstanding on a pro forma basis	2		(2)		—
Undesignated preferred stock, $0.00001 par value, no shares authorized, issued and outstanding on a historical basis; and 50,000,000 shares authorized, no shares issued and outstanding on a pro forma basis	—
Class A common stock, $0.00001 par value, no shares authorized, issued and outstanding on a historical basis; 750,000,000 shares authorized and shares issued and outstanding on a pro forma basis	—
Class B common stock, $0.00001 par value, no shares authorized, issued and outstanding on a historical basis; 250,000,000 shares authorized, shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	47,703
Accumulated other comprehensive income	(1,002)		—
Retained earnings	107,395
Treasury stock, 26,714,041 shares, at cost	(178,094)		—

Total stockholders' deficit	(23,996)

Total capitalization	$274,410	$		$

          The above pro forma information excludes the following shares:

  •
  23,984,550 shares of Class B common stock issuable upon the exercise of options outstanding at September 30, 2008, with a weighted average exercise price of $7.56 per share;

  •
  3,075,732 shares of Class B common stock issuable upon the vesting of 999,353 shares of restricted stock and 2,076,379 restricted stock unit awards at September 30, 2008, with a weighted average grant date fair value of $14.06 per share;

  •
  1,677,988 shares of Class B common stock available for future issuance under our stock option plans at September 30, 2008;

  •
  424,268 shares of Class B common stock available for future issuance under our restricted stock plan at September 30, 2008; and

  •
  The exercise of             options immediately prior to the consummation of this offering.

          On the effective date of this offering, we will adopt the 2008 Omnibus Incentive Compensation Plan pursuant to which we will reserve             shares of our Class A common stock for issuance under the plan. Upon adoption of the 2008 Omnibus Incentive Compensation Plan, no additional awards relating to our Class B common stock will be made under our existing stock option or restricted stock plans.

DILUTION

          Our net tangible book value as of September 30, 2008 was $229.9 million or $1.35 per share of common stock after assuming conversion of 2,581,692 shares of preferred stock into 25,816,920 shares of Class B common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the total number of outstanding shares of our Class A and Class B common stock. Except for discounts and commissions to be paid by the selling stockholders to our subsidiary, Liquidnet, Inc., as an underwriter of this offering, of approximately $              million, which will be recorded within additional paid-in capital, our net tangible book value will be unaffected by this offering because this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us.

          The initial public offering price of our Class A common stock, however, is substantially higher than the net tangible book value per share of our Class A common stock immediately after this offering. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate and substantial dilution of $             per share (assuming the Class A common stock is offered at $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus) because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the shares you acquire based on the pro forma net tangible book value per share of our Class A common stock as of September 30, 2008. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You will experience additional dilution upon the exercise or vesting of stock options and other equity awards, whether currently outstanding or subsequently granted, by employees, directors or consultants to purchase common stock under our equity incentive plans. At September 30, 2008, we had outstanding stock options to purchase an aggregate of 23,984,550 shares of our common stock at a weighted average exercise price of $7.56 per share. At September 30, 2008, we had outstanding restricted stock awards to acquire 3,075,732 shares of our common stock at a weighted average grant date fair value of $14.06 per share.

UNAUDITED PRO FORMA STATEMENT OF INCOME INFORMATION

          The unaudited pro forma statement of income information was derived from the application of pro forma adjustments to our consolidated financial statements to give effect to our acquisition of Miletus Trading, LLC, or Miletus, on March 15, 2007.

          The unaudited pro forma statement of income information is based on estimates and assumptions made solely for purposes of developing this pro forma financial information. The unaudited pro forma statement of income information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the pro forma adjustments had occurred as of January 1, 2007, nor is it necessarily indicative of the results of our future operations. The unaudited pro forma statement of income information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

          We acquired Miletus for a purchase price of approximately $38.2 million in cash. This acquisition has allowed us to offer algorithmic trading solutions to our members and non-member customers and has accelerated the development of our Supernatural orders product. The following unaudited pro forma statement of income information for the year ended December 31, 2007 gives pro forma effect to the acquisition of Miletus as if it had occurred on January 1, 2007. The unaudited pro forma statement of income information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Miletus's business.

          The Miletus purchase price has been allocated based on estimates of the fair value of the acquired assets and liabilities. See note 7 to our consolidated financial statements included elsewhere in this prospectus.

          Please see "Summary Unaudited Pro Forma Financial Information" and "Capitalization" included elsewhere in this prospectus for information regarding the pro forma effect of the offering.

Unaudited Pro Forma Statement of Income Information
December 31, 2007

(amounts in thousands, except per share amounts)	Liquidnet Holdings, Inc. Year Ended December 31, 2007 (Historical)	Miletus Trading, LLC January 1 through March 15, 2007	Pro Forma Adjustments for Miletus Acquisition		Pro Forma

Revenues
Commissions	$346,450	$2,393	$—		$348,843

Operating expenses
Cost of revenues	40,225	1,792	797	(a)	42,814
Research and development	36,706	2,989	—		39,695
Sales and marketing	36,264	582	—		36,846
General and administrative	42,049	1,746	—		43,795

Total operating expenses	155,244	7,109	797		163,150

Income (loss) from operations	191,206	(4,716)	(797)		185,693
Interest income and other, net	4,760	15	—		4,775

Income (loss) before provision for income taxes	195,966	(4,701)	(797)		190,468
Provision (benefit) for income taxes	80,951	—	(2,407	)(b)	78,544

Net income (loss)	115,015	(4,701)	1,610		111,924
Net income (loss) attributable to preferred stockholders	17,499	(715)	—		16,784

Net income (loss) attributable to common stockholders	$97,516	$(3,986)	$1,610		$95,140

Pro forma net income per common share:
Basic					$0.66

Diluted					$0.61

Pro forma weighted average shares outstanding:
Basic					143,866

Diluted					155,509

See Notes to Unaudited Pro Forma Statement of Income Information

Notes to Unaudited Pro Forma Statement of Income Information

(a)
This adjustment represents incremental amortization expenses arising from our acquisition of Miletus over historical amounts recorded in our consolidated financial statements, specifically a $3.3 million in increased amortization expenses related to the fair valuation of acquired intangible assets and a related $0.9 million charge in connection with a change in the estimated useful life of a customer relationship intangible asset.

(dollars in thousands)	Miletus Purchase Price Allocation	Estimated Remaining Useful Lives	Amortization Expenses and Related Charge Year Ended December 31, 2007
Intangible assets acquired:
Customer relationships	$1,980	0-36 months	$1,260
Capitalized software	$8,382	18-36 months	2,894

Pro forma expenses			4,154
Historical expenses			3,357

Incremental pro forma amortization expenses and a related charge for the year ended December 31, 2007			$797

(b)
Pro forma provision for income taxes represents our U.S. effective tax rate of 40.2% for the year ended December 31, 2007 applied to the following:

i)
a pro forma income tax benefit on additional amortization expense and a related charge included in Item (a) above;

ii)
a pro forma income tax benefit on the net loss of Miletus for the period January 1, 2007 through March 15, 2007; and

iii)
a pro forma income tax benefit on the tax basis amortization of goodwill, resulting from the acquisition of Miletus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following table presents our selected historical consolidated financial data and should be read in conjunction with our consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

          We have derived the selected historical consolidated financial data as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 from our unaudited consolidated condensed interim financial statements included elsewhere in this prospectus, which include all adjustments, consisting only of normal recurring adjustments, that in our opinion are necessary for a fair presentation of our financial position as of September 30, 2008 and results of operations for the nine months ended September 30, 2008 and 2007. Historical operating and statistical information may not be indicative of our future performance.

          Our historical consolidated financial information (except for the selected statistical data) for the years ended December 31, 2007, 2006 and 2005, has been derived from our audited consolidated financial statements. The consolidated financial information for the years ended December 31, 2004 and 2003 has been derived from our audited consolidated financial statements and our books and records. Our audited consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 appear elsewhere in this prospectus.

Consolidated statements of income data

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
(dollars in thousands, except per share amounts)						(unaudited)
Revenues
Commissions	$346,450	$252,679	$161,807	$103,917	$50,116	$313,698	$243,021

Operating expenses(1)
Cost of revenues	40,225	23,695	18,133	14,566	9,045	42,957	28,791
Research and development	36,706	23,708	16,483	11,281	6,658	40,821	25,876
Sales and marketing	36,264	19,945	12,980	10,168	8,325	32,239	25,143
General and administrative	42,049	23,864	14,296	9,732	5,587	51,039	27,930
Recapitalization stock compensation expense	—	—	73,068	—	—	—	—

Total operating expenses	155,244	91,212	134,960	45,747	29,615	167,056	107,740

Income from operations	191,206	161,467	26,847	58,170	20,501	146,642	135,281
Interest income and other, net	4,760	4,080	1,789	481	132	990	4,293

Income before provision for income taxes	195,966	165,547	28,636	58,651	20,633	147,632	139,574
Provision for income taxes	80,951	68,957	20,368	23,545	4,780	66,011	57,490

Net income	$115,015	$96,590	$8,268	$35,106	$15,853	$81,621	$82,084

Net income per common share:
Basic	$0.68	$0.56	$0.02	$0.22	$0.09	$0.48	$0.48

Diluted	$0.63	$0.52	$0.02	$0.19	$0.08	$0.45	$0.45

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$1,013	$150	$—	$—	$—	$2,097	$672
Research and development	3,530	640	—	—	—	4,602	2,371
Sales and marketing	2,258	398	—	—	—	3,189	1,538
General and administrative	2,774	360	—	—	—	4,703	1,866

	$9,575	$1,548	$—	$—	$—	$14,591	$6,447

          We adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or FAS 123R, on January 1, 2006 prospectively, and generally we were not required to expense option grants in 2003-2005.

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
						(unaudited)
Dividends declared per share of common stock	$—	$0.37	$0.33	$0.17	$—	$0.31	$—

Consolidated balance sheet data

	December 31,					September 30,
	2007	2006	2005	2004	2003	2008
(dollars in thousands)						(unaudited)
Cash and cash equivalents	$198,262	$98,241	$66,378	$32,131	$28,809	$207,922
Investments	$3,100	$23,062	$12,181	$3,550	$3,600	$2,538
Total assets	$291,414	$152,132	$104,408	$50,147	$42,625	$333,758
Total liabilities	$56,392	$43,455	$41,067	$12,828	$9,883	$59,348
Redeemable convertible preferred stock	$287,684	$273,984	$260,938	$35,087	$42,705	$298,406
Total stockholders' (deficit)/equity	$(52,662)	$(165,307)	$(197,597)	$2,232	$(9,963)	$(23,996)

           Below are selected statistical data concerning our trading volumes, which are key drivers of our revenues.

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
						(unaudited)
U.S. trading volume (million shares)
Natural negotiation	14,579	11,938	7,873	5,088	2,454	12,439	10,397
Supernatural orders	1,293	50	1	—	—	2,414	818

Total U.S. trading volume	15,872	11,988	7,874	5,088	2,454	14,853	11,215

U.S. trading days	251	251	252	252	252	189	187
U.S. average trading volume per day (million shares)
Natural negotiation	58.1	47.6	31.2	20.2	9.7	65.8	55.6
Supernatural orders	5.1	0.2	—	—	—	12.8	4.4

Total U.S. average trading volume per day	63.2	47.8	31.2	20.2	9.7	78.6	60.0

U.S. trading revenue (thousands)
Natural negotiation	$275,314	$230,018	$152,067	$99,224	$48,171	$231,291	$197,663
Supernatural orders	18,570	952	28	—	—	33,515	11,465

Total U.S. trading revenue(1)	$293,884	$230,970	$152,095	$99,224	$48,171	$264,806	$209,128

U.S. average net revenue per share (cents per share)
Natural negotiation	1.89	1.93	1.93	1.95	1.96	1.86	1.90
Supernatural orders	1.44	1.92	2.00	—	—	1.39	1.40
Total U.S. average net revenue per share	1.85	1.93	1.93	1.95	1.96	1.78	1.86
International traded principal value (thousands)	$70,168,961	$27,422,983	$12,182,534	$5,252,293	$1,924,958	$70,410,259	$44,239,887
International trading revenue(1) (thousands)	$52,566	$21,709	$9,712	$4,693	$1,944	$48,892	$33,893
International average net revenue per traded principal (basis points)(2)	7.5	7.9	8.0	8.9	10.1	6.9	7.7

(1)
For the years ended December 31, 2007, 2006 and 2005, these amounts were derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

(2)
This represents international trading revenues divided by international traded principal value in basis points. A basis point is one-hundredth of one percent.

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[LETTERHEAD FOR LIQUIDNET]

LETTER TO PROSPECTIVE INVESTORS

Dear Prospective Investors,	November 13, 2008

          At Liquidnet, we're passionate about the global marketplace we've built for institutional investors. We founded Liquidnet because we knew that building a better, more efficient market would require a new company with an entirely new approach. We've included this letter in our prospectus to help potential investors understand more about how we operate and make decisions. We believe the more transparent we can be about our operating philosophy the better for all investors. With that, let us tell you more about how we run Liquidnet.

          At Liquidnet we are intensely customer focused. Our goal is to create a marketplace where our members are engaged participants. Our marketplace is built on the foundation of mutual trust. Members trust we have created a safe and efficient marketplace for them, and they count on us to maintain it. In turn, we count on our members to contribute to the community protocol. Once established, the community looks to us to enforce the protocols. We don't take this responsibility lightly. We are diligent in asking members who don't abide by the protocol to leave, and we strive to treat all of our members equally. Liquidnet members trust us to protect their anonymity as this is central to the operation of our marketplace and the resulting reduction of trading costs for both the members and the individuals for whom they manage money.

          We have eight core values that capture our corporate philosophy. They provide a strong foundation for how we run the company.

  1.
  Maintain an absolute commitment to excellence;

  2.
  Never compromise on honesty or integrity;

  3.
  Be intensely customer-focused; listen, understand, and respond based on the good of the customer and community;

  4.
  Commit to extraordinary teamwork; go above and beyond to achieve our common goals;

  5.
  Be the industry leader in introducing change and innovation; never design or deliver a "me too" product or a product where we don't add value;

  6.
  Continuously improve and grow; never be satisfied with where we are as an individual or company;

  7.
  Take ownership of and personal responsibility for achieving our common goals; and

  8.
  Commit to attract, recruit and retain colleagues who perform at the highest level and further advance our standards of excellence and innovation.

Liquidnet Holdings, Inc. 498 Seventh Avenue, 15th Floor New York, NY 10018

          While they are all important, we'd like to highlight the last core value, which explains our commitment to our people. We are very fortunate to attract talented and passionate people from some of the best companies and universities around the world. Yet we know attracting them is just the first step. We work hard to make our new recruits as passionate about this company as those of us who have been here from the start. Bringing in the best people and fully engaging them to be deeply committed for the long term won't happen by accident or without ongoing effort. We spend a lot of time creating, training and disseminating our culture to our employees around the world. We look for people who are passionate about what they do, passionate about Liquidnet, passionate about continuing to learn and improve, and passionate about winning. When a new employee joins Liquidnet we make every effort to make it a defining moment in his or her career. Once they're on board, we are dedicated to their ongoing career development.

          We established LNU, our "university" dedicated to employee education and development. At LNU, employees receive a personal curriculum aimed at helping them learn from recognized management leaders, think more broadly, aim higher and achieve more. We believe that this employee benefit creates a very real competitive advantage for our company. We invest significantly in each employee, and we are convinced that we will receive tremendous returns on that investment. We believe that with the best People, we can develop the best Processes and in turn the best Products (Liquidnet's three Ps). That's the simple version. Those are lofty goals and easy to put on paper. Implementation is the key, and this is what we work on every single day.

          At Liquidnet, we pursue a virtuous circle of pleasing our many constituents. Our employees are the key to our long-term success. For this reason, every employee receives equity-based incentives. We believe if our employees are engaged and happy at work, they will do a better job innovating new trading services for our members. If our members are happy, we believe they will participate more fully in the Liquidnet community. The more positive interactions our members have with our network, the greater the value of that network, both to the members and to our investors, many of whom are employees. And the circle continues with all parties aligned and incented to help the community grow and thrive.

          Our strong community is just one way we differentiate ourselves, but there are a few more things we'd like to highlight. One very important element you should understand before you invest is our overriding commitment to building our business for the long term. We know that from time-to-time public companies are challenged to choose between strategies favoring either long- or short-term financial results. Our choice is clear: we will strive to consistently make decisions supporting our long-term strategy. We are investing in and building Liquidnet to be a leader in global trading for decades to come. We fully expect to go through ups and downs and know we will want to maintain the flexibility to prudently invest in our growth regardless of where we are in the cycle, whenever we believe it best for our long-term success.

Liquidnet Holdings, Inc. 498 Seventh Avenue, 15th Floor New York, NY 10018

          Another potential topic of interest to new investors is how to evaluate an investment in our company. We believe those armed with actual data are in the best position to monitor our performance. Trading volume is perhaps the most important element of our revenue model so we intend to disclose in a monthly press release our trading volume in U.S. equities and our principal traded for international equities. When our volume fluctuates, so does our top-line performance. We believe that the long-term trends emerging from such consistently shared information will be the most useful indicators for investors. We will provide this data in place of traditional, more speculative earnings guidance. We're a growing business in a fast-changing industry and market. We believe that predicting market behavior with any meaningful accuracy just isn't possible, and we suspect it would likely be more of a disservice to investors than a helpful guide. So instead, we will share what we know, and will steer away from speculation.

          We founded our company on a unique philosophy, and we successfully created a new, more efficient marketplace for institutional investors. Our innovative culture has been key to the success of our company to date. To drive our company to continue to innovate and build long-term value, it is essential that we preserve the vision of our founders. With this goal in mind, we have adopted the dual-class share structure described in this prospectus. We believe this structure will support our continued commitment to innovation and advance our ability to foster this culture for years to come.

          Finally, we are also passionate about changing the world beyond our marketplace. So, Liquidnet regularly budgets one percent of our trailing revenues to fund our Global Social Engagement initiatives, which are focused on conservation, social awareness and employee volunteerism. Our commitment is made clear through our matching fund program where we match dollar-for-dollar the time and funds donated by our employees. Our signature project over the last few years has been taking a lead role in the building of the Agahozo Shalom Youth Village (ASYV). ASYV is a village that will house, educate, and mentor teenage orphans of the 1994 Rwandan genocide. This project embodies the principles that Liquidnet stands for. We are building a community where there once was none, with the goal of making all members of that community, stronger, happier, healthier and more self-sufficient than they were before. We hope this village pioneers a solution that, if successful, will be the template for others to follow and will lead to a better world for those for whom it serves. We believe the "power of one" can make a difference: one person, one company, one percent of our revenues.

          My goal in writing this letter is to help you understand our corporate philosophy as you consider an investment in Liquidnet. We believe the philosophy and passion behind a company are the true predictors of future success. We think our approach has served us well as a private company, and we believe it can lead us to continued success as a publicly traded company. Should you agree, we invite you to invest in our company, our vision and our opportunity.

Sincerely,

Seth Merrin
Chief Executive Officer

Liquidnet Holdings, Inc. 498 Seventh Avenue, 15th Floor New York, NY 10018

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus. See "Forward Looking Statements."

Overview

          We are an electronic marketplace that we believe is the most efficient venue for institutional investors to trade equity securities worldwide. Our marketplace brings together institutional buyers and sellers of large blocks of equity securities, enabling them to directly and anonymously trade with each other via the Internet on our electronic trading platform. Institutional investors use our marketplace to enhance the quality and speed of trade execution, gain price improvement for their trades, and, ultimately, lower overall trading costs.

          Our community includes:

  •
  Members.  Our members consist of investment managers trading on behalf of mutual funds and other managed accounts, hedge funds and pension and retirement funds. Our members, through our desktop application, have access to our negotiation system, Liquidnet H2O and external markets.

  •
  Non-member customers.  Our non-member customers include institutions that do not meet our specified membership criteria. Our non-member customers do not have access to our desktop application, but can send Supernatural orders to our electronic trading desk for execution in our proprietary execution venues and external markets.

  •
  SLPs.  Our SLPs route orders to buy or sell equity securities to Liquidnet H2O allowing for price-improved executions for our members, non-member customers and the SLPs. SLP order flow diversifies and increases liquidity for our members. We do not pay for the order flow from our SLPs and we do not receive commissions from our SLPs.

          Liquidity sources.    Liquidity is provided to our marketplace by our members, non-member customers and SLPs. Our solution is differentiated by the way it integrates our members' OMSs with our marketplace. With this integration, traders who access our marketplace can have the latent liquidity in their OMS automatically retrieved by our system as trade indications. Our system in turn, delivers trading opportunities back to traders at our member firms, who then anonymously negotiate and trade large blocks through our system with other traders in the community. This integration model has created what we believe is the largest global pool of natural liquidity in the equity securities trading industry. Members also may send certain orders directly to our electronic trading desk. We also gather liquidity through our electronic trading desk from institutions that do not qualify for membership. In addition to our natural pool of liquidity, our SLPs deliver significant additional liquidity through Liquidnet H2O.

          Products.    We currently have two principal product lines that result in the execution of trades and generation of revenue: natural negotiation and Supernatural orders.

  •
  Natural negotiation.  Once a member's trader accesses our system, the trader is notified of any matches via our trading application installed on the trader's desktop. Only the trader and the potential trading counterparty know that a match exists and the two traders can then negotiate with each other through our system. Our desktop application facilitates an electronic negotiation in which the trader inputs a price, may modify the quantity and then sends and receives negotiation messages. The negotiation is completely anonymous, because the identity of the counterparty is not disclosed in the negotiation process or by any other means. The quantity being negotiated by both parties is not disclosed until a price has been agreed upon. If the traders reach agreement, they are then notified of the execution quantity, which is the lower of the two quantities submitted. All negotiated trades are executed in our negotiation system.

  •
  Supernatural orders.  Supernatural orders can be created by members and non-member customers for potential execution in our negotiation system, Liquidnet H2O or in external markets via our suite of proprietary algorithms, designed for different trading strategies. The March 2007 acquisition of Miletus enabled us to accelerate the development of our Supernatural orders product with the technology and intellectual property we acquired. The Miletus acquisition also allows our members to access our liquidity for program and transition trading.

          Our natural negotiation product is currently available for equity securities traded in all markets we serve. Liquidnet H2O, our electronic trading desk and Supernatural orders are currently available globally for trading of equity securities listed in the United States. A component of our strategic growth plan is to launch these products and services for equity securities listed on other global markets.

          We report our operating results in one business segment. Revenues by geography are based on the market region of the underlying equity instrument that is traded and cleared for our members and non-member customers (for example, commission revenues from trades in U.S. equity securities are reported as U.S. revenues regardless of the location of the party trading the equity securities). Revenues by product are based on the commissions earned from natural negotiation and Supernatural order trading activity.

          Our members began trading U.S. equity securities in our negotiation system in 2001. Our members began trading European equity securities in 2002, Canadian equity securities in 2006 and Asian equity securities in 2007. As a result of our strong trading volume growth and our market position, from 2005 to 2007, our revenues grew from $161.8 million to $346.5 million.

Factors affecting our results

          We believe the factors that influence our trading volumes and revenues include the following:

  •
  the number of members in our marketplace;

  •
  the total amount of liquidity within our marketplace from our members' liquidity in the natural liquidity pool, Supernatural orders received from our members and non-member customers and liquidity from our SLPs in Liquidnet H2O;

  •
  the number of shares and principal value of equity securities that are executed in our marketplace;

  •
  our internal fill, total fill and traditional crossing rates for Supernatural orders;

  •
  the commission rates we charge; and

  •
  macro trends in the global equity securities markets that affect institutional equity trading activity.

Key components of our results of operations

Revenues

  Commissions

          We derive our revenues from commissions we receive from members and non-member customers for trades executed in our marketplace.

          We provide services to our customers in the form of agency trades. We charge our customers a commission for trades executed in our system. Commissions are recognized on the date on which the related trade is made. We do not risk our own capital by engaging in proprietary trading or extending margin loans to our customers.

  Commission sharing and similar arrangements

          In the United States, we offer members and non-member customers certain commission sharing and similar arrangements, or CSAs, including our own CSA program, Liquidnet Select, that allows them to use commission credits to pay for certain services, including research from third-party providers. In the United States, the soft dollar safe harbor provision of Section 28(e) of the Securities Exchange Act of 1934 generally provides that a person who exercises investment discretion with respect to an account can use commission dollars to pay for eligible brokerage and research services. In the United Kingdom, the FSA has, with the implementation of Rule 11.6 of the New Conduct of Business Sourcebook, or COBS, encouraged transparency and unbundling of execution costs from research costs, including the use of CSAs. Through CSAs, participating firms gain the flexibility to satisfy best execution while also building a commission pool at Liquidnet that can be used to pay third-party research providers.

          We believe that offering CSAs helps increase our trading volumes. We credit a portion of certain trading commissions into those customers' CSA accounts through our CSA program. We also allow members and non-member customers to pay us incremental commissions, over our standard commission rate, which are credited to the customers' CSA accounts. In the United States, we offer Liquidnet Select program members a credit of 5% of commissions related to natural negotiation trades. For U.S. Supernatural orders, we introduced, in February 2008, a CSA credit of 25% of related commissions for the Liquidnet Select program and 20% of related commissions for third-party soft dollar programs. We also offer certain CSA programs to members in international locations. Commissions are reported net of CSAs.

          The equity securities industry has experienced a long-term downward trend in institutional commission rates that has accelerated in recent years. Although our U.S. equity securities commission schedule has remained constant in recent years, the increase in the number of our customers utilizing our CSA programs has recently had, and will continue to have, an impact on our net revenue rate per share. Largely due to the increased adoption of our CSA program, our net revenue per share for U.S. equity securities declined 4.3% for the nine months ended September 30, 2008 compared to the same period in 2007. We expect our effective net revenue per share for U.S. equity securities to decline further as our customers increasingly utilize our CSA incentive programs, in particular, in connection with our Supernatural orders product. We believe that offering CSAs provides a net benefit to our business, as it helps increase our trading volumes, more than offsetting the expected decline in net revenue per share. In addition, our average net revenue rate per traded principal value for international equity securities has declined 10.4% for the nine months ended September 30, 2008 compared to the same period in 2007, largely driven by a price change for European equity securities in mid 2007 in response to MiFID and industry-wide unbundling of equity trade commission rates.

Operating expenses

  Cost of revenues

          Cost of revenues consists primarily of compensation and related expenses for personnel responsible for member implementation and trade processing, data center related costs and trading related costs. Trading related costs include clearing charges, exchange fees, OMS service provider fees, market data, and administration fees for CSAs. Cost of revenues also includes amortization of capitalized software and purchased technologies, including certain software acquired as part of the Miletus acquisition.

  Research and development

          Technology is a critical component of our business. We must continue to invest significant resources in research and development and technology in order to enhance our existing products and services and introduce new high-quality products and services that provide value to our members. Research and development expenses consist primarily of compensation and related expenses for personnel responsible for research, design and development of new products, as well as improvements to existing products and technologies.

  Sales and marketing

          Sales and marketing expenses consist primarily of compensation and related expenses for personnel engaged in sales, marketing and sales support roles, including costs incurred in connection with seeking out new members and maintaining the relationships with our current community. This expense category also includes promotional and advertising expenses, as well as other related costs.

  General and administrative

          General and administrative expenses consist primarily of compensation and related expenses for personnel in our legal, finance, administration and talent engagement functions. This expense category also includes expenses for related professional services, as well as the cost associated with our Global Social Engagement program, or GSE program. Our current policy is to commit up to one percent of prior year revenues each year to our GSE program, which supports charitable programs.

Compensation expenses

          We allocate compensation expenses, including equity-based compensation expense, to cost of revenues, research and development, sales and marketing, and general and administrative expense categories based on the actual costs associated with each employee. Other expenses associated with the employees, such as occupancy, travel, telecommunications and training, are included in the same expense categories as the corresponding employees. In addition, certain information technology support costs are allocated to expense categories based on the number of employees in the corresponding expense categories.

          Compensation expenses represent a majority of our operating expenses across all of our operating functions and comprised approximately 55.0%, 55.4% and 57.0% of our total operating expenses in the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively. Compensation expenses are comprised of base salary, cash bonuses, benefits, equity-based compensation and payroll taxes. Cash bonuses comprised approximately 20.5%, 23.1% and 27.1% of our total operating expenses in the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively.

Interest income and other, net

          Interest income and other, net includes interest income, interest expense, realized and unrealized gains and losses on investments and non-recurring expenses directly associated with this offering.

Provision for income taxes

          The provision for income taxes includes federal, state, local and foreign taxes.

Trends in our business

          Our business has grown rapidly since inception. Our revenues grew 37.1% in 2007 compared to 2006. We anticipate that our business will continue to grow, particularly as we expand the use of our Supernatural orders product and other products in new and existing markets.

          We have achieved strong operating margins. We also have an overriding commitment to building our business for the long-term to sustain and enhance our leadership position as a global equities marketplace. Since the beginning of 2007, we have been transforming our business from a single product and privately owned company offering trading in U.S., Canadian and some European equity securities to a global company adding trading in equity securities in Asia, Australia and other regions. We also expanded our product offering to include Supernatural orders, and established the appropriate infrastructure to operate a global, publicly listed company.

          To support our transformation, in 2007, the number of our employees increased by 121 to a total of 327 employees versus an increase of 61 employees in 2006. In 2007, we added 27 employees as a result of our Miletus acquisition and 16 employees to support the trading of equity securities in Asia and Australia. In 2008, we continue to invest in our infrastructure in anticipation of future revenue growth and currently anticipate adding an additional 110 employees, approximately 30 of which will support our international growth.

          In the near term, these headcount additions have had, and continue to have, a negative impact on our operating margins. We believe this accelerated rate of hiring will slow in 2009 and that, over time, economies of scale will allow us to grow our operating expenses at a lower rate than revenue growth.

          In addition, in 2006 we adopted Statement of Financial Accounting Standards, or FAS, No. 123R, Share-Based Payment, or FAS 123R, on a prospective basis. As a result, the fair value of equity-based compensation is amortized over the life of the vesting period of the respective equity awards, which can be up to four years. This results in an accumulating effect of the FAS 123R-related cost during the first four years of adoption and adversely impacts our overall operating margin trends.

          While our cost structure is largely fixed, our trading volumes and revenues can be impacted by macro trends in the global equities markets. As a result, any adverse market trends may also adversely impact our revenues and operating margin in any one period.

Key business indicators

          The following table sets forth our key indicators for the specified periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2006	2005	2008	2007
				(unaudited)
U.S. trading volume (million shares)
Natural negotiation	14,579	11,938	7,873	12,439	10,397
Supernatural orders	1,293	50	1	2,414	818

Total U.S. trading volume	15,872	11,988	7,874	14,853	11,215

U.S. trading days	251	251	252	189	187
U.S. average trading volume per day (million shares)
Natural negotiation	58.1	47.6	31.2	65.8	55.6
Supernatural orders	5.1	0.2	—	12.8	4.4

Total U.S. average trading volume per day	63.2	47.8	31.2	78.6	60.0

U.S. trading revenue (thousands)
Natural negotiation	$275,314	$230,018	$152,067	$231,291	$197,663
Supernatural orders	18,570	952	28	33,515	11,465

Total U.S. trading revenue(1)	$293,884	$230,970	$152,095	$264,806	$209,128

U.S. average net revenue per share (cents per share)
Natural negotiation	1.89	1.93	1.93	1.86	1.90
Supernatural orders	1.44	1.92	2.00	1.39	1.40
Total U.S. average net revenue per share	1.85	1.93	1.93	1.78	1.86
International traded principal value (thousands)	$70,168,961	$27,422,983	$12,182,534	$70,410,259	$44,239,887
International trading revenue(1) (thousands)	$52,566	$21,709	$9,712	$48,892	$33,893
International average net revenue per traded principal (basis points)(2)	7.5	7.9	8.0	6.9	7.7

(1)
For the years ended December 31, 2007, 2006 and 2005, these amounts were derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

(2)
This represents international trading revenues divided by international traded principal value in basis points. A basis point is one-hundredth of one percent.

          We report our share volume or traded principal by our members and non-member customers where we earn a commission. For clarity, on trades where we cross with two members or non-member customers we count both sides of the trade. On trades where we execute for a member or non-member customer against an SLP or an external market, we count only one side of the trade.

          U.S. equity securities.    Trading volumes increased 32.4% and 52.2% in 2007 and 2006, respectively, as we added new members, increased our existing members' trading activity, added new functionality and products and acquired Miletus. Users of our marketplace have a set pricing schedule. We charge the same price for each product to all members, irrespective of volume. We charge 2¢ per share (up to 1¢ per share for shares traded with a share price less than $5) for natural negotiation and Supernatural orders that interact with our proprietary liquidity pools and offer fixed credits under certain incentive programs, including CSAs. We charge fixed rates up to 2¢ per share for program trading and transitions and for orders that do not access our proprietary liquidity pools.

          In the nine months ended September 30, 2008, U.S. equity securities trading volumes increased 32.4% from the comparable period in 2007 while average net revenue per share declined 4.3% largely due to our product mix, incentive programs, and an increase in volume for shares traded with a share price less than $5. Our average net revenue per share for U.S. equity securities trading was 1.78¢ and 1.86¢ for the nine months ended September 30, 2008 and 2007, respectively.

          International equity securities.    Traded principal value increased 155.9% and 125.1% in 2007 and 2006, respectively, as we launched new international markets, added members and increased our existing members' trading activity. Our commission varies by international market and is generally between 6 basis points and 12 basis points of traded principal value.

          For the nine months ended September 30, 2008, international traded principal value increased 59.2% from the comparable period in 2007 despite decreases in the share prices of executed securities. The average net revenue rate per traded principal value declined 10.4% during the nine months ended September 30, 2008 versus the comparable period in 2007 driven largely by a price change for the European equity securities in mid 2007 from 8 basis points to 7 basis points (or a lower fixed rate schedule for programs) in response to MiFID and industry-wide unbundling of equity trade commission rates.

          Our net revenue per traded principal for international equity securities trading was 6.9 and 7.7 basis points for the nine months ended September 30, 2008 and 2007, respectively.

          Pricing committee.    Our internal pricing committee sets the pricing schedules for our marketplace. We believe we have a strong value proposition and our current pricing is competitive.

Revenues by geography and by product

	Year Ended December 31,			Nine Months Ended September 30,
(dollars in thousands)	2007	2006	2005	2008	2007
				(unaudited)
Revenues by geography
U.S. natural negotiation	$275,314	$230,018	$152,067	$231,291	$197,663
U.S. Supernatural orders	18,570	952	28	33,515	11,465

Total U.S.	293,884	230,970	152,095	264,806	209,128
Total international — natural negotiation	52,566	21,709	9,712	48,892	33,893

Total company	$346,450	$252,679	$161,807	$313,698	$243,021

Revenues by product
Total natural negotiation	$327,880	$251,727	$161,779	$280,183	$231,556
Total Supernatural orders	18,570	952	28	33,515	11,465

Total company	$346,450	$252,679	$161,807	$313,698	$243,021

	Year Ended December 31,			Nine Months Ended September 30,
Percent of revenues	2007	2006	2005	2008	2007
				(unaudited)
Revenues by geography
U.S. natural negotiation	79.4%	91.0%	94.0%	73.7%	81.3%
U.S. Supernatural orders	5.4%	0.4%	0.0%	10.7%	4.7%

Total U.S.	84.8%	91.4%	94.0%	84.4%	86.0%
Total international — natural negotiation	15.2%	8.6%	6.0%	15.6%	14.0%

Total company	100.0%	100.0%	100.0%	100.0%	100.0%

Revenues by product
Total natural negotiation	94.6%	99.6%	100.0%	89.3%	95.3%
Total Supernatural orders	5.4%	0.4%	0.0%	10.7%	4.7%

Total company	100.0%	100.0%	100.0%	100.0%	100.0%

          As a result of our strategy to expand our marketplace capabilities to trade more international equity securities, our international revenues grew to 15.6% of revenues in the nine months ended September 30, 2008 from 15.2%, 8.6% and 6.0% of revenues in the years ended December 31, 2007, 2006 and 2005, respectively. Our international revenue growth has slowed in 2008 partly due to the impact of declining equity prices in regions where our revenue is based on the principal traded value. We expect our international revenue growth rate to continue to be impacted in the fourth quarter of 2008 as the markets experience further equity price declines.

          In addition, our members and non-member customers in the United States have increased their adoption and volume of Supernatural orders. As a result, revenues from Supernatural orders grew to 10.7% of revenues in the nine months ended September 30, 2008 from 5.4%, 0.4% and 0.0% of revenues in the years ended December 31, 2007, 2006 and 2005, respectively.

Consolidated results of operations

          The following tables provide summaries of our results of operations for the specified periods. The period-to-period comparisons of financial results are not necessarily indicative of future results.

Nine Months Ended September 30, 2008 compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,		Increase (Decrease)		Percent of Revenues
(dollars in thousands)	2008	2007	$	%	2008	2007
	(unaudited)
Revenues
Commissions	$313,698	$243,021	$70,677	29.1%	100.0%	100.0%
Operating expenses(1)
Cost of revenues	42,957	28,791	14,166	49.2%	13.7%	11.8%
Research and development	40,821	25,876	14,945	57.8%	13.0%	10.6%
Sales and marketing	32,239	25,143	7,096	28.2%	10.3%	10.3%
General and administrative	51,039	27,930	23,109	82.7%	16.3%	11.5%

Total operating expenses	167,056	107,740	59,316	55.1%	53.3%	44.3%

Income from operations	146,642	135,281	11,361	8.4%	46.7%	55.7%
Interest income and other, net	990	4,293	(3,303)	(76.9)%	0.3%	1.8%

Income before provision for income taxes	147,632	139,574	8,058	5.8%	47.0%	57.4%
Provision for income taxes	66,011	57,490	8,521	14.8%	21.0%	23.7%

Net income	$81,621	$82,084	$(463)	(0.6)%	26.0%	33.8%

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$2,097	$672	$1,425	212.1%	0.7%	0.3%
Research and development	4,602	2,371	2,231	94.1%	1.5%	1.0%
Sales and marketing	3,189	1,538	1,651	107.3%	1.0%	0.6%
General and administrative	4,703	1,866	2,837	152.0%	1.5%	0.8%

	$14,591	$6,447	$8,144	126.3%	4.7%	2.7%

  Revenues

          Commissions increased by $70.7 million (or 29.1%) to $313.7 million for the nine months ended September 30, 2008 from $243.0 million for the comparable period in 2007. The increase in commissions was primarily attributable to an increase in natural negotiation revenue of approximately $48.6 million (or 21.0%) and an increase of $22.0 million (or 192.3%) in revenue from Supernatural orders. The increase in natural negotiation revenue was primarily due to an increase in U.S. revenue of $33.6 million (or 17.0%) driven by average trading volumes increasing 18.3% to 65.8 million shares per day in the nine months ended September 30, 2008 from 55.6 million shares per day for the comparable period in 2007, partially offset by the pricing impact of an increase in volume for shares traded with a share price less than $5. Members who joined in 2008 accounted for an average of 2.4 million shares per day in U.S. natural negotiation trading volumes during the nine months ended September 30, 2008 while members who joined before 2008 accounted for an average of 63.4 million shares per day. International natural negotiation revenue increased $15.0 million (or 44.3%) primarily due to a 59.2% increase in principal value of equity securities traded, partially offset by the impact of an adjustment in commission rates for European equity securities described in "Key Business Indicators—International Equity Securities." The increase in Supernatural order revenue was driven by average trading volume increasing 191.0% to 12.8 million shares per day for the nine months ended September 30, 2008, from 4.4 million shares per day for the comparable period in 2007.

  Operating expenses

          Cost of revenues increased by $14.2 million (or 49.2%) to $43.0 million for the nine months ended September 30, 2008 from $28.8 million for the comparable period in 2007. The increase in cost of revenues was primarily due to an increase in trading related costs of $5.1 million attributed to higher trading volumes. Compensation costs increased $5.8 million due to an increase in headcount, including a $1.4 million increase in equity-based compensation expense.

          Research and development expenses increased by $14.9 million (or 57.8%) to $40.8 million for the nine months ended September 30, 2008 from $25.9 million for the comparable period in 2007. This increase was primarily due to compensation costs increasing $9.9 million, including a $2.2 million increase in equity-based compensation expense, associated with an increase in product development headcount. Consulting fees increased $2.3 million in support of our next generation desktop and trading desk technology.

          Sales and marketing expenses increased by $7.1 million (or 28.2%) to $32.2 million for the nine months ended September 30, 2008 from $25.1 million for the comparable period in 2007. This increase was primarily due to higher compensation costs of $3.6 million associated largely with increased headcount and includes a $1.7 million increase in equity-based compensation expense. Marketing, communications and data costs increased by $1.7 million attributable to the international and product expansion of our business.

          General and administrative expenses increased by $23.1 million (or 82.7%) to $51.0 million for the nine months ended September 30, 2008 from $27.9 million for the comparable period in 2007. This increase was primarily due to higher compensation costs of $12.5 million associated with the increase in global support function headcount and includes a $2.8 million increase in equity-based compensation expense. Professional and consulting fees increased $2.2 million and other administrative costs, including occupancy, increased $8.4 million due to the necessary infrastructure investment required to support our transformation into a global, multi-product line business.

          Interest income and other, net.    Interest income and other, net of $1.0 million for the nine months ended September 30, 2008 consists primarily of $5.1 million of interest income earned on our cash and cash equivalents and investments, partially offset by $3.3 million of expenses associated with this offering.

          Provision for income taxes.    Our provision for income taxes increased by $8.5 million (or 14.8%) to $66.0 million for the nine months ended September 30, 2008 from $57.5 million for the comparable period in 2007. This increase was partly due to an increase in pre-tax income attributed to higher revenue. In addition, our effective tax rate, or ETR, was 44.7% for the nine months ended September 30, 2008 compared to 41.2% for the comparable period in 2007. The increase in ETR was primarily due to the increase in foreign losses related to our expansion efforts in Asia and Australia, for which we cannot recognize a tax benefit until we demonstrate profitability in the related jurisdictions, and expenses associated with this offering, which are not deductible for tax purposes.

          Net income.    Net income decreased by $0.5 million (or 0.6%) to $81.6 million for the nine months ended September 30, 2008 from $82.1 million for the comparable period in 2007. Net income as a percentage of revenues was 26.0% for the nine months ended September 30, 2008 compared to 33.8% for the comparable period in 2007.

Year Ended December 31, 2007 compared to Year Ended December 31, 2006

	Year Ended December 31,		Increase		Percent of Revenues
(dollars in thousands)	2007	2006	$	%	2007	2006
Revenues
Commissions	$346,450	$252,679	$93,771	37.1%	100.0%	100.0%
Operating expenses(1)
Cost of revenues	40,225	23,695	16,530	69.8%	11.6%	9.4%
Research and development	36,706	23,708	12,998	54.8%	10.6%	9.4%
Sales and marketing	36,264	19,945	16,319	81.8%	10.5%	7.9%
General and administrative	42,049	23,864	18,185	76.2%	12.1%	9.4%

Total operating expenses	155,244	91,212	64,032	70.2%	44.8%	36.1%

Income from operations	191,206	161,467	29,739	18.4%	55.2%	63.9%
Interest income and other, net	4,760	4,080	680	16.7%	1.4%	1.6%

Income before provision for income taxes	195,966	165,547	30,419	18.4%	56.6%	65.5%
Provision for income taxes	80,951	68,957	11,994	17.4%	23.4%	27.3%

Net income	$115,015	$96,590	$18,425	19.1%	33.2%	38.2%

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$1,013	$150	$863	575.3%	0.3%	0.1%
Research and development	3,530	640	2,890	451.6%	1.0%	0.2%
Sales and marketing	2,258	398	1,860	467.3%	0.7%	0.2%
General and administrative	2,774	360	2,414	670.6%	0.8%	0.1%

	$9,575	$1,548	$8,027	518.5%	2.8%	0.6%

  Revenues

          Commissions increased by $93.8 million (or 37.1%) to $346.5 million for the year ended December 31, 2007 from $252.7 million for the comparable period in 2006. The increase in commission revenues was primarily attributable to an increase in natural negotiation revenues of approximately $76.2 million (or 30.3%) and an increase of $17.6 million in revenue from Supernatural orders, due partly to the acquisition of Miletus in March 2007. The increase in natural negotiation revenues was primarily due to an increase in U.S. revenue of $45.3 million (or 19.7%) driven by natural negotiation average trading volume increasing 22.1% to 58.1 million shares per day in the year ended December 31, 2007 from 47.6 million shares per day for the comparable period in 2006, partially offset by CSAs and incentive credits. Members who joined in 2007 accounted for an average of 2.8 million shares per day in U.S. natural negotiation trading volumes during the year ended December 31, 2007 while members who joined before 2007 accounted for an average of 55.3 million shares per day, a 16.2% increase from 47.6 million shares per day in the comparable period in 2006. International natural negotiation revenues increased by approximately $30.9 million (or 142.1%) primarily due to a 155.9% increase in principal value of equities traded. The increase in Supernatural orders revenues was driven by $9.5 million of revenues from our electronic trading desk established as a result of the acquisition of Miletus in March 2007 and an $8.1 million increase in revenues driven by new functionality in our desktop application that allows orders to route to our negotiation system, Liquidnet H2O and external markets.

  Operating expenses

          Cost of revenues increased by $16.5 million (or 69.8%) to $40.2 million for the year ended December 31, 2007 from $23.7 million for the comparable period in 2006. The increase in cost of revenues was primarily due to an increase in trading costs of $7.2 million attributed to growth in the European and U.S. trading activity and an increase in compensation costs of $3.3 million associated with an increase in employees supporting member implementation and trade processing and an increase in equity-based compensation expense. Communications and data expense increased by $1.1 million and depreciation and amortization increased by $4.2 million due to equipment and software, including $1.9 million related to the acquisition of Miletus.

          Research and development expenses increased by $13.0 million (or 54.8%) to $36.7 million for the year ended December 31, 2007 from $23.7 million for the comparable period in 2006. This increase was primarily due to higher compensation costs of $10.5 million associated with an increase in headcount from the acquisition of Miletus and also for the research, design and development of new products as well as improvements to existing products and technologies, and an increase in equity-based compensation expense. Communications and data expenses increased $1.3 million due to our international and product expansion efforts.

          Sales and marketing expenses increased by $16.3 million (or 81.8%) to $36.3 million for the year ended December 31, 2007 from $19.9 million for the comparable period in 2006. This increase was primarily due to higher compensation costs of $11.9 million associated with the increase in headcount to support the launch of our Asian and Australian markets and increased headcount from the acquisition of Miletus and an increase in equity-based compensation expense. Marketing, travel, communications and data expenses increased $3.5 million attributable to the international and product expansion of our business.

          General and administrative expenses increased by $18.2 million (or 76.2%) to $42.0 million for the year ended December 31, 2007 from $23.9 million for the comparable period in 2006. This increase was primarily due to higher compensation costs of $8.1 million associated with an increase in global support function headcount, namely finance, legal and talent engagement and an increase in equity-based compensation expense. Employee-related expenses including occupancy and communication increased by $2.0 million associated with the necessary infrastructure investment required to support our transformation into a global, multi-product line business. Professional and consulting fees increased $2.9 million and $1.0 million, respectively, largely as a result of increased accounting, legal and consulting fees associated with our transformation efforts. Also, the launch of our GSE program in 2007 resulted in a $2.0 million increase in contribution expense.

          Interest income and other, net.    Interest income and other, net of $4.8 million in the year ended December 31, 2007 consists primarily of interest income of $6.4 million earned on our cash and cash equivalents and investments, partially offset by a loss of $1.0 million on certain investment securities and $0.5 million of interest expense on certain accounts maintained with our clearing agents.

          Provision for income taxes.    Our provision for income taxes increased by $12.0 million (or 17.4%) to $81.0 million for the year ended December 31, 2007 from $69.0 million for the comparable period in 2006. This increase was primarily the result of an increase in pre-tax income attributed to higher revenue driven by our product and international expansion. Our ETR was 41.3% for the year ended December 31, 2007 compared to 41.7% for the comparable period in 2006.

          Net income.    Net income increased $18.4 million (or 19.1%) to $115.0 million for the year ended December 31, 2007 from $96.6 million for the comparable period in 2006. Net income as a percentage of revenues was 33.2% for the year ended December 31, 2007 compared to 38.2% for the comparable period in 2006.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

	Year Ended December 31,		Increase (Decrease)		Percent of Revenues
(dollars in thousands)	2006	2005	$	%	2006	2005
Revenues
Commissions	$252,679	$161,807	$90,872	56.2%	100.0%	100.0%
Operating expenses(1)
Cost of revenues	23,695	18,133	5,562	30.7%	9.4%	11.2%
Research and development	23,708	16,483	7,225	43.8%	9.4%	10.2%
Sales and marketing	19,945	12,980	6,965	53.7%	7.9%	8.0%
General and administrative	23,864	14,296	9,568	66.9%	9.4%	8.8%
Recapitalization stock compensation expense	—	73,068	(73,068)	(100.0)%	0.0%	45.2%

Total operating expenses	91,212	134,960	(43,748)	(32.4)%	36.1%	83.4%

Income from operations	161,467	26,847	134,620	501.4%	63.9%	16.6%
Interest income and other, net	4,080	1,789	2,291	128.1%	1.6%	1.1%

Income before provision for income taxes	165,547	28,636	136,911	478.1%	65.5%	17.7%
Provision for income taxes	68,957	20,368	48,589	238.6%	27.3%	12.6%

Net income	$96,590	$8,268	$88,322	1,068.2%	38.2%	5.1%

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$150	$—	$150	N/A	0.1%	N/A
Research and development	640	—	640	N/A	0.2%	N/A
Sales and marketing	398	—	398	N/A	0.2%	N/A
General and administrative	360	—	360	N/A	0.1%	N/A

	$1,548	$—	$1,548	N/A	0.6%	N/A

  Revenues

          Commissions increased by $90.9 million (or 56.2%) to $252.7 million for the year ended December 31, 2006 from $161.8 million for the comparable period in 2005. The increase in commission revenues was primarily due to an increase in natural negotiation revenues of $89.9 million (or 55.6%) and an increase of $0.9 million in revenues from Supernatural orders. The increase in natural negotiation revenues was primarily due to an increase in U.S. revenue of $78.0 million (or 51.3%) driven by the average natural negotiation trading volume increasing 52.6% to 47.6 million shares per day in the year ended December 31, 2006 from 31.2 million shares per day for the comparable period in 2005 due to increased trading volume from our existing members as well as the addition of new members. Members who joined in 2006 accounted for an average of 4.6 million shares per day in U.S. natural negotiation trading volumes during the year ended December 31, 2006 while members who joined before 2006 accounted for an average of 43.0 million shares per day, a 37.8% increase from 31.2 million shares per day in the comparable period in 2006. International natural negotiation revenues increased $12.0 million (or 123.5%) primarily due to a 125.1% increase in principal value of equities traded.

  Operating expenses

          Cost of revenues increased by $5.6 million (or 30.7%) to $23.7 million for the year ended December 31, 2006 from $18.1 million for the comparable period in 2005. This increase was primarily due to an increase in trading related costs of $2.9 million attributed to higher trading volumes. Compensation costs increased $2.0 million associated with an increase in employees supporting member implementation and trade processing and our adoption of FAS 123R, resulting in equity-based compensation expense.

          Research and development expenses increased by $7.2 million (or 43.8%) to $23.7 million for the year ended December 31, 2006 from $16.5 million for the comparable period in 2005. This increase was primarily due to higher compensation costs of $4.5 million associated with an increase in new product and development headcount and equity-based compensation expense. There was also an increase in consulting fees of $1.0 million and occupancy-related costs of $0.7 million.

          Sales and marketing expenses increased by $7.0 million (or 53.7%) to $19.9 million for the year ended December 31, 2006 from $13.0 million for the comparable period in 2005. This increase was primarily due to higher compensation costs of $4.4 million associated with an increase in U.S. headcount, an increase in international headcount to launch our Asian and Australian markets and equity-based compensation expense. Marketing, travel and occupancy expenses increased $1.6 million driven primarily by the international expansion of our business and additional travel and office space associated with higher headcount.

          General and administrative expenses increased by $9.6 million (or 66.9%) to $23.9 million for the year ended December 31, 2006 from $14.3 million for the comparable period in 2005. This increase was primarily due to higher compensation costs of $6.4 million associated with an increase in support function headcount and equity-based compensation expense. Professional fees, consulting fees and occupancy costs increased by $2.3 million associated with higher headcount and the necessary infrastructure investment to support our international expansion.

          Recapitalization stock compensation expense.    In 2005, we completed an equity recapitalization. In exchange for $250 million, we issued shares of redeemable preferred stock to two new investors and used the proceeds to repurchase common stock, including shares of common stock issuable upon exercise of options for common stock, equal to the same number of shares of common stock into which the preferred stock was convertible. We accounted for the repurchase of the shares issued upon option exercise under Financial Accounting Standards Board, or FASB, Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, or FIN 44. Accordingly, we recorded stock compensation expense of $43.6 million based on the sum of the intrinsic value of the stock options at the original measurement date and the amount of cash paid to the option holders reduced by any amount paid by the option holders to acquire the shares. In addition, certain directors, officers, employees and their related parties elected to have shares of common stock repurchased at a price in excess of the estimated fair market value of our common stock at the time. We accounted for the repurchase of those shares under FAS 123, Accounting for Stock-Based Compensation, or FAS 123, and recorded stock compensation expense of $27.0 million. In addition, an employee exercised stock options and subsequently sold the shares to one of our principal stockholders. We accounted for the repurchase of the shares issued upon exercise of these options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and recorded stock compensation expense of $2.5 million. These amounts were all non-recurring, non-cash compensation charges.

          Interest income and other, net.    Interest income and other, net of $4.1 million in the year ended December 31, 2006 consists primarily of interest income of $4.3 million earned on our cash and cash equivalents and investments, partially offset by $0.1 million of interest expense on certain accounts maintained with our clearing agents.

          Provision for income taxes.    Our provision for income taxes increased by $48.6 million to $69.0 million for the year ended December 31, 2006 from $20.4 million for the comparable period in 2005. Our ETR, was 41.7% for the year ended December 31, 2006 compared to 71.1% for the comparable period in 2005. Our 2005 ETR was 71.1% as a large portion of the recapitalization stock compensation expense was not deductible for tax purposes.

          Net income.    Net income increased $88.3 million to $96.6 million for the year ended December 31, 2006 from $8.3 million for the comparable period in 2005. Net income as a percentage of revenues was 38.2% for the year ended December 31, 2006 compared to 5.1% for the comparable period in 2005, largely due to the 2005 recapitalization stock compensation expense.

Quarterly results of operations

          The following tables present our unaudited consolidated statements of income data for the seven quarters ended September 30, 2008 and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

          We have derived the unaudited consolidated statements of income data from our unaudited financial statements, which are not included in this prospectus. The quarterly financial results include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our operating results for the quarters presented. Historical operating and statistical information may not be indicative of our future performance.

Consolidated statements of income data

	Three Months Ended
	Sept. 30 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
(dollars in thousands, except per share amounts)	(unaudited)

Revenues
Commissions	$107,660	$98,963	$107,075	$103,429	$86,886	$78,788	$77,347
Operating expenses(1)
Cost of revenues	15,353	14,260	13,344	11,434	10,749	9,156	8,886
Research and development	14,364	13,745	12,712	10,830	9,100	8,602	8,174
Sales and marketing	11,248	9,543	11,448	11,121	10,008	8,479	6,656
General and administrative	17,831	16,805	16,403	14,119	10,231	8,569	9,130

Total operating expenses	58,796	54,353	53,907	47,504	40,088	34,806	32,846

Income from operations	48,864	44,610	53,168	55,925	46,798	43,982	44,501
Interest income and other, net	(122)	(518)	1,630	467	885	1,808	1,600

Income before provision for income taxes	48,742	44,092	54,798	56,392	47,683	45,790	46,101
Provision for income taxes	20,928	20,627	24,456	23,461	19,909	18,796	18,785

Net income	$27,814	$23,465	$30,342	$32,931	$27,774	$26,994	$27,316

Net income per common share:
Basic	$0.16	$0.11	$0.18	$0.19	$0.16	$0.16	$0.16

Diluted	$0.15	$0.10	$0.17	$0.18	$0.15	$0.15	$0.15

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$885	$674	$538	$341	$299	$210	$163
Research and development	1,742	1,435	1,425	1,159	1,035	824	512
Sales and marketing	1,255	1,007	927	720	659	520	359
General and administrative	1,861	1,558	1,284	909	769	591	505

	$5,743	$4,674	$4,174	$3,129	$2,762	$2,145	$1,539

          Below are selected statistical data concerning our trading volumes, which are key drivers of our revenues.

	Three Months Ended
	Sept. 30, 2008	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007	Jun. 30, 2007	Mar. 31, 2007
	(unaudited)
U.S. trading volume (million shares)
Natural negotiation	4,261	3,767	4,411	4,182	3,626	3,368	3,403
Supernatural orders	1,115	777	522	475	432	287	99

Total U.S. trading volume	5,376	4,544	4,933	4,657	4,058	3,655	3,502

U.S. trading days	64	64	61	64	63	63	61
U.S. average trading volume per day (million shares)
Natural negotiation	66.6	58.9	72.3	65.4	57.6	53.4	55.8
Supernatural orders	17.4	12.1	8.6	7.4	6.8	4.6	1.6

Total U.S. average trading volume per day	84.0	71.0	80.9	72.8	64.4	58.0	57.4

U.S. trading revenue (thousands)
Natural negotiation	$77,943	$70,589	$82,759	$77,651	$68,404	$63,601	$65,658
Supernatural orders	15,458	10,723	7,334	7,105	6,297	3,571	1,597

Total U.S. trading revenue	$93,401	$81,312	$90,093	$84,756	$74,701	$67,172	$67,255

U.S. average net revenue per share (cents per share)
Natural negotiation	1.83	1.87	1.88	1.86	1.89	1.89	1.93
Supernatural orders	1.39	1.38	1.40	1.49	1.46	1.24	1.61
Total U.S. average net revenue per share	1.74	1.79	1.83	1.82	1.84	1.84	1.92
International traded principal value (thousands)	$20,697,920	$25,454,811	$24,257,528	$25,929,074	$17,320,136	$14,410,603	$12,509,148
International trading revenue (thousands)	$14,259	$17,651	$16,982	$18,673	$12,185	$11,616	$10,092
International average net revenue per traded principal (basis points)(1)	6.9	6.9	7.0	7.2	7.0	8.1	8.1

(1)
This represents international trading revenues divided by international traded principal value in basis points. A basis point is one-hundredth of one percent.

Liquidity and capital resources

Liquidity

          Our primary source of liquidity is cash provided by operations. Our liquidity requirements result from our working capital needs, which include our regulatory capital needs. A substantial portion of our assets are liquid, consisting of cash and cash equivalents or assets readily convertible into cash. Since 2003, we have relied on operating cash flows to meet our liquidity needs. We generally invest our excess cash in overnight deposits or money market funds.

          In Asia, where we self-clear certain equity trades, we maintain working capital facilities with Citibank, N.A. for our clearing and settlement activities. These facilities are in the form of overdraft protection totaling $50 million. In addition, in April 2008, we entered into a senior secured revolving credit facility with JPMorgan Chase Bank, N.A., which provides for maximum borrowings of $50 million at our request, under certain conditions, with an expiration date of April 29, 2009. Under the credit facility, loans will bear interest, at our option, at either (1) the higher of (a) prime rate plus 1% or (b) federal funds rate plus 2%, or (2) LIBOR plus a margin of 2%. The agreement contains certain covenants which restrict, among other things, our ability to incur additional indebtedness, pay dividends, acquire businesses, distribute assets, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the agreement. As of the date of this prospectus, we have no outstanding balances under these credit facilities. We also maintain certain margin accounts with our clearing brokers, which we may draw down from time to time.

Operating and financing activities

          The following table details our cash and cash equivalents, cash segregated for regulatory purposes, short-term investments and cash flow components:

	Year Ended December 31,
				Nine Months Ended September 30, 2008
	2007	2006	2005
(dollars in thousands)				(unaudited)
Cash and cash equivalents	$198,262	$98,241	$66,378	$207,922
Cash segregated for regulatory purposes	6,604	—	—	17,713
Short-term investments(1)	3,100	23,062	12,181	—

Cash and cash equivalents, cash segregated for regulatory purposes, and short-term investments	$207,966	$121,303	$78,559	$225,635

Percentage of total assets	71.4%	79.7%	75.2%	67.6%
Cash provided by operating activities	$151,304	$116,381	$81,680	$82,005
Cash used in investing activities	$(37,771)	$(22,446)	$(14,671)	$(15,521)
Cash used in financing activities	$(15,079)	$(63,928)	$(32,112)	$(51,776)
Effect of exchange rate changes on cash and cash equivalents	$1,567	$1,856	$(650)	$(5,048)

(1)
Our short-term investments in auction-rate securities were classified as non-current investments as of September 30, 2008.

Interim cash flows

  Cash provided by operating activities

          Our revenue growth contributed substantially to our cash flows from operations. Cash provided by operating activities was $82.0 million for the nine months ended September 30, 2008, resulting from $81.6 million of net income, $21.5 million of net non-cash adjustments and an increase in net operating assets of $21.1 million. Net non-cash items result primarily from equity-based compensation expense of $14.6 million and depreciation and amortization of $10.0 million offset by a deferred income tax benefit of $3.9 million. The increase in net operating assets and liabilities of $21.1 million was primarily due to:

  •
  a reduction in income taxes payable of $4.1 million from our payment of current period income tax liabilities and a corresponding increase in income taxes receivable of $1.8 million resulting from estimated tax payments for the third quarter of 2008, based on annualized operating results from the first half of 2008. For the nine months ended September 30, 2008, income tax payments totaled $75.4 million;

  •
  an increase in accounts payable and accrued expenses of $15.5 million, primarily related to expansion of our CSA programs;

  •
  an increase in cash segregated for regulatory purposes of $11.1 million resulting from the increased adoption of our CSA programs by our customers;

  •
  a decrease in accrued compensation of $9.1 million due to semi-annual bonus payments made in July 2008;

  •
  an increase in prepaid expenses and other current assets of $3.3 million resulting primarily from a deposit made to Japanese regulatory authorities in connection with trading operations in Japan; and

  •
  an increase in receivable from clearing brokers of $7.2 million resulting from an increase in revenues and the timing of payments received from the clearing brokers.

  Cash used in investing activities

          We used cash in investing activities of $15.5 million during the nine months ended September 30, 2008, primarily relating to capital expenditures consisting of the purchase of computer equipment, leasehold improvements and furniture and fixtures as we have expanded our infrastructure and headcount.

  Cash used in financing activities

          Cash flows used in financing activities relate to a dividend of $52.8 million paid in May 2008, offset by proceeds from stock option exercises of $0.7 million.

Annual cash flows

  Cash provided by operating activities

          Cash provided by operating activities increased by $34.9 million (or 30.0%) to $151.3 million for the year ended December 31, 2007 and by $34.7 million (or 42.5%) to $116.4 million for the comparable period in 2006. The primary drivers of our operating cash flow growth have been:

  •
  consistent growth in our net income. Our net income was $8.3 million, $96.6 million and $115.0 million for the years ended December 31, 2005, 2006 and 2007, respectively. Continuous revenue growth has substantially contributed to our growth in net income since 2005;

  •
  an increase in non-cash expenses. The Company adopted FAS 123R on a prospective basis as of January 1, 2006. As a result, the fair value of equity awards is amortized over the life of the respective vesting period, which can be up to four years. This results in an accumulating effect of equity-based compensation expense during the first four years following the adoption of FAS 123R. Equity-based compensation expense was $9.6 million during 2007, compared to $1.5 million in 2006. Additionally, during 2005, we recorded a stock compensation expense of $73.1 million as a direct result of an equity recapitalization; and

  •
  improvements in working capital management. Receivables from our clearing brokers are generally due three days following the trade date. Historically, all amounts due from clearing brokers are collected in a timely manner. As our revenues have increased, cash inflows from clearing brokers have increased comparably. Liabilities related to employee compensation, CSA programs and income taxes have also increased. As a result, the rate of cash inflow from our clearing brokers has outpaced the rate of cash outflow to fund our operations.

  Cash used in investing activities

          Cash used for investing activities consists primarily of capital expenditures for property, equipment and software and net investment activity related to the purchase and sale of investments. Capital expenditures have increased as we have continued to invest in infrastructure to support our revenue growth and geographic expansion. Additionally, during 2007, we purchased Miletus for $37.5 million, net of cash acquired. We have historically funded our investment activities from cash on hand.

  Cash used in financing activities

          Cash flows used in financing activities have generally been the result of dividend payments to our common and preferred stockholders, offset by cash proceeds from stock option and warrant exercises. The payment of any dividends in the future will be subject to our future earnings and capital requirements, restrictions imposed by our credit agreement and the discretion of our board of directors.

Regulatory and other capital requirements

          Our wholly-owned subsidiaries include licensed securities dealers in the United States, the United Kingdom, Canada, Hong Kong, Japan and Australia. As a result, they are subject to minimum net capital or equivalent requirements, as defined by local statutory regulations. Our minimum capital requirements at September 30, 2008 amounted to $16.3 million and were as follows:

(dollars in thousands)
United States	$2,445
United Kingdom	$5,811
Canada	$235
Hong Kong	$3,591
Japan	$3,747
Australia	$480

          We operate with more than the minimum regulated capital requirement in our licensed securities dealers and at September 30, 2008, total net capital or equivalent as defined by local statutory regulations, in our licensed securities dealers, amounted to $101.2 million.

          In addition, our licensed securities dealers are generally subject to capital withdrawal notification and restrictions.

Capital expenditures

          Our capital expenditures are comprised primarily of expenditures for software, computer, networking and communications hardware, leasehold improvements and office furniture. These are reported in the property, equipment and software category. For the nine months ended September 30, 2008, our capital expenditures were $15.8 million. For the year ended December 31, 2007, our capital expenditures were $19.2 million. We expect our future capital expenditures to increase as we continue to focus on technology and infrastructure initiatives in order to further enhance our competitive position. We anticipate we will fund capital expenditures with cash from operations and cash on hand.

Capital resources

          Our principal capital requirements have been to fund (i) working capital, (ii) income tax liabilities, (iii) dividends paid to our stockholders and (iv) capital expenditures and infrastructure investment. We also financed the acquisition of Miletus in 2007 from cash on hand. We believe that our current cash and cash equivalents, revolving credit facilities and cash we anticipate to generate from operating activities will provide us with sufficient liquidity to satisfy our working capital needs and capital expenditures, and meet our capital and infrastructure investment requirements for at least the next twelve months. Our future working capital requirements will depend on many factors, including our revenue growth, geographic expansion, future acquisitions of businesses and investments in our own business. To the extent our liquidity sources are insufficient to fund our future activities, we may need to raise additional funding through a public or private equity or debt offering. No assurances can be given that additional financing will be available in the future, or that if available, such financing will be on favorable terms.

Contractual obligations and commitments

          Our contractual obligations and other commercial commitments as of December 31, 2007 were as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
(dollars in thousands)
Contractual obligations
Facility lease obligations	$93,902	$7,755	$21,736	$24,077	$40,334
Equipment lease obligations	2,574	1,792	782	—	—

	$96,476	$9,547	$22,518	$24,077	$40,334

          In addition to the commitments above, as of September 30, 2008, we have accrued (1) $3.1 million of income tax liabilities in accordance with FIN 48, and (2) $22.1 million of CSA obligations. Given the many variables related to these liabilities, the timing of payments cannot be estimated. Furthermore, in April 2008, our board of directors authorized us to pay a dividend in the aggregate amount of $52.8 million, which was paid on May 30, 2008. The declaration of any dividends in the future, and the amount of any such dividend, will be subject to our future earnings and capital requirements, restrictions imposed by our credit facility and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Credit risk

          In the normal course of business, we are involved in the execution of various customer securities transactions. In accordance with the respective clearing agreements with certain clearing brokers, the clearing brokers have the right to charge our licensed securities dealers for losses that may result from a counterparty's failure to meet its settlement obligations. As the right to charge the licensed securities dealers has no maximum amount and applies to all trades executed through the clearing brokers, we believe there is no maximum amount assignable to this right of the clearing firms. In addition, the licensed securities dealers have the right to pursue collection or performance from the counterparties who do not meet their settlement obligations. To date, we have not experienced any credit losses resulting from counterparty credit failures.

Variability in quarterly comparisons

          In addition to general conditions in the financial markets and in the equities markets in particular, our trading volumes can be impacted by the following factors:

          Seasonality.    Our business is subject to seasonal fluctuations, including declines in trading activity due to holidays. Typical seasonal trends may be superseded by market or world events, which can have a significant impact on our trading volume and revenues.

          Number of trading days.    The variability in the number of business days in each quarter affects our revenues, and will affect quarter-to-quarter revenue comparisons.

          Geopolitical events.    Geopolitical events frequently impact the volume of global equities trading.

          These and other factors could cause our revenues to fluctuate from quarter to quarter. These fluctuations may affect the quarter-to-quarter comparisons of our revenues and operating results.

Strategic investments and acquisitions

          We periodically engage in evaluations of potential strategic investments and acquisitions. In 2007, we acquired Miletus for approximately $38.2 million in cash. We have evaluated in the past and may evaluate in the future, potential strategic transactions. Currently, we do not have any material strategic transactions under active consideration.

Quantitative and qualitative disclosures about market risk

          Market risk refers to the potential for adverse changes in the value of a company's financial instruments as a result of changes in market conditions. We are exposed to market risk associated with changes in interest rates, foreign currency exchange rates and equity prices to the extent we own such instruments in our portfolio. We continually evaluate our exposure to market risks.

Investment risk

          Our available cash and cash equivalents are held in bank deposits, Treasury bills, and money market funds. We actively monitor the financial institutions that hold our cash and cash equivalents. Our emphasis is primarily on safety of principal while secondarily maximizing yields on those funds. We diversify our cash and cash equivalents among various financial institutions to minimize exposure to any one of these entities. To date, we have not experienced a loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets.

          At any point in time we may have funds in our operating accounts and segregated accounts that are held with U.S. and international financial institutions that may exceed local deposit insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets.

Interest rate risk

          We have interest rate risk primarily related to our short-term investment portfolio. Our short-term investments will produce less income than expected if market interest rates fall; therefore our future investment income may fall short of expectations due to changes in market interest rates or we may suffer losses in principal if forced to sell short-term investments which have declined in market value due to increases in interest rates.

          We have risks related to our short-term investment activities. The primary objective of our investment activities is to preserve principal while at the same time maximizing yields. To achieve this objective, we maintain our portfolio of cash and cash equivalents and short-term investments in a variety of marketable debt instruments of high quality issuers, including money market funds and bank time deposits. We limit the amount of credit exposure to any one issuer. Our investments are recorded on the balance sheet at fair value with realized and unrealized gains and losses recorded within interest income and other, net.

          We may, in the future, be exposed to interest rate risk on a $50.0 million line of credit facility where interest rates on any draw down would be affected by changes in LIBOR, federal funds rate or the prime rate and maintenance of financial ratios, as well as our interest rate hedging activities, if any.

Foreign currency risk

          We currently operate and continue to expand in international markets, principally through our operations in the United Kingdom, Canada, Hong Kong, Australia and Japan. Our operations in these countries expose us to currency exchange rate fluctuations primarily between the U.S. dollar and the British pound sterling, euro, Canadian dollar, Hong Kong dollar, Australian dollar and Japanese yen. When the U.S. dollar strengthens against these currencies, the U.S. dollar value of non-U.S. dollar-based revenue decreases. To the extent that our international activities recorded in local currencies increase in the future, our exposure to fluctuations in currency exchange rates will correspondingly increase. We have not entered into any derivative contracts as a means of hedging this risk. Non-U.S. dollar cash balances held overseas are generally kept at levels necessary to meet current regulatory, operating and capitalization needs.

          Approximately 15.6%, 15.2% and 8.6% of our revenues for the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, respectively, were denominated in non-U.S. dollar currencies.

Equity price risk

          Equity price risk results from exposure to changes in the prices of equity securities. In the course of normal business operations, we periodically hold positions overnight due to errors made by our members, non-member customers or us. Equity price risk can arise while liquidating such positions. In certain situations, and as a business accommodation to our members and non-member customers, we may agree to accept an error made by a member or non-member customer in a trade order submitted to us. As a result, we may hold temporary positions in equity securities, for which we may incur a gain or loss. To assist customers in reducing the frequency and magnitude of these errors, we have put in place preventive processes to identify and investigate likely errors and have implemented process improvements to reduce the likelihood of similar errors recurring. For example, if our system detects that potentially incorrect pre-trade information has been entered by a trader, the trader and our operations staff are alerted, thus reducing the likelihood of an erroneous trade being executed. When errors do occur, we have put in place back-end processes to identify, reduce and remedy these errors early within our clearing and settlement processes, including daily reports to our members and non-members. To date, these gains or losses have not been material and are included in commissions.

          We are also exposed to changes in the prices of equity securities where our commission revenue is based on the principal traded value.

Off-balance sheet entities

          We do not have any relationships with unconsolidated entities or financial partnerships, often referred to as structured finance or special purpose entities.

Critical accounting policies and estimates

          Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

          Our significant accounting policies are discussed in note 1, The Company and Summary of Significant Accounting Policies, to our consolidated financial statements for the year ended December 31, 2007, included elsewhere in this prospectus. We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management's most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting estimates and related disclosures with the audit committee of our board of directors.

Significant assumptions and methodologies used in determining the fair value of our common stock and equity-based compensation

          We determine the fair value of our common stock on a monthly basis with assistance from Appraisal Economics Inc., an independent valuation specialist. These valuations have been prepared contemporaneous to grants of equity-based awards since November 30, 2004. Prior to that date, input from the valuation specialist was obtained on a periodic basis, supplemented by valuations prepared by us. Based on an expected initial public offering price of $             , the intrinsic value of options outstanding at                      , was $             , of which $             related to vested options and $             related to unvested options.

          Determining the fair value of our common stock requires making complex and subjective judgments. Our approach to valuation is based on a methodology that considers both a market approach and an income approach. The market approach uses direct comparisons to public companies and their equity securities to estimate the fair value of our common stock. The income approach uses our estimates of revenue, driven by estimated company growth rates and estimated costs and appropriate discount rates to estimate the fair value of our common stock. These estimates are consistent with the plans and estimates that we use to manage our business. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of this offering may add value to the shares because they will have increased liquidity and marketability, the amount of additional value can be measured with neither precision nor certainty.

          As of January 1, 2006, we adopted, on a prospective basis, FAS 123R, which requires measurement of compensation cost for all equity-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of restricted stock and restricted stock units is generally determined based on the number of shares granted and the estimated fair value of our common stock on the date of grant. Such value is recognized as expense ratably over the requisite service period, net of forfeitures. The estimation of equity awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

          We measure the fair value of stock options on the date of grant using a Black-Scholes option-pricing model which requires the use of several estimates, including:

  •
  the volatility of our stock price;

  •
  the expected life of the option;

  •
  risk free interest rates; and

  •
  expected dividend yield.

          Prior to the completion of this offering, we are not a publicly traded company, and as a result we have had limited historical information on the price of our stock as well as employees' stock option exercise behavior. As a result, we could not rely on historical experience alone to develop assumptions for stock price volatility and the expected life of options. As such, our stock price volatility has been estimated with reference to a peer group of companies. Subsequent to the completion of this offering, we will begin to utilize the closing prices of our publicly-traded stock in determining the volatility of our stock price.

          The expected life of options is determined based on the "simplified method" described in the SEC Staff Accounting Bulletin, or SAB No. 107, the provisions of which were extended by SAB No. 110. Under this approach, the expected life of the option is calculated at the midpoint between the vesting date and the end of the contractual term of the option. We estimate expected forfeitures of stock-based awards at the grant date and recognize compensation cost only for those awards expected to vest. The forfeiture assumption is ultimately adjusted to reflect actual forfeiture rates. Therefore, changes in the forfeiture assumptions may impact the total amount of expense ultimately recognized over the vesting period but do impact the timing of expense recognized over the vesting period. Estimated forfeitures are reassessed in subsequent periods and may change based on new facts and circumstances. We use a risk-free interest rate, which is based on the yield of U.S. Treasury notes with a maturity that approximates the expected life of the options. The expected dividend yield is determined based on our estimates regarding the expected dividends to be paid over the assumed life of the option.

          The use of different assumptions in the Black-Scholes model would result in different amounts of equity-based compensation expense. Furthermore, if different assumptions are used in future periods, equity-based compensation expense could be materially impacted in the future.

Income taxes

          In calculating our effective tax rate, we make judgments regarding certain tax positions, including the timing and amount of deductions and credits, the establishment of reserves for audit matters and the allocation of income among various tax jurisdictions.

          We utilize the liability method of accounting for income taxes as set forth in FAS No. 109, Accounting for Income Taxes, or FAS 109. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances we consider projected future taxable income and the availability of tax planning strategies. If, in the future we determine that we would not be able to realize our recorded deferred tax assets, an increase in the valuation allowance would decrease earnings in the period in which such determination is made.

          The adoption of FASB Interpretation, or FIN, No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, required us to inventory, evaluate and measure all uncertain tax positions taken or to be taken on tax returns, and to record liabilities for the amount of such positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities.

          We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

          The determination of our consolidated provision for income taxes, and current and deferred tax assets and liabilities requires judgment and estimation. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe our tax estimates and judgments are reasonable, the ultimate tax outcome may materially differ from the tax amounts recorded in our consolidated financial statements. Some or all of these judgments are subject to review by the taxing authorities. If one or more of the taxing authorities were to successfully challenge some or all of the positions we have taken with respect to our tax filings, it could have a material and adverse effect on our financial results and cash flows.

Asset impairment

          Business combinations, goodwill and intangible assets.    The purchase method of accounting for business combinations requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The costs to acquire a business, including transaction costs are allocated to the fair value of net assets acquired upon acquisition. Any excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill.

          The judgments that we make in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income in periods following a business combination. We use either the income, cost or market approach to aid in our conclusions of such fair values and asset lives. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected is based on the characteristics of the asset and the availability of information.

          We evaluate our goodwill annually for impairment or more frequently if indicators of potential impairment exist. At September 30, 2008, we had goodwill of $25.1 million, resulting from the acquisition of Miletus on March 15, 2007. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting unit. These assumptions include estimates of future expected revenues, earnings and cash flows, and discount rates applied to such expected cash flows in order to estimate fair value. We have the ability to influence the outcome and ultimate results based on the assumptions and estimates we choose for testing. Changes in our strategy and/or market conditions could significantly impact these judgments and require reductions to recorded amounts of intangible assets. There have been no indications of impairment of goodwill since the completion of the acquisition of Miletus.

          Long-lived assets.    We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. In the event of indications of impairment, we would use internal discounted cash flow estimates, quoted market prices when available and independent appraisals, as appropriate, to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. There have been no indications of impairment of our long-lived assets.

Recent accounting pronouncements

          In September 2006, the SEC staff published SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB No. 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 in the fourth quarter of 2006 did not have a material impact on our consolidated financial statements.

          In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, or FAS 157. FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. FAS 157 was effective for our Company on January 1, 2008. However, in February 2008, the FASB released a FASB Staff Position (FSP FAS 157-2 Effective Date of FASB Statement No. 157), which delayed the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of FAS 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements. We do not believe the adoption of FAS 157 for our non-financial assets and liabilities, effective January 1, 2009, will have a material impact on our consolidated financial statements.

          In February 2007, the FASB issued FAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities, or FAS 159, which permits entities to measure many financial instruments and certain other items at fair value. Companies are required to adopt the new standard for fiscal years beginning after November 15, 2007. The adoption of FAS 159 did not have a material impact on our consolidated financial statements.

          In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations, or FAS 141R. FAS 141R amends the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. FAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. FAS 141R is effective for our company on January 1, 2009, and we will apply prospectively to all business combinations subsequent to the effective date.

          In December 2007, the FASB issued FAS 160, Noncontrolling Interests in Consolidated Financial Statements, or FAS 160. FAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary by requiring all noncontrolling interests in subsidiaries be reported in the same way, as equity in the consolidated financial statements and eliminates the diversity in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. FAS 160 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. We will apply the requirements of FAS 160 on a prospective basis, as required, subsequent to the effective date.

          In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under FAS No. 142, Goodwill and Other Intangible Assets, or FAS 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of the expected cash flows used to measure the fair value of the asset under FAS 141R and other GAAP. We are currently evaluating the potential impact of FSP FAS 142-3 on our consolidated financial statements. FSP FAS 142-3 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. We will apply the requirements of FSP FAS 142-3 on a prospective basis, as required, subsequent to the effective date.

OFFERING PROCESS

          The following describes the process by which we will collect investor offers to purchase shares of our Class A common stock in our initial public offering. We refer to these offers as "conditional offers" because once they are accepted by us at the price we and our underwriters determine, the investor will be legally obligated to purchase such shares. We believe allowing direct participation through a technology-enabled process aligns with our business model and our corporate philosophy.

          This process differs from methods that have been traditionally used in other underwritten initial public offerings in the United States. The process will use electronic communications via the Internet to collect investor conditional offers, and will provide electronic communication of confirmations. Prospective investors should note, however, that this initial public offering will not be an electronic auction. While the electronic collection of conditional offers will enable investors to confidentially enter their conditional offers and allow us to gather and analyze information about investor demand for our shares, the price of the shares in this initial public offering will be determined through a negotiation between us and the underwriters, taking into account traditional indicators of value. Similarly, the allocation of shares to investors will be made in our sole discretion, in consultation with our underwriters, and will not be dictated by any auction or similar mechanism. We believe that our members' familiarity with the unique value proposition of our marketplace will lead to strong participation in this offering by our members, which we intend to encourage.

How to participate in the offering

          We will seek to enable all interested investors to have the opportunity to participate directly and anonymously in this offering. In order to participate in our offering, investors must have an account with Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Liquidnet, Inc., J.P. Morgan or Sandler O'Neill. Investors that do not submit conditional offers through the electronic offering process will not be eligible for an allocation of shares in our offering. For individual investors this is done through one of the underwriters.

          Before you participate in our offering, you should:

  •
  read this prospectus, including all the risk factors. We also recommend that you view the road show presentation available at                          ;

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  understand that we and our underwriters may modify the price range and the size of our offering multiple times in response to investor demand; and

  •
  understand that, once the offering price is determined, we, in consultation with our underwriters, will retain sole discretion to allocate shares, meaning that you may not receive an allocation of shares even if your conditional offer is at or above the offering price.

          In addition, to participate in the offering, you will have to:

  •
  have established an account with one of our underwriters;

  •
  consent to electronic delivery of the preliminary prospectus and other communications related to this offering; and

  •
  acknowledge that you have received an electronic copy of the preliminary prospectus.

          In order to facilitate participation in our initial public offering, the underwriters may require additional information, such as your tax identification number (usually your Social Security number) and a valid e-mail address and other contact information.

News about the offering

          Keep in contact with your brokerage firm, frequently monitor your relevant e-mail account and check                          for notifications related to the offering, including notices that:

  •
  we have made material changes to the prospectus for this offering that require you to reconfirm your conditional offer by contacting your brokerage firm;

  •
  we have materially changed the price range or size of the offering such that an amendment to the registration statement is required;

  •
  additional information about the offering is available in a free writing prospectus;

  •
  we have asked the SEC to declare our registration statement effective;

  •
  the SEC has declared our registration statement effective;

  •
  we have closed the period for submitting conditional offers, or the offering period;

  •
  we have accepted your conditional offer (only investors whose conditional offers have been accepted will be informed about the results of the offering; this notice of acceptance will include the final offering price); and

  •
  you have been allocated any shares in this offering. This notice of allocation will include the shares allocated.

          Please be careful only to trust e-mails relating to the offering that come from the underwriters or your brokerage firm. These e-mails will not ask for any personal information (such as a Social Security number or credit card numbers). If you are not sure whether to trust an e-mail, please contact your brokerage firm directly.

The electronic offering process

          Investors who are individuals must submit conditional offers through one of the following underwriters: Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC (through its Private Banking USA business), J.P. Morgan or Sandler O'Neill. Institutional investors will submit conditional offers via the offering website, to which a hyperlink is available at                          .

          In connection with submitting a conditional offer, all investors must provide the following information:

  •
  the number of shares you are interested in purchasing; and

  •
  the price per share you are willing to pay.

          Conditional offers may be within, above or below the estimated price range for our initial public offering on the cover of this prospectus. Conditional offers may be in any amount of whole shares. The minimum size of any conditional offer is 100 shares. Each investor may submit an unlimited number of conditional offers.

          Although this is not an auction, you will be legally obligated to purchase any conditional offers that you submit and we accept. For example, each of your conditional offers will be incremental to any other conditional offer you have submitted, and you may be allocated up to the aggregate number of shares represented by all of your conditional offers at or above the offering price. Therefore, do not submit conditional offers that add up to more than the amount of money you want to invest in the offering. For example, if you place three conditional offers—one for 100 shares at $1.20 (for a total value of $120), a second for an additional 200 shares at $1.00 (for a total value of $200), and a third for an additional 300 shares at $0.80 (for a total value of $240)—you will be legally obligated to purchase up to 600 shares for a total value of up to $480 (assuming an initial public offering price of $0.80 per share) if those shares are allocated to you.

          To participate in our initial public offering, you will be required to agree to accept electronic delivery of this prospectus, the final prospectus, any amendments to this prospectus or the final prospectus, and other communications related to this offering. If you do not consent to electronic delivery, or subsequently revoke that consent prior to the time at which our underwriters accept your conditional offer, you will not be able to submit a conditional offer or participate in our offering, and any previously submitted conditional offer will be rejected. If you revoke your consent after the underwriters accept your conditional offer, a copy of the final prospectus will be delivered to you via U.S. Mail. Your consent to electronic delivery of these documents does not constitute consent by you to electronic delivery of other information about us not related to this offering, such as proxy statements and quarterly and annual reports, after completion of this offering. In order to consent to electronic delivery of documents not related to this offering, you must provide notice to your brokerage firm.

          For individual investors, we encourage you to discuss any questions regarding your conditional offer and the suitability determinations that will be applied to your conditional offer with the underwriter through which you expect to submit a conditional offer. Each of our underwriters makes its own suitability determinations pursuant to rules and regulations of the Financial Industry Regulatory Authority to which the underwriters are subject. This could affect your ability to submit a conditional offer. If an underwriter determines that a conditional offer is not suitable for an investor, the underwriter will not submit that conditional offer in the offering, and you might not be informed that your conditional offer was not submitted in the offering.

          Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC will manage the master order book, to which we will have concurrent access. The master order book will aggregate all conditional offers collected by our underwriters. Our master order book will not be available for viewing by investors. Only investors whose conditional offers are accepted will be informed about the result of those conditional offers.

          You should consider all the information in this prospectus in determining whether to submit a conditional offer, the number of shares you seek to purchase, and the price per share you are willing to pay. We and our underwriters will have the ability to disqualify any investor that submits a conditional offer that we believe has the potential to manipulate or disrupt the offering process. These conditional offers include indications that we and our underwriters believe do not reflect the number of shares that an investor actually intends to purchase, or a series of conditional offers that we and our underwriters consider disruptive to the offering process. The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to at least one hour following the time that notice of the effectiveness of the registration statement is sent to investors. A conditional offer received by any underwriter involves no obligation or commitment of any kind by the investor until our underwriters have notified you that your conditional offer has been accepted by sending you a notice of acceptance. Therefore, you will be able to withdraw a conditional offer at any time until it has been accepted. An institutional investor may withdraw a conditional offer by accessing the offering website and following the instructions for withdrawals of conditional offers. If you are an individual investor, you may withdraw your conditional offer by contacting the underwriter through which you submitted your conditional offer.

          During the offering process, we, Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC will monitor the master order book to evaluate the demand that exists for our initial public offering. Based on this information and other factors, we and our underwriters may revise the public offering price range for our initial public offering set forth on the cover of this prospectus. In addition, we may decide to change the number of shares of Class A common stock offered through this prospectus. It is possible that the number of shares offered will increase if the price range increases. You should be aware that we have the ability to make multiple such revisions. These increases in the public offering price range or the number of shares offered through this prospectus may result in little or no demand for our shares of Class A common stock at or above the initial public offering price following this offering. Therefore, the price of our shares of Class A common stock could decline following this offering. You should consider whether to modify or withdraw your conditional offer as a result of developments during the offering process, including changes in the price range or number of shares offered.

Reconfirmations of conditional offers

          We will require that investors reconfirm the conditional offers that they have submitted in the offering if we and our underwriters determine that there is a material change in the prospectus that requires that we and our underwriters convey the material change and file an amended registration statement or if the price of the offering is outside the price range.

          If a reconfirmation of conditional offers is required, an electronic notice will be sent to everyone who has submitted a conditional offer that has not been withdrawn, notifying them that they must reconfirm their conditional offers by contacting the underwriter through which their conditional offer was submitted (for individual investors) or on the offering website (for institutional investors). If investors do not reconfirm their conditional offers when requested, we and the underwriters will disregard their conditional offers in the offering, and they will be deemed to have been withdrawn. We will give investors at least until the earlier of (i) one hour following the effectiveness of the registration statement and (ii) 4:00 p.m., Eastern time, on the following business day from the time we send them notification that they must reconfirm their conditional offers.

Changes in the price range prior to effectiveness of the registration statement

          If, prior to the time at which the SEC declares our registration statement effective, there is a change in the price range or the number of shares to be sold in our offering, we and the underwriters will:

  •
  provide notice at                          of the revised price range or number of shares to be sold in our offering, as the case may be; and

  •
  send an electronic notice to everyone who has submitted a conditional offer that has not been withdrawn, notifying them of the revised price range or number of shares to be sold in our offering, as the case may be.

Acceptance and modification of conditional offers

          We can close the offering at any time. Investors will receive electronic notification upon the closing of the offering period. You will have the ability to modify any conditional offer until the offering period is closed. You will have the ability to withdraw your conditional offer until your conditional offer is accepted by the underwriters, which would occur after the closing of the offering period. If the underwriters accept your conditional offer, they will do so following the closing of the offering period by sending you a notice of acceptance. If you are requested to reconfirm a conditional offer and fail to do so in a timely manner, your conditional offer will be deemed to have been withdrawn. All conditional offers will expire on the earlier of (i) 15 calendar days after they are submitted and (ii) the completion of the allocation process.

          When we submit our request that the SEC declare the registration statement effective, we and the underwriters will send an electronic notice to everyone who has submitted a conditional offer that has not been withdrawn, informing them of our request. Once the registration statement is effective, everyone who has submitted a conditional offer that has not been withdrawn will be sent another electronic notice informing them that the registration statement is effective. One hour after this electronic notice has been sent, your submitted indications will become actionable. Prior to the time a conditional offer is accepted, which can be as soon as one hour after the notice of effectiveness is sent to investors, investors may still withdraw their conditional offers.

          If we are unable to close the offering, determine a public offering price, and file a final prospectus with the SEC within 15 business days after the registration statement, of which this prospectus forms a part, is initially declared effective, we must file and have declared effective a post-effective amendment to the registration statement before the offering period may be closed and any conditional offers may be accepted.

Availability of funds after effectiveness of the registration statement

          Your brokerage firm may require that you have funds or securities in your brokerage account with value sufficient to cover the aggregate dollar amount of your conditional offer upon the closing of this offering. If you do not provide the required funds or securities in your account by the required time, your conditional offer may be rejected. We and our underwriters may elect to accept conditional offers in as little as one hour after notice of the effectiveness of the registration statement is sent to investors regardless of whether investors have deposited funds or securities in their brokerage accounts. In this case, as well as all other cases in which notices of acceptance have been sent, investors would be obligated to purchase the shares allocated to them in the allocation process.

          Sales to an institutional investor will be settled through its account with one of our underwriters. Sales to an individual will be settled through his or her account with the underwriter through which his or her conditional offer was submitted.

The pricing and allocation process

          The initial public offering price and the allocation of shares to investors will be determined by us and our underwriters after the offering period closes and after the registration statement has been declared effective. Although we are using an electronic offering process to collect and analyze information about investor demand for our shares, we are not using an auction mechanism for pricing or allocation. We and our underwriters will retain absolute discretion to determine an offering price and to allocate shares among investors who have submitted (and not withdrawn) conditional offers at or above that offering price.

          In addition to the information gathered through the electronic collection of conditional offers, we and our underwriters will also consider traditional indicators of value in determining our initial public offering price, such as:

  •
  prevailing market conditions;

  •
  our historical performance;

  •
  an assessment of our management; and

  •
  the consideration of the above factors in relation to the market valuation of companies in related businesses.

          You should understand that the trading price of our Class A common stock could vary significantly from the initial public offering price. Therefore, we caution you not to submit a conditional offer in the offering process unless you are willing to take the risk that our stock price could decline significantly.

          The pricing of our initial public offering will occur after we have closed the offering period and after the registration statement has been declared effective. We will announce the initial public offering price on                          . The price will also be included in the notice of acceptance, the confirmation of sale and the final prospectus that will be sent to the purchasers of Class A common stock in our offering.

Acceptance of conditional offers

          If the initial public offering price is between $                          and $                          per share, which is the price range on the cover of this prospectus, the underwriters can accept any conditional offers within this range, without seeking reconfirmation of conditional offers, by sending electronic notices of acceptance to the investors. As a result of the varying delivery times involved in sending emails over the Internet, some investors may receive these notices of acceptance before others.

          If the initial public offering price is not between $                          and $                          per share, then we and the underwriters will:

  •
  Provide notice at                          of the offering price; and

  •
  Send an electronic notice to everyone who has submitted a conditional offer that has not been withdrawn, notifying them of the offering price.

          Under these circumstances, our underwriters will require investors to reconfirm their conditional offers. We may also decide as a result of the foregoing to circulate a revised prospectus and reopen the offering. In this event, conditional offers submitted may be accepted immediately upon their being submitted by you, because more than an hour may have passed since the notice of the effectiveness of the registration statement was sent to investors.

          You should be aware that our underwriters will accept conditional offers by sending an electronic notice of acceptance, and investors who submitted conditional offers at or above the offering price will be obligated to purchase the shares allocated to them regardless of (i) whether such investors are aware that the registration statement has been declared effective or (ii) whether they are aware that the electronic notice of acceptance of that conditional offer has been sent. Once the underwriters have accepted a conditional offer by sending out an electronic notice of acceptance, they will not cancel or reject that conditional offer. The issuer and the underwriters will rely on your conditional offer in setting the public offering price and in sending notices of acceptance to investors. As a result, you will be responsible for paying for all of the shares that are finally allocated to you, at the public offering price.

The allocation process

          Once the initial public offering price has been determined, we and our underwriters will begin the allocation process. Allocations will be made in our sole discretion, in consultation with our underwriters. Accordingly, even if you submitted a conditional offer at a price at or above the initial public offering price, you may receive a reduced allocation, or no allocation at all.

          We caution you against submitting a conditional offer that overstates the number of shares of our Class A common stock that you are willing and prepared to purchase, as investors who submitted conditional offers at or above the offering price will be obligated to purchase the shares allocated to them. Furthermore, neither we nor our underwriters will be obligated to inform you that we have not accepted your conditional offers.

          Following the allocation process, our underwriters will provide investors that are allocated shares with a final prospectus and confirmations that detail their purchases of shares and the purchase price. The final prospectus will be delivered electronically, and confirmation will be delivered by regular mail, facsimile, email, or other electronic means. Investors can expect to receive their allocated shares in their brokerage accounts three or four business days after the final offering price is established by us and the underwriters.

BUSINESS

Overview

          We are an electronic marketplace that we believe is the most efficient venue for institutional investors to trade equity securities worldwide. Our marketplace brings together institutional buyers and sellers of large blocks of equity securities, enabling them to trade with each other directly and anonymously via the Internet on our electronic trading platform. Institutional investors use our marketplace to enhance the quality and speed of trade execution, gain price improvement for their trades, and, ultimately, lower overall trading costs.

          We focus exclusively on the trading needs of the institutional investor community. Our members consist of investment managers trading on behalf of mutual funds and other managed accounts, certain hedge funds and pension and retirement funds. As of September 30, 2008, our community was comprised of 552 members globally that collectively accounted for an estimated $16 trillion in equity assets under management, or an average of $29 billion per member.

          Our global marketplace provides our members access to our pool of natural liquidity from institutional investors, liquidity from broker-dealers and strategic access to the external markets. Through our network, our institutional customers have access to our global natural liquidity pool of more than 8.74 billion shares per day on average listed in 29 countries throughout North America, Europe, Africa, Asia and Australia, including 2.8 billion shares in U.S. listed equity securities. We also have established relationships with 25 leading broker-dealers and marketplaces that route orders directly to us for our members to execute against, providing our members access to an additional 8.5 billion shares per day of liquidity on average. We refer to these broker-dealers and marketplaces as streaming liquidity partners, or SLPs. As a result of this liquidity, our marketplace has been highly recognized for its execution quality. Liquidnet was named Best Crossing Network in the Sixth Annual Waters Rankings published in the July 2008 edition of Waters magazine.

          We built our business upon a set of core values to provide our members with a trusted, independent and unconflicted marketplace to execute their trades. We believe our members highly value the integrity of our marketplace and our focus on customer service, confidentiality and innovation. Our marketplace consists of our negotiation system and Liquidnet H2O, and also provides strategic access to external markets. We were founded in November 1999, and our first members began trading using our negotiation system in April 2001. We expanded our product offering in 2005 when we introduced Liquidnet H2O, which delivers liquidity to our members from our SLPs. We added algorithmic trading to our product service offerings in 2007 with the acquisition of Miletus Trading, LLC, or Miletus. This acquisition enabled us to provide our members with strategic access to additional liquidity from external markets and allows us to serve the broader requirements of our customers, including program and transition trading.

          We are a registered securities broker-dealer in the United States and each of the other regions in which we operate. Since the launch of our marketplace, we have experienced significant growth in trading volume and commission revenues. Over the past three years, our average daily trading volume in the United States grew from 31 million shares in 2005 to 63 million shares in 2007 and our average daily principal traded in international markets grew from approximately $48 million in 2005 to approximately $280 million in 2007. Our revenue is dependent on the trading volume in North America and on traded principal value internationally. In the most recently published BrokerEDGE Monitor (covering the 12 months ended June 30, 2008), Liquidnet was ranked as the 8th largest institutional broker-dealer for U.S. equity securities, based on dollar value traded. As a result of this strong trading volume growth and our market position, we generated $161.8 million and $346.5 million in revenues in 2005 and 2007, respectively.

Our opportunities and solutions

          We believe that the changes affecting the global equity securities marketplace present us with significant opportunities to expand our business and provide value to our members. We have built our business by identifying and addressing market inefficiencies and opportunities, and are strategically positioned to continue to do so in the future.

Increased need for efficient execution of large block trades

          Institutional investors across the globe require access to a venue where they can execute large block trades efficiently. The average trade size on the NYSE decreased from 1,300 shares in 1997 to 299 shares in 2007. Over the same period, the rapid growth in equity assets under management resulted in substantially increased sizes of institutional equity orders. According to Liquidnet member data, the average size of an institutional order is over 198,000 shares. This mismatch between the large size of institutional orders and the small size of executed trades has resulted in significant market inefficiencies and increased trade execution costs. In attempting to address this problem, institutional investors often take steps to conceal the size of their orders to interact with the much smaller average transaction size in the public markets. As a result, a significant portion of the institution's order often remains within its OMS and is not made available to interact with the public markets. We refer to these withheld orders as latent liquidity.

          Our marketplace provides a venue for efficient execution of large block trades. By integrating our members' OMSs with our system, members who access our marketplace can have the latent liquidity in their OMS automatically retrieved, on a confidential basis, by our system as trade indications. Our negotiation system then acts as a search engine to scan for a potential trading counterparty (for example, a "buy" indication to match against a "sell"). When a match is located, both members are alerted, providing them with an opportunity to anonymously negotiate and trade large blocks with each other. This integration model creates what we believe to be the largest pool of natural liquidity in the equity securities trading industry.

Increasing globalization of equity securities trading

          Global institutional order size and cross-border trading by institutional investors continues to grow, while the average execution size on global public equity markets continues to decrease. In addition, we believe that the evolving regulatory environment of global markets will increase trading opportunities within our marketplace, as exemplified by MiFID.

          In response to these global trends in equity trading, we expanded our marketplace to Europe, Canada, Africa, Asia and Australia, leveraging our core trading system. According to LSE Market Data Reporting, we are regularly ranked as one of the five largest agency brokers on the London Stock Exchange, or the LSE, based on traded principal value. Our members began trading European equity securities through our network in November 2002, and Canadian equity securities in October 2006. We commenced trading in Asia in November 2007 and in Australia in February 2008.

          Our global trading network enables our members to seamlessly trade equity securities cross-border. For example, a member in France can directly negotiate the purchase of a Hong Kong security with a selling member in the United States. By creating a truly electronic borderless marketplace, we are able to provide our members more efficient access to the global equity securities markets. This network effect helps us build critical mass in new markets as existing members provide their cross-border liquidity for trading in new markets.

Rise in electronic trading

          Technological advances, including the widespread use of the Internet, have led to a significant increase in electronic trading of equity securities. For example, according to an October 2007 Tabb Group report, institutional investors, rather than placing orders through traditional block trading desks, are now more likely to send a larger percentage of their orders to electronic trading desks that use algorithms to access exchanges, electronic communication networks, or ECNs, and other third-party execution venues. As institutions and brokers increase their use of electronic trading, we believe that the liquidity in our marketplace and our trading volumes will also increase.

          Advances in technology have also led to a significant increase in the number of electronic trading systems. According to the Tabb Group report, the U.S. market is now comprised of 52 equity trading systems. The increase in electronic trading venues has fragmented market liquidity, driving institutional investors to seek liquidity from numerous venues. For example, despite an increase of 44 percent in total U.S. trading volume from the third quarter of 2007 to the third quarter of 2008 (6.61 to 9.5 billion shares), the average daily volume of shares traded on the NYSE increased only 8 percent over the same period (2.21 to 2.39 billion shares per day). This market fragmentation increases the time to execute a trade, creates the potential for opportunity costs, and ultimately results in additional market impact costs.

          In response to these market inefficiencies, we introduced Liquidnet H2O in the United States in 2005. Liquidnet H2O aggregates this fragmented market liquidity through our SLPs, which enables our members to interact with additional liquidity in a controlled and secure environment. Liquidnet H2O provides for automatic execution of trades between SLPs and our members at the midpoint of the best bid and offer in the market, providing price improvement to both parties to the trade. As of September 30, 2008, we had 25 SLPs, representing on average 8.5 billion shares of liquidity per day. In addition, in 2007, we launched our electronic trading desk in the United States, which utilizes our proprietary algorithms to determine the most efficient means for interacting with our liquidity pools as well as routing customer orders to third-party execution venues.

          Our members now access the institutional liquidity in our negotiation system, our SLPs' liquidity in Liquidnet H2O and the external markets via our proprietary algorithms. As a result, our members can negotiate trades manually with other members or create Supernatural orders that interact with our negotiation system, Liquidnet H2O and external venues. Supernatural orders are firm orders that are committed for execution.

Our competitive strengths

          We have established a leading global institutional marketplace for trading equity securities by leveraging a number of key strengths, including:

Trusted marketplace for institutional investors

          We have created a trusted marketplace for institutional investors, based on the following principles:

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  Institutional investor focus.  We are the only electronic trading venue for equity securities whose customer base is comprised solely of institutional investors. This focus allows us to better serve the specific needs of our members.

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  Confidentiality of member information.  We have designed our marketplace to preserve and protect our members' trading and other information.

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  Market integrity.  Through our internal member behavior review board, we monitor activity by members on our system to protect against members taking actions that are detrimental to the rest of the member community. If there is a violation of our community protocol, we take action, including suspending membership where appropriate.

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  Level playing field.  We offer the same rights and services to all of our members, irrespective of size or trading volumes.

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  Agency-only trading.  Because we trade only as an agent, we do not use our members' order information for our own profit, but focus exclusively on achieving best execution for our members' trades.

Large and differentiated liquidity pools

          Our large and differentiated liquidity pools are central to the value we provide to our members.

  •
  Access to large pools of liquidity.  Through our marketplace, our members have access to our global natural liquidity pool of more than 8.74 billion shares per day on average and our Liquidnet H2O liquidity pool of an additional 8.5 billion shares per day on average.

  •
  First look.  We display matches to our members automatically as soon as they log in to our system. This provides our members an opportunity to trade large orders before they divide and place them with other execution venues and brokers.

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  Network effect.  As more members and SLPs join our marketplace, our liquidity pool increases, resulting in more trading opportunities and trade executions for all of our members. We believe this network effect increases the overall value of our marketplace to our members.

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  Integrated institutional and broker-dealer liquidity.  Unlike many of our competitors, we integrate hard-to-find institutional liquidity, irrespective of borders or distance. Our H2O system delivers integrated liquidity from 25 leading broker-dealers and marketplaces that route orders directly to us for our members to execute against.

Strong value proposition

          The key elements of our value proposition for our members include the following:

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  Reduced market impact costs.  By accessing the liquidity in our marketplace, our members can reduce or eliminate the market impact costs associated with exposing their orders to the public market.

  •
  Enhanced opportunity for price improvement.  Our negotiation system provides an average price improvement, defined as the difference between the execution price and the best displayed bid (or offer), of 1.29¢ per share for U.S. equity securities. The aggregate price improvement for 2007 for all trades in U.S. equity securities in our negotiation system was $185.0 million. During 2007, 71% of trades in our negotiation system were executed at the midpoint of the NBBO. Liquidnet H2O provides price improvement to both the buyer and seller on all trades, as all trades in Liquidnet H2O are executed at the NBBO.

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  Efficient execution of large block trades.  Our average trade size is consistently the highest among electronic marketplaces. During 2007, our average execution size for trades manually negotiated on our negotiation system was 51,580 shares per execution, which is 172 times larger than the average execution size on the NYSE and 189 times larger than the average trade size on Nasdaq (273 shares) during the same period. In addition, during 2007, our average execution size for U.K. trades measured in traded principal value was
  £848,378 per execution, which is 32 times larger than the average execution size on the LSE (£26,166) during the same period. On average, we execute the first or second largest trade of the day in 70% of the equity securities that we trade in our negotiation system during the day.

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  Greater ability to trade less liquid equity securities.  We are a desirable venue for trading less liquid equity securities. For example, U.S. small-cap equity securities that our members executed in our negotiation system during a given day represent on average 56% of the block volume for that equity on that day. In addition, 21% of the U.S. small-cap equity securities that our members trade in our negotiation system represent 100% of the block volume for that equity on that day.

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  Superior internal fill, total fill and traditional crossing rates.  Three key indicators of execution quality for our growing Supernatural orders product are our internal fill rate, our total fill rate and our traditional crossing rate. Supernatural orders are orders that can access our negotiation system, Liquidnet H2O and external venues. Our internal crossing rate is the aggregate number of shares of Supernatural orders that are executed in our negotiation system and Liquidnet H2O as a percentage of aggregate Supernatural order size. Our total fill rate is the aggregate number of shares of Supernatural orders that are executed by us in our negotiation system and Liquidnet H2O and external execution venues as a percentage of aggregate Supernatural order size. Our traditional crossing rate is the aggregate number of shares of Supernatural orders that are executed by us in our negotiation system or Liquidnet H2O as a percentage of the aggregate number of shares of Supernatural orders executed. We believe our internal fill rate (24% in October 2008), our total fill rate (43% in October 2008), and our traditional crossing rate (57% in October 2008) for Supernatural orders contribute to reduced trading costs for our members. We believe we are well-positioned to increase our internal fill and total fill rates as we add to our institutional and SLP liquidity pools.

Proven and scalable technology

          We believe our proprietary technology provides our members with a proven and efficient system to access our liquidity pools and the public equity markets. We designed our system to be intuitive and user friendly and to fit seamlessly with our members' workflow. We continuously upgrade our system to provide additional functionality.

          From January 1, 2008 through September 30, 2008, the core servers on which our negotiation system and Liquidnet H2O run had 100% up-time during trading hours. This is the result of our developing reliable software and our strong internal processes, including automated testing capabilities.

          Our system has proven its scalability to handle new members and new markets. Our technological capabilities allow us to more rapidly implement and integrate our suite of products globally. In addition to the increased liquidity provided by our new members located in new markets, our global trading network allows us to quickly build substantial liquidity as current members contribute their cross-border liquidity for trading.

Experienced leadership team

          Our leadership team is comprised of executives with over 21 years of experience on average in the technology and financial services industries and approximately five years of experience at our company. Seth Merrin, our founder and Chief Executive Officer, is a proven innovator who created the first commercial OMS, the Merrin Financial Trading Platform, in 1985. Since our inception, we have enhanced our leadership team with additional experienced professionals. Our leadership team's extensive experience in managing electronic trading businesses and deep understanding of our members' trading requirements and technology has assisted us in developing our marketplace and providing valuable trading products and services for our members.

Innovative culture

          Our most important asset is our people. We strive to foster continuous improvement through a culture of innovation and broad thinking. We believe that innovative thinking combined with a supportive process will result in the creation of new ideas and products that will enhance our business. For example, we recently launched the Liquidnet Innovation Forum, an employee-driven program that facilitates the development of new ideas for enhancing our business, products, competitive advantage and work environment. We are also dedicated to continuous learning and development for all employees. Now in its third year, our Liquidnet University, or LNU, provides customized curriculum for all levels of staff, and offers courses in technical, business and leadership skills.

Our growth strategy

          We seek to advance our leadership position by focusing on the following key strategies for growth:

Expand trading opportunities in U.S. equity securities

          Our new products and services provide more opportunities for our members trading U.S. equity securities. In our original negotiation system, our market opportunity was limited to the portion of natural liquidity we matched, which is approximately 14% of the latent liquidity in U.S. equity securities received from our members. With our negotiation system, our members only have the opportunity to execute if there is a buying or selling member with a matching indication. With our recent investment in new products and services, including Liquidnet H2O, our electronic trading desk and Supernatural orders, our members globally now have the ability to trade up to 100% of their U.S. equity orders in our marketplace. A member now can create a Supernatural order that can execute not only against our natural liquidity, but also against our SLP liquidity and in the external markets via our proprietary algorithms. This means the member now has the opportunity to execute an order through our marketplace even when there is no counterparty with a matching indication in our negotiation system. The member's Supernatural order can interact with SLP liquidity in Liquidnet H2O and access external venues, and, if a matching counterparty indication subsequently appears, the system can negotiate with that counterparty. Our strategy is to drive adoption of these new products by demonstrating the compelling value proposition, including our superior execution quality.

Grow our liquidity pool

          We have one of the largest existing pools of institutional liquidity and are well-positioned to expand this pool. Our strategies to expand our liquidity pool include:

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  Increase institutional liquidity in the international markets where we operate.  We are at a relatively early stage in most of our international markets and we see opportunities for future growth. As of September 30, 2008, we had 278 members connected for trading European securities, 231 members connected for trading Canadian securities and 122 members connected for trading Asian and Australian equity securities in our marketplace. Since 2002, the number of members connected to our marketplace for trading European securities in our marketplace has increased from 24 to 278. We plan to continue to increase the institutional liquidity in our marketplace by adding new members in these markets.

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  Add new SLPs in the United States.  Our 25 SLPs, combined with our natural pool, provide an internal fill rate (24% in October 2008), a total fill rate (43% in October 2008) and a traditional crossing rate (57% in October 2008) for Supernatural orders, which we believe contribute to reduced trading costs for our customers. For regulatory purposes, SLPs cannot contractually obligate themselves to make their order flow available to any one marketplace. However, our aggregate SLP liquidity continues to grow over time as we continue to add new SLPs and due to the execution quality provided by our marketplace. We plan to continue to add new SLPs in the United States to provide additional liquidity and to further increase our internal fill and total fill rates.

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  Attract liquidity from program and transition traders.  While our system continues to be embraced by our members for block trading, the scale and nature of our liquidity pool is now also attractive to program and transition traders at our member firms. Program trading has been one of the fastest growing segments of equity securities markets and, according to NYSE data, accounted for an average of over 900 million shares of daily NYSE volumes during the last week of October 2008. As we continue to expand our reach into this new trading segment, we plan to continue to develop and introduce new products that meet the needs of these and other trading styles.

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  Continue to expand into new international markets.  Our existing members trade equity securities listed in 29 countries, and we believe we can capture an increased portion of their trading volume by expanding our global offering. We have designed a technology framework to expedite our ability to launch trading in new markets. As a result, we plan to continue to expand into new international markets, many of which we believe we can address without additional infrastructure cost.

Deploy our products and services globally

          As we attain a critical mass of natural liquidity in international markets, our strategy is to leverage this liquidity by introducing our full suite of products and services. We plan to launch Liquidnet H2O, our electronic trading desk and Supernatural orders first in Europe and then in Canada, Asia and Australia. We believe this will provide more trading opportunities for members trading international equity securities, consistent with our strategy for U.S. equity securities.

Develop and introduce innovative new products

          Innovation is one of our core values and competencies. We have a history of designing innovative products and services to address the trading needs of our members, including our negotiation system, Liquidnet H2O and Supernatural orders. As the equity securities trading markets continue to evolve, our goal is to continue developing innovative new products that leverage our existing liquidity to address the evolving needs of institutional investors.

Our products and services

          We believe our marketplace offers our members a superior way to trade large blocks of equity securities. Our global institutional marketplace enables anonymous, one-to-one negotiation of large block trades and the creation and execution of Supernatural orders. The diagram below highlights our liquidity sources, our product lines and our execution venues.

Liquidnet's Global Marketplace

Liquidity sources

          Liquidity is provided to our marketplace by our members, non-member customers and SLPs. Our solution is differentiated by the integration of our members' OMSs with our marketplace. With this integration, traders who access our marketplace can have the latent liquidity in their OMS automatically retrieved by our system as trade indications. For example, if a member has a buy order for 300,000 shares in its OMS and routes 10,000 shares to a broker, the residual amount of 290,000 shares would be retrieved by our system as a trade indication. Our system in turn anonymously notifies that member and other members with matching sell indications that a match exists. The buyer and a seller can then anonymously negotiate and trade large blocks with each other through our desktop application. This integration model has created what we believe is the largest global pool of natural liquidity in the equity securities trading industry. Members also may send certain orders directly to our electronic trading desk. We also gather liquidity through our electronic trading desk from institutions that do not qualify for membership. In addition to our natural pool of liquidity, our SLPs deliver significant additional liquidity through Liquidnet H2O.

Products

          We currently have two principal product lines that result in the execution of trades and generation of revenue: natural negotiation and Supernatural orders.

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  Natural negotiation.  Once a member's trader logs in to our system, the trader is notified of any matches via our trading application installed on his or her desktop. Only the trader and the potential trading counterparty know that a match exists and the two traders can then negotiate with each other through our system. Our desktop application facilitates an electronic negotiation in which the trader inputs price, quantity and other trade parameters and sends and receives negotiation messages. The negotiation is completely anonymous because the identity of the counterparty is not disclosed in the negotiation process or by any other means. The quantity being negotiated by both parties is not disclosed until a price has been agreed upon. If the traders reach an agreement, they are then notified of the execution quantity, which is the lower of the two quantities submitted. All negotiated trades are executed in our negotiation system.

  •
  Supernatural orders.  Supernatural orders can be created by members and non-member customers for potential execution in our negotiation system, Liquidnet H2O or in external markets via our suite of proprietary algorithms, designed for different trading strategies. The March 2007 acquisition of Miletus enabled us to accelerate the development of our Supernatural orders product with the technology and intellectual property we acquired. The Miletus acquisition now also allows our members to access our liquidity for program and transition trading.

Execution venues

          Our marketplace consists of two proprietary execution venues:

  •
  Negotiation system.  Our execution venue for negotiated trades (our negotiation alternative trading system, or ATS) handles all negotiations in our system.

  •
  Liquidnet H2O.  Our H2O execution venue (our H2O ATS) handles all fully automated midpoint executions involving member and non-member Supernatural orders and orders from SLPs.

          In addition to our two proprietary execution venues, we provide our members and non-member customers strategic access to the external markets via our suite of proprietary algorithms, designed for different trading strategies. In a survey of institutional traders by Traders Monthly Magazine in February/March 2008, institutional traders ranked our algorithms as #2 overall in the U.S. equity securities trading market.

          With Liquidnet H2O, members can execute trades against our SLP liquidity by creating Supernatural orders. This reverses the paradigm of sending institutional sized orders out into external markets to execute against smaller sized orders. Instead, our members create Supernatural orders that reside within Liquidnet H2O and can execute against orders that are routed to our marketplace from smart order routing systems operated by our SLPs. Trades in Liquidnet H2O are executed at the midpoint of the NBBO. Because Liquidnet H2O executes trades at the NBBO and does not charge a commission to our SLPs, in many cases our SLPs will provide our members the first opportunity to execute against their customer orders before their customer orders are sent on for execution in the public market. Our member orders also can execute against other member orders in Liquidnet H2O.

          To assist traders who choose not to negotiate each order, our auto-negotiation engine can automatically negotiate a Supernatural order on their behalf against another trader that is manually negotiating in our system. If a trader creates a Supernatural order and a potential trading counterparty in that same equity security is identified, our system will automatically seek to negotiate the Supernatural order with that counterparty. Prior to the start of the auto-negotiation, the Supernatural order is removed from the H2O pool of liquidity. The manual trading counterparty does not realize that the negotiation is with the auto-negotiation engine. The auto-negotiation engine attempts to negotiate with the manual counterparty at a price that is pegged to the midpoint of the NBBO. Once a trade is executed, any residual shares from the Supernatural order can interact again with the H2O liquidity pool. All negotiations, whether involving two manual traders or one manual trader negotiating against the auto-negotiation engine, occur in our negotiation system.

Electronic trading desk

          Our electronic trading desk uses proprietary algorithms to strategically access liquidity in our negotiation system and Liquidnet H2O as well as the external markets. We established our trading desk in 2007 upon our acquisition of Miletus. Customers can transmit orders to our trading desk electronically or by telephone. Our desk trades only as an agent on behalf of customers and routes all orders electronically.

Hypothetical order scenario

          The following example illustrates the operation of our system. If a member has an order in its order management system to buy 300,000 shares and has routed 10,000 shares of that order to a broker or trading system for execution, our system will automatically receive an indication of 290,000 shares from the member. This represents the member's latent liquidity on that order. If our negotiation system has another member with a matching indication to sell, we notify the buyer and seller that they have matching indications. The buyer and seller can then use our desktop application to negotiate a trade directly with each other. In this example, assume the buyer and seller negotiate a trade for 150,000 shares through the negotiation system. The buyer can now create a Supernatural order for the remaining 140,000 shares. Our system determines the most efficient manner to execute that Supernatural order, based on parameters designated by the member. Our system can complete Supernatural orders using a combination of: executing trades in Liquidnet H2O at the midpoint of the NBBO against an opposite-side Supernatural or SLP order; negotiating trades against another trader who is negotiating in our negotiation system; or routing orders to one or more external execution venues. In this example, if our member creates a Supernatural order for 140,000 shares and our system executes 60,000 shares in Liquidnet H2O, negotiates a purchase of 60,000 shares in our negotiation system and executes 20,000 shares at one or more external execution venues, the order is filled.

Commission sharing arrangements

          In the United States, we offer members and non-member customers certain commission sharing and similar arrangements, or CSAs, including our own CSA, Liquidnet Select, that allows them to use commission credits to pay for certain services, including research from third-party providers. We credit a portion of certain trading commissions into CSA accounts. We believe that offering CSAs helps increase our trading volumes. We also offer certain CSA programs to members in international locations.

Our community

Members

          We refer to the institutional investors who participate in our negotiation system and Liquidnet H2O as members. Our members consist of investment managers trading on behalf of mutual funds and other managed accounts, hedge funds and pension and retirement funds. Our members must meet certain criteria, including minimum equity assets under management of $200 million, or an equivalent amount in a non-U.S. currency. Members must also be approved by our clearing firm and are required to enter into a subscriber agreement with us. We also must determine that they have the ability to execute block trades on a consistent basis and that their trading activity would not be reasonably objectionable to our member community. Members have access to our desktop application, including our negotiation system, Liquidnet H2O and our electronic trading desk.

          Our members have the ability to trade equity securities listed in 29 countries on five continents — North America, Europe, Africa, Asia and Australia. Our membership has grown from 38 U.S. members when we launched in April 2001 to 552 members globally as of September 30, 2008. These members collectively accounted for an estimated $16 trillion in equity assets under management, or an average of $29 billion per member. We are continuously adding new members to our global marketplace. In 2007, we added a total of 71 new members with an aggregate of an additional $1 trillion in equity assets under management.

Non-member customers

          Our non-member customers are institutions that do not meet our specified membership criteria. Our non-member customers do not have access to our desktop application, but they can send Supernatural orders to our electronic trading desk for execution in our proprietary execution venues and external markets.

Strategic partners

          We currently have two types of principal strategic partners: OMS vendors and SLPs. Our OMS partners, including Advent, Bloomberg, Charles River Development, DST, Eze Castle Software, EZX, Fidessa Latent Zero, Flextrade, Indata, IRESS, Instinet, Macgregor, Portware, SunGard and Thomson, build interfaces into their OMS products to allow for the flow of information between the OMS and our global marketplace. As of September 30, 2008, we partnered with 18 OMS vendors.

          Our SLPs route orders to buy or sell equity securities into Liquidnet H2O allowing for price-improved executions for our members, non-member customers and the SLPs. As of September 30, 2008, we partnered with 25 SLPs. Our SLPs include leading brokerage firms such as Bank of America, Barclays Capital, Bloomberg, BNY, Credit Suisse, Fidelity, Goldman Sachs Execution and Clearing, Instinet, Interactive Brokers, Jefferies, J.P. Morgan, Piper Jaffray, RBC Carlin, Sanford Bernstein, UBS UNX and Weeden and Co. Additionally, Liquidnet has established SLP partnerships with leading global marketplaces, including BATS Trading and Direct Edge ECN.

Liquidity Watch-Community experience monitoring

          We monitor activity by members in our marketplace to protect against members taking actions that are detrimental to the rest of the member community. If there is a violation of our community protocol, we take action, including suspending membership where appropriate.

          Our Liquidity Watch group investigates all member complaints against other members. We use database tools to look for patterns of complaints against a member or patterns of questionable member activity, as opposed to isolated events. As an example, a buyer might complain that a match with a selling counterparty in the system disappeared and then reappeared. In this situation, we might look at the selling member's activity on that match and in prior matches and negotiations to determine whether the seller could be reducing and increasing its indication quantity in an attempt to ascertain the buyer's true indication quantity. This action could be detrimental to the buyer because the seller could use its knowledge of the buyer's exact quantity in an attempt to front-run (i.e., buy in front of) the seller's order by transacting in the public markets. This violates our marketplace protocol as we have designed our marketplace to be used as a trading tool, not as an information source. If we detect a pattern of activity that could be problematic, we would, continuing the prior example, raise this issue with the seller. If the seller has a valid explanation for the activity in question, we would inform the buyer. If the seller does not have a valid explanation, we could take further actions, which may include suspension of that member.

Competition

          The market for equity trading services, particularly electronic trading services, is rapidly evolving and highly competitive. We compete for trade execution services with all of the following entities:

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  block trading desks of the leading investment banks, such as Credit Suisse, Goldman Sachs, Merrill Lynch, Morgan Stanley and UBS;

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  electronic trading desks and associated alternative trading systems established by the investment banks that provide algorithmic, portfolio and other trading services;

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  agency-only institutional brokers, such as Bloomberg Tradebook, BNY Convergex, Instinet and ITG;

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  industry sponsored and owned consortia, including AXE in Australia, BIDS Trading, Project Alpha in Canada and Project Turquoise in Europe;

  •
  other electronic trading venues, such as ITG's POSIT, NYFIX and Pipeline;

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  the various national and regional securities exchanges, including the Australian Stock Exchange, Bolsa de Madrid, the London Stock Exchange, NASDAQ OMX, NYSE Euronext, the Stock Exchange of Hong Kong, the Toronto Stock Exchange and the Tokyo Stock Exchange; and

  •
  electronic communication networks, or ECNs, such as BATS Trading and Direct Edge ECN.

          Several of our competitors are also SLPs, illustrating how our model continues to attract competing marketplaces into partnership agreements with us. These include crossing networks owned and operated by some of our underwriters, such as Goldman Sachs' Sigma X and Credit Suisse's CrossFinder systems. Their systems include broker-dealer and other order flow that our marketplace does not directly serve, and they compete principally for smaller-sized trades. As a result, these systems both compete with and complement our product offering. Our competitors NASDAQ OMX and NYSE Euronext operate important exchanges in the United States and internationally. Both have announced plans to offer their broker-dealer customers access to electronic trading networks.

Sales and marketing

          Our sales team is responsible for recruiting new members and non-member customers. Additionally, they manage relationships with our members, by providing them with usage and transaction cost analysis reports, addressing questions and concerns, collecting and relaying feedback, and articulating the benefits of our marketplace. As of September 30, 2008, we had 65 sales professionals located across the United States and in Canada, the United Kingdom, Hong Kong, Australia and Japan.

          Our marketing team supports our sales efforts and is responsible for our public relations and our corporate and product marketing activities. Public relations activities include media relations, internal communications, government relations, and community affairs programs. Marketing activities include all corporate branding, advertising, promotions, event marketing, and other sales support activities. The marketing team works closely with the product design group in designing strategies to bring new products and enhancements to market.

Global Social Engagement

          Another aspect of our innovative culture is our belief that as individuals and as a company, we have a social responsibility. Based on this view, we commit up to one percent of revenues each year to address social challenges through our Global Social Engagement, or GSE, programs. Beyond our financial resources, GSE includes our time, our expertise, and the dedication of our employees and their family members. We also believe that our GSE programs serve as a way to differentiate ourselves to our members, and to recruit, retain and inspire employees.

Technology and infrastructure

          Technology is a critical component of our business. The primary components of our technology and infrastructure are our network, the order management system interface, which we refer to as the OMSI, and our trading application installed on the trader's desktop. Our network receives orders transmitted from each member's OMS, filtering these orders according to the criteria defined by each trader, generating trade indications and facilitating negotiations and creation and execution of Supernatural orders through our trading application.

          Our network obtains its information from each member's OMS by means of our OMSI, a patented hardware/software solution provided by us. Our OMSI integrates with each member's OMS and is designed and developed by working directly with the vendor of each OMS. If a member uses a custom OMS, we work with the member to tailor a solution for its specific OMS configurations. By integrating our marketplace directly with the OMS, the trader's existing workflow and compliance procedures do not change.

          We have a global business continuity process to protect against network and business interruptions. Our network includes a primary and back-up data center in different regions of the United States and a data center in Asia. We also plan to establish a data center in a second Asian country. Our back-up data center provides support for our system if there is a failure at our primary data center. We also have back-up operational facilities where key support personnel can relocate to provide business continuity if there is a disruption at our New York office. As part of our business continuity process, we periodically operate from our back-up facilities.

          Messaging across our network occurs via publish-subscribe integrated software, which provides guaranteed message delivery, rapid inter-process communications, scalability, and fault tolerance. Messaging is event based. The architecture includes services for transmission security, broadcasting messages to multiple member firms, and error recovery.

          Security in our marketplace occurs via encryption, authentication, and authorization. Encryption of data traffic is accomplished via industry-standard Secure Sockets Layer technology. Authentication is achieved through the use of both digital certificates and proprietary authentication logic.

          We have developed and implemented detailed processes designed to protect the confidentiality of the information in our network, including system restrictions on who can access member data, and have engaged a third-party consultant to conduct an annual SAS 70, Type II review of our system, technology and procedures. This review focuses on measures taken to ensure information security and business continuity in case of business disruptions.

          Our trading application resides on each trader's desktop. Our network only accepts communication from our members' pre-approved Internet addresses. Our trader application does not connect to any systems within the member's network and does not connect to our OMSI. As traders take action through our trader application, messages are sent to our network, which facilitates negotiations between the parties. As executions occur, our network updates each member site by sending execution reports directly to the OMSs of the buyer and seller.

          To facilitate trading by our members, we display market data from the exchanges through our system. We have contracted with Reuters as our global market data provider.

          We have designed our system to support the continued growth of our business. As of September 30, 2008, we employed 114 personnel involved in the design, development and testing of our system.

          Our strong internal processes, including automated testing capabilities, are key to our ability to quickly develop quality software. Our Quality Assurance team focuses full-time on testing system functionality and performance, which includes testing of system latency and capacity.

          Our Member Services group is responsible for the trade support, product support, implementation and member behavioral review functions. Our trade support group handles trade processing and settlement. Our product support group provides continuous toll-free telephone and e-mail support to our members during all times that our system is open for trading. Our implementation group handles implementation of new members to trade on our system. Implementation time for a new member varies based on various factors, including the OMS integration process for the member and any specific member workflow requirements. Our member behavioral review board reviews and acts upon allegations of misconduct by members.

Intellectual property

          We rely on a combination of patent, trademark, copyright, and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology, intellectual property rights and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties. We rigorously control access to proprietary technology.

          We have been granted one U.S. patent covering our method for interfacing with our members' order management systems, and we have applied for two additional U.S. patents relating to other products and services. Additional patent applications likely will be filed in the future to further protect our proprietary technology.

          "Liquidnet," "Liquidnet H2O," "Supernatural," "Customized Solutions for Intelligent Trading" and "It's Different Here" are our registered trademarks in the United States and "Liquidnet" is also our registered trademark in several other countries. We have also applied for U.S. federal registrations for the Liquidnet wave design logo and the marks "The Global Institutional Marketplace," "Buy-side Voice," "H2O Blocks" and "Liquidnet Trade Insights."

Clearing and settlement

          All transactions we execute for our customers and SLPs are cleared on a fully-disclosed basis by J.P. Morgan Clearing Corp. or another established clearing firm in the applicable jurisdiction, except for certain trades in Hong Kong and Japanese securities that we self-clear in accordance with local practice and regulations. The clearing firm in each jurisdiction is responsible for the issuance of confirmations and account statements to our customers and SLPs and for the clearance and settlement of all trades.

Regulation

          We operate in an extensively regulated industry in the United States and other international markets. We currently have six operating subsidiaries that are regulated under the securities laws of the jurisdictions in which they operate.

U.S. regulation

          Liquidnet, Inc., or LNI, a U.S. subsidiary, is a broker-dealer registered with the Securities and Exchange Commission, or the SEC, in the United States. LNI is a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation.

          LNI operates two alternative trading systems, or ATSs, both of which are registered with the SEC under Regulation ATS:

  •
  The Liquidnet Negotiation ATS, which provides all negotiation functionality.

  •
  The Liquidnet H2O ATS, which provides the Liquidnet H2O auto-execution functionality.

          Liquidnet, Inc. also is registered as an international dealer with the Ontario Securities Commission.

International regulation

          Liquidnet Europe Limited, or LNEL, is an investment firm authorized by the Financial Services Authority, or FSA, in the United Kingdom as a limited license firm and operator of a multilateral trading facility. LNEL also is a member of the London Stock Exchange. LNEL has obtained passport authority to transact business with customers in other European jurisdictions.

          Liquidnet Canada Inc., or LNC, is authorized as an investment dealer by the Ontario Securities Commission, the Autorite des Marches Financiers of Quebec and the British Columbia, Alberta and Saskatchewan Securities Commissions. LNC also is a member of the Investment Industry Regulatory Organization of Canada, or IIROC. Where required, Liquidnet Canada also is registered with these Canadian provinces as an ATS. Liquidnet Canada's market activities are regulated by IIROC.

          Liquidnet Asia Limited is licensed by the Hong Kong Securities and Futures Commission to carry out Type 1 (dealing in securities) and Type 7 (providing automated trading services) regulated activities. Liquidnet Asia Limited is a member of the Hong Kong Stock Exchange and Hong Kong Securities Clearing Corp. Liquidnet Asia Limited also is licensed by the Monetary Authority of Singapore as a Recognized Market Operator.

          Liquidnet Australia Pty Ltd. is a licensed corporation under the Corporations Act of Australia and authorized by the Australian Securities and Investments Commission as a holder of an Australian Financial Services License, AFSL number 312525.

          Liquidnet Japan Inc. is registered as a dealer by the Japanese Financial Services Agency. Liquidnet Japan is a member of the Japanese Securities Dealers Association and the Jasdec Clearing Corp.

ATS regulation

          Our negotiation system and Liquidnet H2O are subject to various requirements under Regulation ATS in the U.S. Under Regulation ATS, an ATS that executes 5% or more of the aggregate market volume of a security for four of the preceding six calendar months must provide fair access to its system for trading in that security during the following calendar month. The SEC has issued an exemptive order to us which increases from 5% to 20% the threshold at which our negotiation system becomes subject to the fair access requirement. Liquidnet H2O is subject to the fair access requirement at the 5% threshold. As an additional requirement under Regulation ATS, ATSs that execute 5% or more of the volume of a security for four of six consecutive calendar months must publicly display all orders that are displayed to more than one system participant. Our negotiation system, which provides for one-to-one negotiations, is not subject to this display requirement.

          In Europe, our marketplace is subject to regulation as a multilateral trading facility or MTF. MTFs in Europe are subject to similar regulations as those applicable to alternative trading systems in the U.S., including a requirement to publicly display orders, referred to as "pre-trade transparency." As in the United States, our negotiation system is exempt from the display requirement because it provides for negotiated transactions. Liquidnet H2O also is exempt from this requirement because it executes all trades at a derived price, which is the midpoint of the NBBO.

Regulatory capital requirements

          Liquidnet, Inc., our SEC-registered broker-dealer subsidiary, is subject to the SEC's Uniform Net Capital Rule, which requires that at least a minimum part of registered broker-dealers' assets be kept in relatively liquid form. At December 31, 2007, Liquidnet, Inc. had net capital of $51.8 million, which was $50.3 million in excess of required net capital. At September 30, 2008, Liquidnet, Inc. had net capital of $46.9 million, which was $44.5 million in excess of required net capital.

          Our non-U.S. broker-dealer subsidiaries are also subject to various foreign net capital and minimum financial requirements and were in full compliance with such regulatory capital requirements as of December 31, 2007 and September 30, 2008. Our most significant international brokerage subsidiary, Liquidnet Europe Limited, is subject to the U.K. FSA's financial resources requirement. At December 31, 2007, Liquidnet Europe had financial resources, as defined, of $22.2 million, which was $20.3 million in excess of the minimum requirement. At September 30, 2008, Liquidnet Europe had financial resources, as defined, of $18.7 million, which was $12.9 million in excess of the minimum requirement.

Regulatory developments

          On November 1, 2007, the Markets in Financial Instruments Directive, or MiFID, became effective in the 30 member states of the European Economic Area (including the United Kingdom). The aim of MiFID is to create a single European market for the financial services industry and a common legal framework for all investors and providers within the European Union. Financial services firms and operators who wish to conduct business within the European Union now only need to seek approval once, rather than applying for permission from each individual local regulator. MiFID includes regulations specific to pre-trade and post-trade transparency, as well as rules on best execution, which require that firms take all reasonable steps to obtain the best possible result in the execution of an order for a client.

          We believe that MiFID can benefit our business in Europe by promoting increased focus by institutions on trading through cost-efficient execution venues like ours. MiFID also invalidated concentration rules in France, Italy and other European jurisdictions that required all trading by institutions in that jurisdiction to be conducted on the local exchange. The removal of concentration rules expands our market opportunity in these jurisdictions. Finally, MiFID promotes competition for trade reporting services, which has reduced our trade reporting costs in Europe.

Employees

          As of September 30, 2008, we had a total of 405 employees based in the following locations:

Location	Number of employees
U.S.	327
U.K.	36
Canada	8
Hong Kong	13
Japan	14
Australia	7

          All of our employees are employed on a full-time basis, and none are represented by a labor union. We consider our relationships with our employees to be good. All of our employees receive equity-based compensation and have an ownership interest in our company. We have historically experienced an employee turnover rate of approximately five percent.

Facilities

          Our corporate headquarters are located in New York City, and we have six sales offices throughout the United States. We also have offices around the world. The table below provides information about our major global leased facilities:

Location	Principal Usage	Square Footage	Lease Expiration Year
New York, NY, United States	Corporate headquarters	170,840	2019
London, United Kingdom	Regional headquarters	5,700	2010
Toronto, Canada	Regional headquarters	7,453	2014
Hong Kong	Regional headquarters	3,012	2009
Sydney, Australia	Regional headquarters	2,437	2010
Tokyo, Japan	Regional headquarters	3,248	2010

Legal and administrative proceedings

          On November 21, 2006, Liquidnet, Inc. brought suit against ITG, Inc. and The Macgregor Group, Inc. (collectively, "ITG") in the United States District Court for the District of Delaware (captioned Liquidnet Inc. v. ITG, Inc. et al., Case No. 06-CV-703 (D. Del.)) asserting infringement of United States Patent No. 7,136,834 ("the '834 patent"). On January 23, 2007, a declaratory judgment action was brought by Investment Technology Group, Inc., ITG Inc., ITG Solutions Network, Inc., and The Macgregor Group, Inc. (collectively, "ITG") in the United States District Court for the Southern District of New York against Liquidnet Inc.'s parent company, Liquidnet Holdings, Inc. ("Liquidnet Holdings"). In that action, ITG sought a declaratory judgment that the '834 patent was not infringed, was invalid and was unenforceable. On January 26, 2007, Liquidnet Holdings dismissed its Delaware lawsuit in favor of the co-pending New York action (captioned Investment Technology Group, et al. v. Liquidnet Holdings, Inc., Case No. 07-CV-510 (SDNY)). On February 13, 2007, Liquidnet Holdings filed its answer, affirmative defenses and counterclaims in the New York action seeking a judgment that ITG's "Channel ITG," "BlockAlert" and "Macgregor XIP" products infringe the '834 patent.

          On July 31, 2007, Liquidnet Holdings brought suit against Pulse Trading, Inc. ("Pulse Trading") in the United States District Court for the Southern District of New York asserting infringement of the '834 patent by Pulse Trading's "BlockCross" product (captioned Liquidnet Holdings, Inc. v. Pulse Trading, Inc., Case No. 07-CV-6886 (SDNY)). On August 21, 2007, Pulse Trading filed its Answer and Counterclaims seeking a declaratory judgment of non-infringement. Both the action against ITG and the action against Pulse Trading have been assigned to the same District Court Judge in New York.

          On October 12, 2007, Liquidnet, ITG and Pulse Trading appeared before the Court for a pre-trial scheduling conference at which initial plans for discovery in both cases were agreed upon. On February 13, 2008, ITG was granted permission to file an amended complaint, which includes additional claims for fraud and tortious interference with prospective business relations. On February 29, 2008, Liquidnet Holdings filed its answer, affirmative defenses and counterclaims to ITG's amended complaint. On May 12, 2008, Pulse Trading filed an unopposed motion for leave to amend its answer to include counterclaims seeking a declaratory judgment of patent invalidity and unenforceability. On May 22, 2008, Liquidnet filed its reply to Pulse Trading's amended answer and counterclaims. Discovery in both actions is ongoing. We plan to vigorously pursue our patent infringement claims against both ITG and Pulse Trading, and we believe that ITG's and Pulse Trading's claims are without merit.

          Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of the matters discussed above will not have a material adverse effect on our business, financial condition or operating results or cash flows.

Corporate information

          Liquidnet Holdings, Inc. was incorporated on November 29, 1999 in Delaware. Our corporate headquarters are located in New York City at 498 Seventh Avenue. Our website is www.liquidnet.com and our main telephone number is +1 646 674-2000.

MANAGEMENT

Executive officers and directors

          Our current executive officers and directors, and their ages and positions as of September 30, 2008, are set forth below:

Name	Age	Position(s)
Seth Merrin	48	President, Chief Executive Officer and Director
Robert Young	52	Chief Operating Officer, Secretary and Treasurer
William Maw	50	Chief Financial Officer
Alfred Eskandar	35	Global Head of Corporate Strategy
Ken Hight	60	Global Head of Equities
Kevin Lupowitz	39	Chief Information Officer
Jerilyn Medrea	52	Global Head of Talent Engagement
Howard Meyerson	44	General Counsel and Chief Compliance Officer
Jim Brown(1)	44	Director
John Elliott(2)(3)	62	Director
Nathan Gantcher(1)	68	Director
Richard Kimball(1)(3)	51	Director
Eric LeGoff(1)	46	Director
Martin Mannion(2)	48	Director
Michael Price	57	Director
Lawrence Zicklin(2)	72	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating and Governance Committee

          Seth Merrin co-founded our company and has served as a director and as our President and Chief Executive Officer since November 1999. Prior to that, Seth co-founded VIE Systems, Inc., a financial services application integration software company, in 1997. In 1985, Seth founded his first company, Merrin Financial, which launched the industry's first order management, compliance and electronic order routing systems for asset managers. Merrin Financial was sold to ADP in 1996.

          Robert Young joined our company in September 2005 to develop our Canadian presence and capabilities and moved into his current role as Chief Operating Officer, Secretary and Treasurer in November 2006. From October 2001 to February 2005, Robert was Vice President of Sales and Marketing at TSX Group, operator of the Toronto Stock Exchange, where he introduced several successful trading innovations and programs. Robert was previously a director and executive officer of alternative marketplace startup OptiMark Technologies. He also has held several executive positions in New York and Toronto with Dow Jones & Company, including leadership of its key global equities initiatives during the late 1990s.

          William Maw has served as our Chief Financial Officer since July 2005. From February 1995 to July 2005, William was employed by General Electric where he held several senior finance positions, which included Manager of Financial Planning and Analysis at GE Equipment Services, Controller & Head of the Transaction Advisory Group at GE Capital Aviation Services and Controller at GE Global Consumer Finance. William also spent two years in the Technology Group at GE Equity, where he was involved in originating and managing equity investments. Prior to GE, William spent 13 years in the audit and accounting profession, including seven years at Price Waterhouse in New York where he was a senior audit manager in the Financial Services Industry Practice. William is a Chartered Accountant.

          Alfred Eskandar joined our company in July 2000 as Director of Marketing and held that position until November 2004 when he became our Director of Corporate Strategy. In July 2007, he became our Global Head of Corporate Strategy. Alfred also served as President and Chief Executive Officer of Miletus Trading, LLC from March 2007 through August 2007. From 1996 to 2000, Alfred headed business development for the operations, trading and technology division of Thomson Financial's Investment Marketing Group. Prior to that, Alfred helped launch Securities Industries News, which was acquired by Thomson Financial Services in 1996.

          Ken Hight has served as Global Head of Equities since May 2008 and President and Chief Executive Officer of our Canadian subsidiary since March 2008. From September 2005 to March 2008, Ken, as Executive Vice President of E*Trade Capital Markets LLC, was responsible for the management and operations of the E*TRADE Financial Corporation's institutional brokerage business which is based in the United States but operated globally. From May 2000 to September 2005, as President and Chief Executive Officer of ITG Canada Corp., Ken was responsible for its management and operations.

          Kevin Lupowitz joined our company in February 2000 and has served as our Chief Information Officer since June 2005. Kevin was our head of application development from February 2000 to July 2002, and Chief Technology Officer from July 2002 to June 2005. Prior to joining our company, Kevin was with Armonie Software, a company he co-founded in 1999. Prior to that, Kevin was the head of Institutional Trading Technology for New Era of Networks, Inc. Prior to that, Kevin was the head of Application Development for Heine Securities (Mutual Series Fund). Kevin started his career in financial services as a development manager at Merrin Financial.

          Jerilyn Medrea has served as our Global Head of Talent Engagement since August 2007. Recently, she was also given responsibility for our Global Social Engagement function. Prior to joining our company, Jerilyn was Director of Global Talent Acquisition at BearingPoint from July 2005 to August 2007, and from June 2003 to July 2005, she was Vice President, Global Human Resources for EMC/Smarts. Previously, Jerilyn held senior human resources roles at PepsiCo., Inc., PricewaterhouseCoopers and Champion International.

          Howard Meyerson has served as our General Counsel since July 2000. Prior to joining our company Howard was Of Counsel in the broker-dealer practice group at the law firm of Morgan, Lewis & Bockius LLP, where he represented broker-dealers, alternative trading systems, derivatives dealers and other companies in the financial services industry on a variety of transactional, regulatory and compliance matters. Howard is a member of the SIFMA Technology and Regulation Committee and its market data sub-committee. He has previously served as a member of the FINRA E-brokerage Committee.

          Jim Brown has served as a director since March 2000. He has been an investor in financial services companies for over a decade. Jim is a founder and managing partner of Long Ridge Equity Partners, a private equity fund specializing in financial services investments. He is also a managing director of TH Lee Putnam Ventures, a $1.1 billion private equity fund affiliated with Thomas H. Lee Partners and Putnam Investments. Before joining TH Lee Putnam Ventures, Jim served as a Senior Vice President at GE Equity, where he was responsible for strategic and financial investments in technology and financial services companies.

          John Elliott has served as a director since April 2006. He has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School since 2002. Prior to joining the Zicklin School, John served as an Associate Dean of the Johnson Graduate School of Management at Cornell University

from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. John is the Chairperson of the audit committee of National Financial Partners and has served as a director of the Graduate Management Admissions Council. John is a certified public accountant with a Ph.D. in Accounting from Cornell University.

          Nathan Gantcher has served as a director since January 2000. Nathan is currently the Managing Member of EXOP Capital LLC. In 2002, he joined Alpha Investment Management, LLC as Co-Chairman and Chief Executive Officer and ran the firm until it was sold to Safra National Bank in 2004. Prior to that, Nathan was the vice chairman of CIBC World Markets Corp., the U.S. Section broker dealer of Canadian Imperial Bank of Commerce (CIBC). CIBC acquired Oppenheimer in November 1997. Nathan had been with Oppenheimer since 1968 and served as its President, and Co-Chief Executive Officer from 1983 until the firm was acquired in 1997. In 2003, Nathan retired from the Board of Trustees of Tufts University of which he had been a member since 1983 and Chairman for the last eight years of that term. He is also a member of the Board of Overseers at the Columbia Business School. Nathan is a member of the Council on Foreign Relations, a director of Mack-Cali Realty Corporation, Centerline Capital Group, NDS and Liberty Acquisition Holdings.

          Richard Kimball has served as a director since February 2005. Since June 1995, Richard has served as a founding general partner of Technology Crossover Ventures, or TCV, a private equity and venture capital firm. Richard also serves on the board of directors of Techwell, Inc. and several private companies.

          Eric LeGoff has served as a director since November 1999. Eric is currently president of Hawthorne Associates, LLC, a company that provides consulting services to private equity firms. He co-founded our company along with Seth Merrin in November 1999 and was Chief Operating Officer from November 1999 through October 2006. Liquidnet Holdings is the third venture Seth Merrin and Eric LeGoff have started together. In 1997, they founded VIE Systems, an Enterprise Application Integration vendor of message-oriented middleware where Eric served as Chief Executive Officer. VIE was sold to New Era of Networks, Inc. in April 1999. Previously, Eric was head of operations at Michael Price's Mutual Series Funds from 1986 to 1996. In 1989, Eric founded Compliance Solutions, Inc., and created the first real-time portfolio compliance system for institutional investors in a joint venture with Merrin Financial.

          Martin Mannion has served as a director since March 2005. He is Managing Director of Summit Partners, or Summit, which he joined in 1985. Prior to joining Summit, Martin was employed by IBM Corporation. He has served on the boards of numerous private and public companies.

          Michael Price has served as a director since January 2000. Michael was chairman of the board of Franklin Mutual Advisers and Franklin Mutual Series Fund. He had been associated with both entities and their predecessor organizations since 1975. Michael was Vice President of the fund from 1975 until 1986. From 1986 until November 1, 1998 he was Chief Executive Officer, President and Chairman of the Board of the adviser and the fund, which came to be known as Mutual Series Fund. Michael is currently the President of The Price Family Foundation, Inc. and Managing Partner of MFP Investors LLC. He also serves as a director of The Albert Einstein College of Medicine, University of Oklahoma Foundation, Johns Hopkins and Jazz at Lincoln Center.

          Lawrence Zicklin has served as a director since January 2000. He was formerly Managing Partner, and Chairman of the Executive Committee, of Neuberger Berman, an investment management and broker-dealer organization, from 1975 until his retirement in 1999. At that time, he became Chairman of the Board, a position he retained until 2003. He is currently Chairman of the Board of the Baruch College Fund, a Clinical Professor at the Stern School at New York University, and a Lecturer at the Wharton School at the University of Pennsylvania. He is also Vice-Chairman of the Rand Center for Corporate Ethics and Governance.

          Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of directors

Director independence

          Our board of directors is currently composed of nine members. In June 2008, our board of directors undertook a review of the independence of the directors. As a result of this review, our board of directors determined that Jim Brown, John Elliott, Nathan Gantcher, Richard Kimball, Martin Mannion, Michael Price and Lawrence Zicklin are "independent directors" as defined under the rules of the             . This constitutes a majority of independent directors of our board of directors as required by the rules of the SEC and             .

Selection arrangements

          In connection with our 2005 recapitalization, involving the purchase by TCV and Summit of our Series A-1 convertible preferred stock, Richard Kimball and Martin Mannion were designated as directors by TCV and Summit, respectively, pursuant to the terms of the voting agreement we entered into with certain of our preferred and common stockholders. Also pursuant to the voting agreement, Jim Brown was designated as a director by TH Lee Putnam Ventures, which had acquired preferred stock in prior years that was converted into common stock in connection with the 2005 recapitalization. This voting agreement will terminate upon the closing of this offering and there will be no further contractual obligations, or terms of our outstanding securities, regarding the election of our directors.

Classified board

          Our amended and restated certificate of incorporation, which will be in effect immediately prior to this offering, will provide for a classified board of directors consisting of three classes of directors that will be, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, with the term of each class staggered so that the term of only one class of directors expires at each annual meeting. Our board of directors will be designated into classes as follows:

  •
  Class I directors whose term will expire at the 2009 annual meeting of stockholders;

  •
  Class II directors whose term will expire at the 2010 annual meeting of stockholders; and

  •
  Class III directors whose term will expire at the 2011 annual meeting of stockholders.

                                will be our lead independent director effective upon the consummation of this offering.

          Effective upon the consummation of this offering, Jim Brown, Eric LeGoff and Lawrence Zicklin will be designated Class I directors, Nathan Gantcher, Richard Kimball and Martin Mannion will be designated Class II directors and John Elliott, Seth Merrin and Michael Price will be designated Class III directors.

          Our amended and restated certificate of incorporation and amended and restated by-laws will provide that the number of authorized directors shall be determined from time to time by resolution of the board of directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Under

Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.

Committees of the board of directors

          Our board of directors has an audit committee, a compensation committee and a nominating and governance committee. Our committees have the composition and responsibilities described below.

  Audit committee

          Our audit committee is comprised of John Elliott, Martin Mannion and Lawrence Zicklin, each of whom is a non-employee member of our board of directors. John Elliott is the chairperson of our audit committee. Prior to this offering, our board of directors will determine that each member of our audit committee meets the requirements for independence and financial literacy under the applicable requirements of the             and SEC rules and regulations, and that the chairman of our audit committee qualifies as an audit committee financial expert under SEC rules and requirements. Our board of directors has adopted a written charter for the audit committee, which will be available on our website. The audit committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

  •
  preparing the audit committee report that the SEC requires in our annual proxy statement.

  Compensation committee

          Our compensation committee was formed in January 2008 and is comprised of Jim Brown, Nathan Gantcher, Richard Kimball and Eric LeGoff, each of whom is a non-employee member of our board of directors. In June 2008, Nathan Gantcher was appointed as a member and the chairperson of our compensation committee. Eric LeGoff will cease to be a member of our compensation committee upon consummation of this offering because he does not meet the requirements for independence under the current requirements of the             . Our board of directors has determined that Jim Brown, Nathan Gantcher and Richard Kimball, who will remain on our compensation committee, meet the requirements for independence under the current requirements of the             . The compensation committee is responsible for, among other things:

  •
  establishing our general executive compensation philosophy and strategy;

  •
  reviewing and approving annually the salary, bonus and incentive pay for our executive officers, including the relevant and specific goals and amount of compensation tied to each objective, equity compensation, employment agreements, severance arrangements and any other benefits, compensation or arrangements;

  •
  annually reviewing and approving goals and objectives relevant to chief executive officer compensation and evaluating the chief executive officer's performance in light of those goals and objectives;

  •
  reviewing succession planning for our executive officers;

  •
  overseeing the development and the general administration of the short-term cash and long-term equity programs for our executives;

  •
  approving and evaluating the compensation policies for outside directors;

  •
  recommending to our board of directors that the compensation discussion and analysis and compensation committee report be included in our annual proxy statement;

  •
  administering, reviewing and making recommendations with respect to our equity compensation plans: the 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 California Employees Stock Option Plan, Amended and Restated Restricted Stock Compensation Plan and, upon effectiveness, the 2008 Omnibus Equity Incentive Compensation Plan; and

  •
  approving the total number and value of awards to be issued under, or any material amendment of, any restricted stock, restricted stock unit, option or other similar plan pursuant to which a person not previously an employee or director of us, as a material inducement to the individual's entering into employment with us, will acquire stock, RSUs or options.

  Nominating and governance committee

          Our nominating and governance committee was formed in June 2008 and consists of John Elliott and Richard Kimball. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current requirements of the             . The nominating and governance committee is responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

  •
  overseeing the evaluation of our board of directors and management;

  •
  recommending members for each board committee to our board of directors; and

  •
  reviewing and monitoring our corporate governance guidelines, our code of ethics and actual and potential conflicts of interest of members of our board of directors and officers.

Code of ethics

          Our board of directors has adopted a code of ethics for our directors, executive officers and employees. Our nominating and governance committee is responsible for reviewing and monitoring our code of ethics. Prior to the completion of this offering, the full text of our code of ethics will be posted on our website. We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions as required by law or regulation.

Compensation committee interlocks and insider participation

          None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director compensation

          Directors who are also our employees receive no additional compensation for their services as directors. We have a policy of reimbursing directors, including employee directors, for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. Effective July 1, 2008, certain non-employee members of our board of directors are entitled to receive an annual retainer of $100,000, $25,000 of which is paid in cash and $75,000 of which is paid in restricted stock units, and $1,000 per board meeting they attend. These restricted stock units generally will vest after one year. In addition, the chairperson of each of our audit committee, compensation committee and nominating and governance committee is entitled to an annual retainer of $20,000, $10,000 and $10,000, respectively, and each other non-employee member of such committees receives $1,000 per committee meeting attended. The retainer fees are paid quarterly in advance and meeting fees are paid quarterly in arrears. Because they serve as representatives of our private equity investors TH Lee Putnam Ventures, TCV and Summit, respectively, Jim Brown, Richard Kimball and Martin Mannion do not receive compensation for their services as directors.

          Certain of our directors have received options to purchase shares of our common stock under our 2000 Stock Option Plan and our 2005 Stock Option Plan. As of the closing of this offering, each of our non-employee directors will have received to date initial stock option awards to purchase an aggregate of              shares of our Class B common stock. Any newly appointed directors will also receive an option award to purchase 50,000 shares of our Class A common stock. Each initial option becomes exercisable as follows: 25% of the shares vest on the one-year anniversary of the date of grant and an additional 1/48 of the shares vest in each of the following 36 months. Certain of our directors have received restricted stock awards under our Restricted Stock Compensation Plan. As of the closing of this offering, each of our non-employee directors will have received to date restricted stock awards for an aggregate of              shares of our Class B common stock. For 2009, each non-employee director will receive on the date of our annual stockholders meeting a restricted stock award for Class A common stock with a value equal to approximately $75,000 as of the date of the grant. All such restricted stock awards will vest 100% on the first anniversary of the grant date. Options and stock awards are subject to accelerated vesting if certain change of control events occur, as described under "—The Option and Stock Award Plans" and "2008 Omnibus Incentive Compensation Plan."

          The following table sets forth the annual director compensation paid or accrued by us to non-employee directors in 2007. The table excludes Seth Merrin, who is our Chief Executive Officer and who did not receive any compensation from us for his services as a director in 2007.

Director compensation for Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (1)(3)	Total
Jim Brown(3)	—	—	—	—
John Elliott	$54,000	$27,220	$68,875	$150,095
Nathan Gantcher	$29,000	$27,220	—	$56,220
Richard Kimball(3)	—	—	—	—
Eric LeGoff(4)	$26,000	$36,651	$5,589	$68,240
Martin Mannion(3)	—	—	—	—
Michael Price	$29,000	$27,220	—	$56,220
Lawrence Zicklin	$34,000	$27,220	—	$61,220

(1)
We adopted FAS 123R, on January 1, 2006, using the "prospective transition method" for measuring the costs of share-based payment arrangements. The prospective method required non-public companies to record compensation costs for financial statement reporting purposes in accordance with FAS 123R only for awards issued, modified, repurchased or cancelled after December 31, 2005. As a result of our adoption of FAS 123R using the prospective transition method, we recognized no compensation expense for financial statement reporting purposes during 2007 associated with equity-based awards that were granted prior to January 1, 2006. For additional information regarding the determination of the estimated fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2)
The "Stock Awards" column consists of the dollar amount recognized as compensation expense for restricted stock awards for financial statement reporting purposes with regard to the year ended December 31, 2007, excluding any estimates on forfeitures. No "Stock Awards" were granted prior to the adoption of FAS 123R.

(3)
The "Option Awards" column consists of the dollar amount expensed in 2007 in accordance with FAS 123R and what would have been recognized as compensation expense for stock option awards for financial statement reporting purposes with respect to 2007, had we utilized the modified prospective transition method of adoption of FAS 123R, excluding any estimate of forfeitures related to service-based conditions. This includes the hypothetical expense that would have been recognized for unvested awards granted prior to January 1, 2006 pursuant to the minimum value method prescribed by FAS 123, Accounting for Stock-Based Compensation, or FAS 123. Accordingly, these amounts may not correspond to the actual value recognized by the directors. For additional information regarding the determination of the estimated fair value of our common stock and the assumptions underlying the Black-Scholes option pricing model, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Because they serve as representatives of TH Lee Putnam Ventures, TCV and Summit, respectively, Jim Brown, Richard Kimball and Martin Mannion did not receive any director compensation for the period.

(4)
A portion of stock and option awards made to Eric LeGoff were granted while he was still an employee of the company.

Compensation discussion and analysis

          The following discussion and analysis of compensation arrangements of our named executive officers for 2007 and 2008 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

  Overview — compensation objectives

          Our compensation and benefits programs are structured to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue our corporate objectives. Consistent with our core philosophy of maintaining a level playing field for our member community, irrespective of size or trading volumes, we seek to manage our compensation and benefits programs by maintaining a level playing field for employees, irrespective of which business groups they are in. Consistent with this objective, we have one bonus pool available for all employees, including executive officers; we do not pay any employees on a commission basis; and we seek to set performance goals that foster an environment of teamwork.

          We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to reward our senior executives and help to:

  •
  support our performance-based approach to managing pay levels to foster an innovative, goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

  •
  align the interests of our executive officers with those of our stockholders;

  •
  ensure that our executive officers share risks and rewards with our other employees at all levels;

  •
  allocate company resources to effectively exploit our technological capabilities in the development of our marketplace; and

  •
  reflect our values and achieve a level playing field for all employees.

          Compensation for each named executive officer (as such term is defined below) is comprised of a base salary, semi-annual cash bonuses, and long-term equity-based incentives. The base salary of each executive is reviewed annually based on the individual performance of the executive, the semi-annual bonuses are allocated from a bonus pool, the size of which is determined as a percentage of an earnings metric and individual performance; and the long-term equity-based incentives are designed to provide long-term compensation, the value of which is linked to our performance, as reflected in an increase or decrease in the value of the shares underlying the equity compensation compared to the grant price of those shares. With the significant weighting of the equity compensation component, we seek to reward our named executive officers when we achieve our financial objectives and generate stockholder returns. At the same time, if our financial goals are not achieved, a significant portion of the compensation for our named executive officers is at risk, which we believe also aligns their interests with the interests of our stockholders.

          The goal of our compensation program is to be competitive with other companies with whom we compete for talent. Historically, our compensation program for executives has been characterized by an emphasis on equity compensation.

          As our organizational priorities evolve, we plan to re-evaluate each element of our compensation program on at least an annual basis to determine if the program is achieving our objectives. We anticipate making new awards and adjustments to the components of our executive compensation program in connection with our yearly compensation reviews, based upon recommendations of our compensation committee's independent compensation consultants, our Chief Executive Officer or other members of management, as appropriate.

  Historical role of our board of directors

          Historically, in lieu of a formally established compensation committee, a subcommittee of our board of directors, consisting of Seth Merrin, our President and Chief Executive Officer, and Eric LeGoff, reviewed and approved executive compensation and benefits policies, including our 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 California Employees Stock Option Plan and our Amended and Restated Restricted Stock Compensation Plan. In June 2007, we in consultation with McLagan Partners, or McLagan, an independent compensation consulting firm retained by our board of directors, conducted a review of total executive compensation and equity ownership. McLagan is a subsidiary of AON Corporation. As part of the review, McLagan compared our executives' total compensation levels to those of other executives at technology industry private companies and comparable public companies and conducted interviews with our independent board members and members of management to gain insights into our compensation philosophy.

  Establishment of and ongoing review by our compensation committee

          In January 2008, our board of directors established a compensation committee, consisting of Jim Brown, Eric LeGoff and Richard Kimball. In June 2008, Nathan Gantcher was appointed as a member and the chairperson of our compensation committee. Our board of directors has determined that each of Jim Brown, Nathan Gantcher and Richard Kimball is an independent director in accordance with the rules of the                          and a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Because Eric LeGoff is not an independent director under the rules of the                          , he will resign from the compensation committee prior to completion of this offering, and Jim Brown, Nathan Gantcher and Richard Kimball will continue to serve as the three members of the committee. The compensation committee evaluates, approves, administers and interprets our executives' compensation and benefit policies, including our 2000 Stock Option Plan, our 2005 Stock Option Plan, our 2005 California Employees Stock Plan, our 2006 Plan and, upon effectiveness, our 2008 Omnibus Incentive Compensation Plan.

          On July 30, 2008, our compensation committee approved the retention of Deloitte Consulting as its compensation consultant. Our compensation committee, in consultation with Deloitte Consulting, is taking the following steps to attempt to ensure that our executive compensation program is consistent with both our compensation philosophy and our corporate governance guidelines:

  •
  evaluating our compensation practices and assisting in developing and implementing the executive compensation program and philosophy;

  •
  with input from our management team, developing an updated competitive compensation benchmark group composed of 16 financial services and technology companies and performing analyses comparing the compensation levels of our executive officers with those in the compensation benchmark group;

  •
  developing recommendations with regard to executive compensation packages, programs and guidelines based on targeting a competitive level of pay as measured against the compensation benchmark group of companies that was reviewed and approved by our compensation committee and board of directors;

  •
  establishing a practice, in accordance with the rules of the                          , of determining evaluation criteria and reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of his input; and

  •
  establishing a policy, in accordance with the rules of the                          , to review on an annual basis the performance of our other named executive officers with assistance from our chief executive officer and determine what we believe to be appropriate total compensation based on competitive levels as measured against our compensation benchmark group.

          In addition to the services described above, Deloitte Tax LLP has been retained to assist the Company in certain expatriate tax matters. The Compensation Committee has reviewed the scope of this engagement and associated fees and concluded that these services do not impair the ability of Deloitte Consulting to render independent and objective advice on executive compensation matters.

Participation of management in compensation decisions

          The board of directors, prior to May 2008, and the compensation committee, starting in May 2008, directed management, including the Chief Executive Officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the board of directors or the compensation committee with respect to various aspects of our named executive officers' total compensation. The board of directors and compensation committee believe that the named executive officers have greater day-to-day insight into the key metrics on which our performance should be evaluated and the individual performance of each named executive officer. Consequently, the compensation committee since inception (and the board of directors prior to that) has, and likely will in the future, ask the management team to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers' performance might be based. Similarly, our Chief Executive Officer is in a unique position to be aware of and to comment upon the individual performance of the other named executive officers. Consequently, the compensation committee receives reports and recommendations from the Chief Executive Officer with respect to individual performance and related compensation decisions. In addition to these reports, the compensation committee will review any other sources they may determine to be relevant. Finally, our Chief Executive Officer or other named executive officers may actively participate in the negotiations of the terms of employment for individuals who may in the future become named executive officers, subject to the approval of the compensation committee. Once the compensation committee (or, in the past, the board of directors) believes that it has the information necessary to conduct its deliberations, it deliberates without further input from any of the named executive officers, although the Chief Executive Officer may participate in deliberations regarding the remaining named executive officers.

          Once the compensation committee has made compensation decisions with respect to named executive officer compensation, neither the Chief Executive Officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, bonus or equity awards.

Competitive market review

          We compete with many other technology and financial services companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to lead each of our business functions. In doing so, we compete for a pool of talent which is highly sought after by both large and established technology and financial services companies and other companies seeking similar skill sets in our geographic areas. Established organizations in our industry seek to recruit top talent from emerging companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole. We will continue to monitor competition for technical, sales, marketing, customer support, finance and administration personnel across the technology and financial services sectors.

          We believe that we have created and can maintain a competitive advantage in our ability to offer significant upside potential through equity awards. Nonetheless, we must offer competitive cash compensation levels to satisfy the day-to-day financial requirements of our employees through competitive base salaries and cash bonuses. To set the competitive pay levels required to succeed in attracting top executives, we will rely upon market data compiled by Deloitte Consulting as well as other nationally recognized sources to ensure we remain current on compensation trends.

Market comparisons: how we define our market and how we use market compensation data

          Beginning in June 2007, McLagan conducted an executive total compensation review for us that compared our executives' total compensation levels to those of other executives at other comparable companies. McLagan worked directly with management and certain non-employee members of our board of directors in 2007, and with our compensation committee starting in May 2008, to interpret the results of the review, make certain specific and general recommendations and assist in setting total compensation levels for our named executive officers.

          Beginning on July 30, 2008, Deloitte Consulting initiated a review of our executive compensation program and has been working directly with our compensation committee to assist it in setting total compensation levels for the named executive officers.

Defining the market

          For the second half of 2007 and first half of 2008, we used three market references to compare our total compensation practices to those in the market:

  •
  Small Cap Company Surveys:  Private surveys of compensation among companies with revenues in the range from $200 million to $500 million;

  •
  Mid Cap Company Surveys:  Private surveys of compensation among companies with revenues in the range from $500 million to $1 billion; and

  •
  Compensation Benchmark Group:  Privately available data from the Radford Executive Survey and the McLagan TACT Financial Technology Solutions Survey provided by McLagan for a group of financial services companies with a focus on technology.

          For the second half of 2008, in light of our intention to become a public company, we will be using a combination of publicly available data for 16 companies for our compensation benchmark and where public data was not available, privately conducted surveys to compare our total compensation practices and levels for our executives to those in the market:

  •
  Publicly Available Compensation Benchmark Group:  Advent Software, Inc., BGC Partners Inc., FactSet Research Systems Inc., GFI Group Inc., Interactive Brokers Group, Inc., IntercontinentalExchange, Inc., Investment Technology Group, Inc., Jack Henry & Associates, Knight Capital Group, Inc., LaBranche & Co. Inc., NYFIX Inc., Oppenheimer Holdings Inc., optionsXpress Holdings, Inc., Pegasystems Inc., S1 Corporation and TradeStation Group, Inc.

  •
  Privately Conducted Surveys:  A mix of financial services companies based upon size, type of business and geography from the Radford Executive Survey and the McLagan TACT Financial Technology Solutions Survey to best indicate market levels for those executive and senior professional positions not identified in public filings.

          We will review our compensation benchmark group annually and anticipate that for fiscal 2009 and beyond additional companies, selected on the basis of size, financial performance, relevant business mix and other factors that the compensation committee may deem relevant may be included among our compensation benchmark group.

Determining market levels and impact on compensation decisions

          Beginning in June 2007, McLagan provided compensation market data to our board of directors, and beginning in May 2008, to our compensation committee, for each named executive officer's position. To help in analyzing the market data, McLagan established a total direct compensation market range for each named executive officer position. The sources of the data used by McLagan include survey data for comparable industry positions and proxy disclosures by companies included in our compensation benchmark group. McLagan screened the survey data to confirm that the information is appropriate given our size, type and mix of businesses, and the industries where we compete for executive talent.

          It is important to understand that the compensation market data and ranges provide only a reference point for the committee. Depending upon company, business, and individual performance results, a named executive officer's total direct compensation may be within, below or above the market range for that position. The market data and ranges do not determine a named executive officer's total direct compensation.

          Our compensation program seeks to provide competitive total compensation to each of our named executive officers while taking into account the unique requirements of the positions or roles and the performance of each of our named executive officers. The market ranges established by McLagan helped the committee in assessing the competitive placement of our named executive officers' total direct compensation, including each compensation component, target cash compensation including base salary and annual incentive opportunity, and by total direct compensation, including target cash plus equity. The committee's assessment of the placement of the named executive officer's compensation relative to market range considers the scope, complexity, and responsibility of the executive position in relation to positions in the sources of data.

          We generally consider compensation to be competitive if it falls at or above the 50th percentile of compensation offered by the applicable market comparables. Where total compensation or a specific component of compensation is either not at or above this level, the board of directors has in the past and the compensation committee may in the future take into account factors specific to a named executive officer, including his or her position and functional role, seniority, performance and overall level of responsibility. Beginning on July 30, 2008, Deloitte Consulting initiated a review of compensation market data with our compensation committee in order to assist the committee with assessing our executive compensation program.

Comparison of total compensation in 2008 and 2007

          Prior to second half of 2007, the board of directors did not formally refer to third-party compensation data, whether by way of survey or direct comparison with market comparable companies, with respect to total compensation or any of the constituent components of total compensation. Starting in the second half of 2007, our board of directors compared compensation levels at both public and private companies to develop a plan to be competitive with public companies, while remaining competitive with similarly-situated private companies, as discussed in more detail below. For the second half of 2008, our compensation committee, in consultation with Deloitte Consulting, and in anticipation of a public offering, will be placing a greater emphasis on public company survey data in its review of executive compensation levels.

Components of our compensation program

          Our compensation program consists of three principal components:

  •
  base salary;

  •
  semi-annual cash bonuses; and

  •
  long-term equity-based incentives.

          We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

          We utilize short-term cash compensation, including base salaries and semi-annual cash bonuses, to motivate and reward our key executives in accordance with our "performance-based pay" philosophy. Our compensation committee has established a program to define and set management objectives and to measure performance against those objectives. We are in the process of implementing and systematizing a semi-annual performance review process, with the objective of evaluating and providing feedback on individual performance as it relates to the goals we wish to achieve including various combinations of overall company financial performance and achievement of individual objectives established during the prior review at the beginning of the performance period. Cash bonus award determinations in 2007 and prior years have included additional individual factors such as role in the company and tenure. Tenure has been eliminated as a factor beginning with awards for 2008.

          Our current compensation program seeks to balance each named executive officer's focus on overall company earnings metrics and individual performance objectives. The opportunity for base salary increases, bonus potential and equity award targets are set based on achievement of a combination of corporate and individual performance objectives.

          We utilize equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually.

          The actual value of equity awards made to our senior executives will vary based on our stock price performance.

Weighting of elements in our compensation program

          The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. We believe that, as is common in the technology and financial services sectors, stock option and other equity-based awards provide significant incentives for employees and that cash compensation levels are, in many instances, secondary considerations for many, particularly at the executive and managerial levels.

  Base salary

          Base salary typically recognizes the experience, skills, knowledge and responsibilities required of each named executive officer, in the context of prevailing market conditions. Base salaries for our named executive officers in effect throughout 2007 and 2008 were initially approved by the board of directors in early 2007 and 2008, respectively. In establishing base salaries of our named executive officers for 2007 and 2008, our board of directors took into account a number of factors, including each named executive's position and functional role, seniority, performance and overall level of responsibility. For those executives who had been recently recruited, we considered the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join our company.

          From our initial competitive analysis in the second half of 2007, the compensation committee considered the market for corresponding positions in comparable geographic areas and industries. In those earliest studies through the first half of 2008, though the board of directors and management reviewed data regarding comparable public companies, the board of directors principally relied upon data from the private company surveys in comparing base salary to the competitive market. In the second half of 2008, the compensation committee intends to focus solely on comparable public companies in comparing base salary to the competitive market in anticipation of planning compensation for 2009, which may be defined by both survey data and specific industry peers identified by the compensation committee and compensation consultant.

          The base salaries of our named executive officers will be reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions. We have not and will not apply specific formulas to determine increases. We have, however, in the past referred to private and public company surveys, as well as data for our public company peers and may in the future compare base salary levels against appropriate market comparables. Where it is determined that the current base salary of an executive is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The compensation committee expects to review executive salaries in the fourth quarter of each year, with any adjustments to be effective January 1.

          The base salary of each of the named executive officers was set at $250,000 for 2007. Alfred Eskandar became an executive officer in July 2007, at which point his annual base salary was increased to $250,000.

  Bonuses

          Performance bonuses are paid in cash, semi-annually, to our named executive officers and are based on the achievement of company financial and individual objectives, which historically have been set by the board of directors, but will be set by the compensation committee for the second half of 2008 and beyond. These objectives may change from year to year as our company continues to evolve and different priorities are established, but remain subject to the review and approval of the compensation committee. Bonus awards are based on a thorough quantitative and qualitative review of relevant facts and circumstances relative to performance objectives determined at the beginning of the performance period.

          Since February 2005, we have established a bonus pool for the semi-annual cash bonuses to employees, including the named executive officers, for up to a certain percentage of our earnings before interest and taxes and before incentive compensation cash bonus expense, or pre-IC EBIT, for the performance period. The amount of the cash bonus pool is not permitted to exceed 15% of pre-IC EBIT, without approval from both the board of directors and from TCV and Summit in connection with the 2005 recapitalization agreements. We perform a bottoms-up roll-up of employee bonus targets by level. We compare the cash bonus in the context of the total compensation and benefits cost, and adjust the total amount as well as the targets based on our financial results during that period. It has been our practice to limit the differentials in compensation between executives and other employees. As a result, in 2007, cash bonuses for each of our named executive officers, while generally above those of other employees, have remained below market levels. In 2007, our total cash compensation for all employees was slightly above the peer group median, while the total cash compensation for each named executive officer was below the peer group median. We allocate this pool among our employees, including the named executive officers, based on various factors, including, in order of importance, the following:

  •
  overall company financial performance;

  •
  achievement of individual objectives established during the executive officer's review at the beginning of each performance period; and

  •
  level of responsibility within our company and specific role in our company.

          Bonus award determinations for 2007 and prior years included consideration of the employee's tenure at our company. We have eliminated tenure as a factor for 2008. Evaluation of individual performance includes some level of judgment.

          Cash bonus pools amounted to $33.9 million, $36.5 million and $25.3 million or 18.8%, 16.0% and 13.5% of pre-IC EBIT for the nine months ended September 30, 2008 and for the years ended December 31, 2007 and 2006, respectively. The board of directors and TCV and Summit approved those bonus pool payments that exceeded 15% of pre-IC EBIT.

          Following this offering, the criteria for determining the cash bonus pool may be reviewed by the board of directors and may be established based on certain financial and other business performance measures.

          As mentioned above, the chief executive officer generally recommends bonus awards for the other named executive officers to the compensation committee or the board of directors. The board of directors and compensation committee retain the ability to increase or decrease the recommended bonus awards, though historically, once the pool has been established and bonus recommendations are approved, there have been no increases or decreases for any of the named executive officers. Neither the chief executive officer nor any other named executive officer has the authority to unilaterally modify the bonus determinations of the board of directors or compensation committee.

          The target semi-annual bonuses for the named executive officers were set at approximately $170,000 and $200,000 for the first and second half of 2007, respectively. These target bonuses were selected based upon periodic benchmark group studies. Kevin Lupowitz received higher semi-annual bonuses for each of the first and second halves of 2007 due to the increased productivity of the software development group that he manages. William Maw and Robert Young received semi-annual bonuses lower than the target amounts due to their shorter tenure with our company. Alfred Eskandar received semi-annual bonuses lower than the target amounts because he was not promoted to his current role until July 2007. Seth Merrin received a lower total bonus of $301,000 in 2007 at his request. As a result, his total compensation was lower than the benchmark, as was the case for each of the named executive officers.

          Our compensation committee is undertaking a review of compensation levels and best practices in anticipation of this offering. Among the initial findings of this review, it appears that the level of compensation for the chief executive officer position is below our stated compensation philosophy of providing executives with median compensation levels if we achieve our goals. Our compensation committee is currently reviewing alternatives for addressing this shortfall. Any increase in compensation will be effective in 2009.

          The compensation committee expects to establish a bonus plan in 2009 in which market based bonus opportunities for named executive officers will be funded based on results against a weighted set of targets on financial and other business performance measures. The chief executive officer may recommend to the compensation committee that the funded bonuses be adjusted in consideration of individual performance, level of responsibility and specific role in the company. The compensation committee shall determine and approve a final bonus for each named executive officer, and recommend a bonus for the chief executive officer to the board of directors for approval.

  Long-term equity-based incentives

          We believe that strong long-term corporate performance is achieved by fostering a corporate culture that encourages a long-term outlook by our named executive officers through grants of equity-based awards. We have established our equity incentive plans to provide our employees, including our named executive officers, with incentives to help align those employees' interests with the interests of our stockholders. Our company granted equity awards under our 2000 stock option plan, 2005 stock option plan, 2005 California stock option plan and our 2006 plan, which permit the grant of option and restricted stock awards to employees. We grant equity awards to executives to enable them to participate in the long-term appreciation of our stock's value, while reducing or eliminating the economic benefit of such awards in the event our stock does not perform well. For 2007, equity awards, including the number of shares awarded and the vesting schedules, were approved by the administrators of the respective plans they were granted under. Equity compensation provides an important retention tool for key executives to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment. Starting in May 2008 and going forward, the plans will be administered by our compensation committee. Other than for Seth

Merrin, our equity incentive plans have provided the sole method for our named executive officers to acquire equity or equity-linked interests in our company. In general, restricted stock awards for named executive officers will be granted in connection with our semi-annual performance reviews in January and July of each year and are time-vested based on the executive's continued service but not subject to performance vesting criteria. Restricted stock and restricted stock units generally vest 100% on the third anniversary of the grant date subject to continued service through vesting date; provided that all such restricted stock awards become fully vested upon the death of the grantee. All restricted stock units are granted at the fair market value of the underlying common stock on the date of grant.

          The semi-annual restricted stock awards we make to our named executive officers will be driven going forward by our performance over time, our named executive officers' ability to impact our results that drive stockholder value, their level within our organization, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in comparable companies.

          Stock option grants are made to named executive officers near the time of hire or at the time of promotion to an executive officer role. The compensation committee has not established stock option targets for specified categories of executive officers. Instead the size and terms of the initial option grant made to each named executive officer upon joining the company are primarily based on competitive conditions applicable to the named executive officer's specific position.

          The compensation committee analyzes the competitive conditions by using a number of methodologies to make external comparisons when determining the number of options to be granted to each named executive officer. On an individual basis, they compare the fair value of the grant to those made to executives at comparable companies using a Black-Scholes valuation for equity awards. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market. Beginning with third quarter 2008, our compensation committee intends to grant options to new hires on a quarterly basis at the end of the first month after each quarter. All equity awards to our employees, including named executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, with the exercise price set at the fair value of our common stock on the date of grant, which prior to becoming a public company, has been determined based on contemporaneous valuations performed by an independent valuation specialist.

          The long-term equity incentive component of our compensation program for each of the named executive officers was set at an equal amount of restricted stock awards for both semi-annual periods in 2007, except that we granted options to purchase shares of our common stock in lieu of restricted stock awards to our Canadian residents in 2007, which at that time included Robert Young. In addition, in 2007 we granted Alfred Eskandar and Robert Young 200,000 and 300,000 options to purchase shares of our common stock, respectively, in connection with their promotions to Global Head of Corporate Strategy and Chief Operating Officer, respectively.

Benefits

          In addition to the principal components of our compensation program, we provide the following benefits to our U.S.-based named executive officers, generally on the same basis as provided to all of our employees:

  •
  health, dental and vision insurance;

  •
  life insurance;

  •
  a 401(k) plan (U.S.-based employees only);

  •
  employee assistance plan;

  •
  short and long-term disability, accidental death and dismemberment; and

  •
  medical and dependent care flexible spending account (U.S.-based employees only).

          We believe these benefits are competitive and comparable to those offered by companies with which we compete for employees.

Summary compensation table

          The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2007. We refer to these executive officers as our "named executive officers."

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Options Awards (2)(4)	All Other Compensation (5)	Total
Seth Merrin President and Chief Executive Officer	2007	$250,000	$301,000	$42,788	$5,589	$13,500	$612,877
William Maw Chief Financial Officer	2007	$250,000	$335,000	$42,788	$84,112	$13,312	$725,212
Alfred Eskandar Global Head of Corporate Strategy	2007	$230,000	$333,000	$29,449	$119,086	$21,423	$732,958
Kevin Lupowitz Chief Information Officer	2007	$250,000	$460,000	$42,788	$5,589	$13,500	$771,877
Robert Young Chief Operating Officer and Secretary	2007	$250,000	$335,000	$—	$954,982	$80,936	$1,620,918

(1)
The "Bonus" column consists of discretionary cash bonuses earned during 2007 other than pursuant to an incentive plan.

(2)
We adopted the provisions of FAS 123R on January 1, 2006, using the "prospective transition method" for measuring the costs of share-based payment arrangements. The prospective method required non-public companies to record compensation costs for financial statement reporting purposes in accordance with FAS 123R only for awards issued, modified, repurchased or cancelled after December 31, 2005. As a result of our adoption of FAS 123R using the prospective transition method, we recognized no compensation expense for financial statement reporting purposes during 2007 associated with equity-based awards that were granted prior to January 1, 2006. For additional information regarding the determination of the estimated fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3)
The "Stock Awards" column consists of the dollar amount recognized as compensation expense for restricted stock awards for financial statement reporting purposes with regard to the year ended December 31, 2007, excluding any estimates on forfeitures. No "Stock Awards" were granted prior to the adoption of FAS 123R.

(4)
The "Option Awards" column consists of the dollar amount expensed in 2007 in accordance with FAS 123R and what would have been recognized as compensation expense for stock option awards for financial statement reporting purposes with respect to 2007, had we utilized the modified prospective transition method of adoption of FAS 123R, excluding any estimate of forfeitures related to service-based conditions. This includes the hypothetical expense that would have been recognized for unvested awards granted prior to January 1, 2006 pursuant to the minimum value method prescribed by FAS 123, Accounting for Stock-Based Compensation, or FAS 123. Accordingly, these amounts may not correspond to the actual value realized by the named executive officers. The fair value for all stock option awards is calculated at the date of grant using the Black-Scholes option pricing model. The amounts in the "Option Awards" column reflect hypothetical accounting expense for such awards, had we utilized the modified prospective transition adoption method of FAS 123R, and may not correspond to the actual value recognized by the named executive officers. For additional information regarding the determination of the estimated fair value of our common stock and the assumptions underlying the Black-Scholes option pricing model, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5)
The amounts in the "All Other Compensation" column are comprised of the following: Each of Seth Merrin, William Maw and Kevin Lupowitz's amounts represents the value of matching contributions made by us to the named executive officers' 401(k) plan account for 2007. Alfred Eskandar's figure represents the sum of $11,733 of our 401(k) matching contribution and $9,690 related to a special award of a company paid vacation. Robert Young's amount of $80,936 represents allowances for housing, travel and tax services related to his relocation to the United States.

Grants of plan-based awards

          The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2007. All of the option awards were granted under the 2005 Plan and all of the Stock Awards were granted under the 2006 Plan.

Grants of plan-based awards
Year Ended December 31, 2007

Name	Grant Date	Approval Date	Stock Awards: Number of Shares of Stock or Units(1)	Option Awards: Number of Securities Underlying Options(2)	Exercise Price of Option Awards (Per Share)(3)		Grant Date Fair Value of Stock and Option Awards(4)
Seth Merrin	Jan. 31, 2007 Jul. 31, 2007	Jan. 29, 2007 Jul. 31, 2007	3,171 3,820	— —		— —	$ $	55,017 55,008
William Maw	Jan. 31, 2007 Jul. 31, 2007	Jan. 29, 2007 Jul. 31, 2007	3,171 3,820	— —		— —	$ $	55,017 55,008
Alfred Eskandar	Jan. 31, 2007 Jul. 31, 2007 Jul. 31, 2007	Jan. 29, 2007 Jul. 7, 2007 Jul. 31, 2007	2,306 — 2,778	— 200,000 —	$	— 19.15 —	$ $ $	40,009 1,096,000 40,003
Kevin Lupowitz	Jan. 31, 2007 Jul. 31, 2007	Jan. 29, 2007 Jul. 31, 2007	3,171 3,820	— —		— —	$ $	55,017 55,008
Robert Young	Jan. 31, 2007 Jan. 31, 2007 Jul. 31, 2007	Jan. 26, 2007 Jan. 29, 2007 Jul. 31, 2007	— — —	300,000 6,471 7,869	$ $ $	18.70 18.70 14.40	$ $ $	2,487,000 55,004 55,004

(1)
These restricted stock awards vest 100% on the third anniversary of the grant date.

(2)
These options, with the exception of the options covering 6,471 shares granted on January 31, 2007 and the 7,869 shares granted on July 31, 2007 to Robert Young, vest over a four-year period, with 25% vesting on the first anniversary of the grant date and 1/48 each month thereafter. The options covering 6,471 shares granted on January 31, 2007 and 7,869 shares granted on July 31, 2007 to Robert Young vest 100% on the third anniversary of the grant date.

(3)
The exercise price for stock option awards is at or greater than the most current estimated fair value of our stock price on the grant date of the award. For additional information regarding the determination of the estimated fair value of our common stock, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4)
The amounts shown under "Grant Date Fair Value of Stock and Option Awards" consist of the grant date fair value of the stock and option awards as determined in accordance with FAS 123R. Generally, the grant date fair value is the amount that we would expense in our financial statements, excluding any estimates of forfeitures related to service-based conditions, over the award's vesting schedule, assuming the full vesting of the award.

Outstanding equity awards as of December 31, 2007

          The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2007.

	Option Awards(1)						Stock Awards(1)
Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options That Have Not Vested	Option Exercise Price		Option Expiration Date	Stock Award Grant Date	Number of Shares of Unvested Restricted Stock	Market Value of such Unvested Shares(2)
Seth Merrin	Jul. 1, 2003 Jul. 30, 2004 Aug. 31, 2005	5,209 8,333 8,333	— 3,647 10,417	$ $ $	0.63 1.58 7.99	Jul. 1, 2013 Jul. 30, 2014 Aug. 31, 2015	Jul. 31, 2006 Jan. 31, 2007 Jul. 31, 2007	3,874 3,171 3,820	$ $ $	56,173 45,980 55,390
William Maw	Jul. 31, 2005	329,996	237,504		$7.94	Jul. 31, 2015	Jul. 31, 2006 Jan. 31, 2007 Jul. 31, 2007	3,874 3,171 3,820	$ $ $	56,173 45,980 55,390
Alfred Eskandar	Jul. 24, 2000 Jul. 1, 2002 Jul. 1, 2003 Jul. 30, 2004 Aug. 31, 2005 Jul. 31, 2007	103,900 11,670 11,920 18,791 12,833 —	— — — 3,209 9,167 200,000	$ $ $ $ $ $	0.53 1.16 0.63 1.58 7.99 19.15	Jul. 24, 2010 Jul. 1, 2012 Jul. 1, 2013 Jul. 30, 2014 Aug. 31, 2015 Jul. 31, 2017	Jul. 31, 2006 Jan. 31, 2007 Jul. 31, 2007	2,465 2,306 2,778	$ $ $	35,743 33,437 40,281
Kevin Lupowitz	Feb. 14, 2000 Jul. 1, 2003 Jul. 30, 2004 Aug. 31, 2005	968,766 3,688 13,020 14,583	— — 3,647 10,417	$ $ $ $	0.24 0.63 1.58 7.99	Feb. 14, 2010 Jul. 1, 2013 Jul. 30, 2014 Aug. 31, 2015	Jul. 31, 2006 Jan. 31, 2007 Jul. 31, 2007	3,874 3,171 3,820	$ $ $	56,173 45,980 55,390
Robert Young	Sept. 30, 2005 May 31, 2006 Jul. 31, 2006 Nov. 30, 2006 Jan. 31, 2007 Jan. 31, 2007 Jul. 31, 2007	56,249 39,583 2,833 27,083 — — —	43,751 60,417 5,167 72,917 6,471 300,000 7,869	$ $ $ $ $ $ $	8.14 12.50 15.20 17.70 18.70 18.70 14.40	Sept. 30, 2015 May 31, 2016 Jul. 31, 2016 Nov. 30, 2016 Jan. 31, 2017 Jan. 31, 2017 Jul. 31, 2017

(1)
All option awards, with the exception of the options covering 6,471 shares granted on January 31, 2007 and 7,869 shares granted on July 31, 2007 to Robert Young, vest over a four-year period, with 25% vesting on the first anniversary of the grant date and 1/48 each month thereafter. The options covering 6,471 shares granted on January 31, 2007 and the 7,869 shares granted on July 31, 2007 to Robert Young and all of the stock awards vest 100% on the third anniversary of the grant date.

(2)
The market value of unvested Stock Awards is determined based on the fair value of the common stock as of December 31, 2007.

Option exercises and vesting of restricted stock during 2007

          During 2007, none of the named executive officers exercised any options and no shares of restricted stock held by the named executive officers vested.

Employment agreement

          Effective as of the date of this offering, we have entered into an employment agreement with Seth Merrin which provides that he will serve as our President and Chief Executive Officer until his employment is terminated by either party upon written notice. Under the agreement, Seth Merrin will receive an annual base salary, which may be increased from time to time by the compensation committee, of $                          , an annual bonus to be determined by the compensation committee, and employee benefits applicable to senior level executives.

          If we terminate Seth Merrin's employment without "cause" or if he resigns with "good reason" (as these terms are defined in the Employment Agreement), he will be entitled to receive his base salary for a period of twelve months following his termination, any unpaid bonus for the prior year that we have declared earned, and payment of the average amount of the annual cash bonus that he received for the prior two completed calendar years. Additionally, any restricted stock grants or stock options granted that are subject to vesting based solely on his continued employment will immediately vest and become exercisable for six months following his termination. If his employment is terminated by us for cause or if he resigns without good reason, he will be entitled to receive his base salary through the date of termination. If Seth Merrin's employment is terminated by us by reason of death or disability, he is entitled to receive his base salary through the date of termination, any unpaid bonus for the prior year that we have declared earned, and a cash payment equal to the proportionate amount of the bonus from the prior year (based on the number of days employed during the year of termination). Seth Merrin is subject to confidentiality, non-compete and non-solicitation provisions of the agreement. The non-compete and non-solicit provisions of the agreement remain in effect until the later of (i)                          , 2011, which is the third anniversary of the closing date of this offering and (ii) one year from the date of termination.

Employee benefit plans

2000 Stock Option Plan, as amended

          Our 2000 Stock Option Plan, or our 2000 Plan, was adopted by our board of directors and approved by our stockholders on January 10, 2000. The plan was last amended by our board of directors on June 29, 2004 to add an additional 450,000 shares of common stock to the aggregate amount authorized for issuance under the plan. This amendment was approved by our stockholders on June 29, 2004. Our 2000 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Section 422 of the Code, to our employees, directors and consultants and any subsidiary corporations' employees, directors or consultants, and for the grant of nonstatutory stock options to our employees, directors and consultants and subsidiary corporations' employees, directors and consultants. We will not grant any additional awards under our 2000 Plan following this offering. However, our 2000 Plan will continue to govern the terms and conditions of outstanding awards granted thereunder.

          We have reserved a total of 30,012,000 shares of our common stock for issuance pursuant to the exercise of options granted under our 2000 Plan. All of our common stock will automatically convert into an equal number of shares of our Class B common stock immediately prior to the closing of this offering and all outstanding options under this plan will become exercisable for shares of Class B common stock. In addition, immediately prior to the closing of this offering, options to purchase                      shares of Class B common stock will be outstanding and zero shares of Class B common stock will be available for future grants under our 2000 Plan.

          Prior to May 2008, a committee of our board of directors, consisting of Seth Merrin and Eric LeGoff administered our 2000 Plan. Subsequent to May 2008, our compensation committee administers our 2000 Plan. With respect to all incentive stock options granted under our 2000 Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant, unless granted to an employee, who at the time of grant of such option owns stock representing more than 10% of the voting power of our shares, where the exercise price must equal at least 110% of the fair market value of our common stock on the date of grant.

          Our 2000 Plan will automatically terminate in 2010, unless we terminate it sooner. Our board of directors has the authority to amend, alter, suspend or terminate our 2000 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

2005 Stock Option Plan, as amended

          Our 2005 Stock Option Plan, or our 2005 Plan, was adopted by our board of directors and approved by our stockholders on February 18, 2005. The plan was last amended by our board of directors on January 23, 2008 to add an additional 3,300,000 shares of common stock to the aggregate amount authorized for issuance under the plan. This amendment was approved by our stockholders on January 28, 2008. Our 2005 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, directors and consultants and any subsidiary corporations' employees, directors and consultants, and for the grant of qualified stock options to our employees, directors and consultants and any subsidiary corporations' employees, directors and consultants.

          We have reserved a total of                      shares of our common stock for issuance pursuant to the exercise of options granted under our 2005 Plan. All of our common stock will automatically convert into an equal number of shares of our Class B common stock immediately prior to the closing of this offering. In addition, immediately prior to the closing of this offering, options to purchase                      shares of Class B common stock will be outstanding and                      shares of Class B common stock will be available for future grants under this plan.

          Prior to May 2008, a committee of our board of directors, consisting of Seth Merrin and Eric LeGoff administered our 2005 Plan. Our compensation committee administers our 2005 Plan. With respect to all incentive stock options granted under our 2005 Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant, unless granted to an employee, who at the time of grant of such option owns stock representing more than 10% of the voting power of our shares, where the exercise price must equal at least 110% of the fair market value of our common stock on the date of grant. With respect to all nonstatutory stock options granted under our 2005 Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years. The administrator determines the terms of all other options.

          Our 2005 Plan will automatically terminate in 2015 unless we terminate it sooner. Our board of directors has the authority to amend, alter, suspend or terminate our 2005 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

2005 California Employees Stock Option Plan, as amended

          Our 2005 California Employees Stock Option Plan, or our 2005 California Plan, was adopted and approved by our stockholders on August 29, 2005. Our 2005 California Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our California employees, directors and consultants and any subsidiary corporations' California employees, directors and consultants, and for the grant of qualified stock options to our California employees, directors and consultants and any subsidiary corporations' California employees, directors and consultants.

          We have reserved a total of 120,000 shares of our common stock for issuance pursuant to our 2005 California Plan. All of our common stock will automatically convert into an equal number of shares of our Class B common stock immediately prior to the closing of this offering and all outstanding options under this plan will become exercisable for shares of Class B common stock. In addition, immediately prior to the closing of this offering, options to purchase                      shares of Class B common stock will be outstanding and                      shares of our Class B common stock will be available for future grants under our 2005 California Plan.

          Prior to May 2008, a committee of our board of directors, consisting of Seth Merrin and Eric LeGoff administered our 2005 California Plan. Subsequent to May 2008, our compensation committee administers our 2005 California Plan. With respect to all incentive stock options granted under our 2005 California Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. With respect to all qualified stock options granted under our 2005 California Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years. The administrator determines the terms of all other options.

          Our 2005 California Plan will automatically terminate in 2015, unless we terminate it sooner. Our board of directors has the authority to amend, alter, suspend or terminate our 2005 California Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Amended and Restated Restricted Stock Compensation Plan

          Our board of directors adopted our Restricted Stock Compensation Plan, or our 2006 Plan, on April 25, 2006. On January 23, 2008, our board of directors amended and restated our 2006 Plan, and our stockholders approved the amended and restated 2006 Plan on January 28, 2008. Our 2006 Plan provides for the grant of restricted stock and restricted stock units to our employees, directors and consultants and our subsidiary corporations' employees, directors and consultants.

          Immediately prior to the completion of this offering, we will reserve a total of 3,500,000 shares of our Class B common stock for issuance pursuant to the vesting of restricted stock awards granted under our 2006 Plan.

          Prior to May 2008, a committee of our board of directors, consisting of Seth Merrin and Eric LeGoff administered our 2006 Plan. Subsequent to May 2008, our compensation committee administers our 2006 Plan. Restricted stock may be granted under our 2006 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The restricted stock typically vests 100% three years after grant date. The administrator will determine the number of shares of restricted stock granted to any employee. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

          We also may grant restricted stock units under our 2006 Plan. Restricted stock units are awards that will result in the award of shares of our Class B common stock upon vesting, in accordance with terms and conditions established by the administrator. The restricted stock units typically vest 100% three years after grant date or upon death, if earlier.

          Our 2006 Plan will automatically terminate in 2016, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate our 2006 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

The option and stock award plans

          Our compensation committee administers our 2000 Plan, 2005 Plan, 2005 California Plan and 2006 Plan and will administer our 2008 Plan. Under the plans, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise. Effective immediately prior to the completion of this offering, no further awards will be made under our 2000 Plan, 2005 Plan, 2005 California Plan or 2006 Plan.

          When an employee or other service relationship is terminated for reasons other than death or disability, vesting ceases and that employee or service provider has three months to exercise any vested awards. For option awards, if the termination is due to disability, the optionee has six months to exercise such options and if termination is due to death, the optionee has 12 months to exercise such options.

          Our plans provide that in the event of certain change in control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent award with respect to each outstanding award under the plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable on the earlier of the scheduled vesting date and the 1st anniversary of the change in control transaction. If the consideration received in the merger or sale of assets is not solely common stock of a successor corporation or its parent, the administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the settlement of each restricted stock unit to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of our stock in the merger or sale of assets.

          Unless otherwise determined by the administrator, the plans generally do not allow for the sale or transfer of awards under such plan other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant only by such participant.

2008 Omnibus Incentive Compensation Plan

          Our 2008 Omnibus Incentive Compensation Plan, or our 2008 Plan, which will be in effect immediately prior to this offering, will generally be administered by our compensation committee. Our 2008 Plan allows the plan administrator to grant awards of shares of our Class A common stock or the right to receive or purchase shares of our Class A common stock (including options to purchase Class A common stock, restricted stock and stock units, bonus stock, performance stock, and stock appreciation rights) to our employees, directors or other persons or entities providing significant services to us or our subsidiaries. The actual terms of an award, including the number of shares of Class A common stock relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, shares of Class A common stock, will be determined by the plan administrator and set forth in a written award agreement with the participant. Any options granted under our 2008 Plan will be accounted for in accordance with FAS 123R.

          We have reserved a total of                          shares of our Class A common stock for issuance pursuant to our 2008 Plan. In addition, our 2008 Plan provides for annual increases in the number of shares of Class A common stock available for issuance thereunder on the first day of each fiscal year, beginning with our 2009 fiscal year, equal to a             % of the outstanding shares of our capital stock on such date. Awards made under our 2008 Plan that have been forfeited (including our repurchase of shares of Class A common stock subject to an award for the price, if any, paid to us for such shares of Class A common stock, or for their par value) or cancelled or have expired, will not be treated as having been granted for purposes of the preceding sentence.

          Our 2008 Plan requires that the plan administrator make an equitable adjustment to the number, kind and exercise price per share of awards in the event of our recapitalization, reorganization, merger, spin-off, share exchange, dividend of common stock, liquidation, dissolution or other similar transaction or event. In addition, the plan administrator will be permitted to make adjustments to the terms and conditions of any awards in recognition of any unusual or nonrecurring events. Unless otherwise set forth in an award agreement, any awards outstanding under our 2008 Plan will vest upon an involuntary termination that occurs within 24 months following a "change of control," as defined in our 2008 Plan. Our board of directors may, at any time, alter, amend, suspend, discontinue or terminate our 2008 Plan, except that any amendment will be subject to the approval of our stockholders if required by applicable law, regulation or stock exchange rule and that, without the consent of the affected participant under our 2008 Plan, no action may materially impair the rights of such participant under any awards outstanding under our 2008 Plan. Our 2008 Plan will automatically terminate ten years after it has been most recently approved by our stockholders.

401(k) retirement plan

          We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees (with the exception of interns and leased employees) are eligible to participate on the first day of the month following the completion of six months of service. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $15,500 in 2007, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees' 401(k) plan contributions. For the year ended December 31, 2007, we matched 100% of employee contributions up to a maximum contribution equal to 6% of employee eligible compensation.

Other

          We currently have employees in the United States, the United Kingdom, Australia, Canada, Japan, Hong Kong and Singapore. In addition to providing statutorily mandated benefit programs in each country, we contribute to private plans for health, pension and insurance benefits in the countries where those contributions are customarily provided to employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the "Management" section of this prospectus, and the transactions described below.

Executive compensation, stock option awards and restricted stock awards

          Please see "Management" for information on the compensation of, and stock option awards and restricted stock awards granted to, our directors and executive officers.

Employment agreement

          We have entered into an employment agreement with Seth Merrin as described in "Management — Employment Agreement."

Indemnification agreements

          In                          2008, we entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Registration rights

          On February 17, 2005, we entered into a registration rights agreement with investment funds affiliated with Summit VI Advisors Fund, L.P. and TCV IV Strategic Partners, L.P. and Seth Merrin and Eric LeGoff, which provides for certain registration rights. Under the Registration Rights Agreement, the investment funds affiliated with Summit and TCV, or their permitted tranferees, are entitled to rights with respect to the registration under the Securities Act of shares held by them, including the following:

          Demand Registration Rights.    Upon the written request of holders of a majority of these shares, we are required to use our reasonable efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations and are not required to effect a demand registration prior to six months after the completion of this offering, provided that the total price of the shares of Class A common stock offered to the public is at least $50,000,000.

          Short Form Registration Rights.    If we are eligible to file a registration statement on Form S-3, investment funds affiliated with Summit and TCV, or their respective transferees, may request, on one or more occasions, that we register their shares, provided that the total price of the shares of Class A common stock offered to the public is at least $5,000,000.

          Piggyback Registration Rights.    The investment funds affiliated with Summit and TCV, or their respective transferees, have the right to include the shares of our Class B common stock held by them in any registration statement filed by us with respect to any offering of our equity securities (except with respect to registration statements on Forms S-4 and S-8). Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

          All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

          We have also agreed to indemnify and hold harmless each stockholder party to the Registration Rights Agreement under certain circumstances against certain liabilities in connection with their registration rights granted under the Registration Rights Agreement, including liabilities under the Securities Act.

          Other than with respect to the shares of our Class A common stock being sold by the selling stockholders in this offering, as a condition to this offering, TCV and Summit will waive these registration rights with respect to this offering and the 180-day period (as may be extended) after the date of this prospectus. See "Underwriting."

          This is not a complete description of the Registration Rights Agreement and is qualified by the full text of the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Intercompany agreements

          Under trading system services agreements, we provide our broker-dealer subsidiaries with trading system access and support services for their members and non-member customers. Under administrative services agreements, we provide various administrative services to our securities dealer subsidiaries, including accounting, tax, sales and marketing, legal, and facilities management. Under routing agreements between our securities dealer subsidiaries, they provide trade routing and execution services to each other.

Global social engagement

          As part of our Global Social Engagement program, we contributed $1.9 million and $2.1 million in the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, to the Agahozo Shalom Youth Village, or ASYV, which is a comprehensive residential community for orphans in Rwanda. This project is headed by Anne Heyman, who is the spouse of Seth Merrin, our President and Chief Executive Officer. Anne Heyman does not receive any compensation for this project. In addition to cash contributions, we support the ASYV through a group of employees and their family members who have volunteered their time to supporting this project.

Office space

          On September 1, 2007 and effective as of the same date, we entered into a sublease agreement with TH Lee Putnam Ventures to lease office space in New York, New York. Jim Brown, one of our directors, is a managing director of TH Lee Putnam Ventures. The agreement was for a duration of one year beginning September 1, 2007 and expired on August 31, 2008. The sublease was for a rate of approximately $23,500 per month with a small variance in the monthly rate as a result of electricity and maintenance charges.

Policies and procedures for review and approval of related person transactions

          We have adopted a written policy within our code of ethics that prohibits the company and our executive officers and directors from entering into a related party transaction without the prior consent of our chief operating officer or general counsel. All of our directors, executive officers and employees are required to report any proposed related party transaction to our chief operating officer or general counsel. With respect to all employees other than executive officers, our chief operating officer and general counsel have the authority to approve or reject such proposed transactions. With respect to directors and executive officers, the chief operating officer and general counsel will review and summarize the proposed transaction for our audit committee. Pursuant to its policy on transactions with related parties, our audit committee will then be required to approve any related-party transactions, including those transactions involving our directors. Our audit committee will approve only those transactions relating to directors and officers that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. Immediately after the effective time of the registration statement of which this prospectus forms a part, a copy of our code of ethics and our audit committee charter will be posted to our website www.liquidnet.com.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information with respect to the beneficial ownership of our outstanding Class A common stock and Class B common stock as of May 31, 2008 by:

  •
  each person or group of affiliated persons whom we know to beneficially own 5% or more of our common stock;

  •
  each of our named executive officers and our directors;

  •
  all of our executive officers and directors as a group; and

  •
  other persons or entities selling shares of Class A common stock in this offering.

          Unless otherwise indicated, the principal address of each beneficial owner listed below is c/o Liquidnet Holdings, Inc., 498 Seventh Avenue, New York, New York 10018.

          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of our Class A and Class B common stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of our Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table.

          Shares of our Class A and Class B common stock subject to options that are currently exercisable or exercisable within 60 days of May 31, 2008 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

          Applicable percentage ownership is based on 0 shares of Class A common stock and 173,904,516 shares of Class B common stock outstanding as of May 31, 2008 assuming the conversion of all outstanding shares of preferred stock into common stock and the automatic conversion of all outstanding shares of common stock into Class B common stock. For purposes of the table below, we have assumed that             shares of Class A common stock and             shares of Class B common stock will be outstanding upon completion of this offering.

	Shares Beneficially Owned Prior to the Offering						Shares Beneficially Owned After the Offering
	Class A Common Stock		Class B Common Stock(1)				Class A Common Stock		Class B Common Stock
Name of Beneficial Owner					%Total Voting Power(2)	Shares Being Offered					%Total Voting Power(2)
	Shares	%	Shares	%			Shares	%	Shares	%
5% Stockholders:
Seth Merrin and Anne Heyman(3)	—	—	52,195,419	30.01
Funds associated with TH Lee Putnam Ventures, L.P.(4)	—	—	21,373,610	12.29
Funds associated with Summit Ventures(5)	—	—	12,908,460	7.42
Funds associated with TCV(6)	—	—	12,908,460	7.42
Directors and Named Executive Officers:
Jim Brown(4)	—	—	21,486,540	12.36
John Elliott(7)	—	—	27,083	*
Nathan Gantcher	—	—	4,543,490	2.61
Richard Kimball(6)	—	—	12,908,460	7.42
Eric LeGoff(8)	—	—	2,936,819	1.68
Martin Mannion(5)	—	—	12,908,460	7.42
Michael Price	—	—	7,556,040	4.35
Lawrence Zicklin	—	—	4,224,320	2.43
Alfred Eskandar(9)	—	—	398,156	*
Kevin Lupowitz(10)	—	—	1,204,068	*
William Maw(11)	—	—	450,000	*
Robert Young(12)	—	—	279,163	*
All Directors and Executive Officers as a Group (16 persons)	—	—	121,796,467	70.04
Other Selling Stockholders:

*
Less than one percent

(1)
Assumes the conversion of all outstanding shares of common stock into Class B common stock.

(2)
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each share of our Class B common stock entitles its holder to ten votes per share and each share of our Class A common stock entitles its holder to one vote per share on all matters submitted to them for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at the holder's option on a one-for-one basis into Class A common stock upon the occurrence of certain events, including at such time as the holders of our Class B common stock collectively cease to hold less than 10% of the shares of the outstanding shares of our Class A common stock and Class B common stock together. See "Description of Capital Stock."

(3)
Consists of 44,477,190 shares of Class B common stock held jointly by Seth Merrin and Anne Heyman, his spouse, 568,587 shares of Class B common stock held solely by Seth Merrin, 7,120,474 shares of Class B common stock held in trust for Seth Merrin's children, and 29,168 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(4)
Consists of 11,665,750 shares of Class B common stock held by TH Lee Putnam Ventures, L.P., 8,792,140 shares of Class B common stock held by TH Lee Putnam Parallel Ventures, L.P., 659,680 shares of Class B common stock held by THLi Coinvestment Partners, LLC, and 256,040 shares of Class B common stock held by Thomas H. Lee. Jim Brown is a managing member of TH Lee Putnam Ventures. As a managing member, Jim Brown may be deemed to have sole or shared voting and investment power with respect to the shares held by TH Lee Putnam Ventures. Jim Brown disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of TH Lee Putnam Ventures is 200 Madison Avenue, Suite 2225, New York, NY 10016. In addition, Jim Brown individually owns 112,930 shares of Class B common stock.

(5)
Assumes the conversion of 1,290,846 shares of preferred stock into 12,908,460 shares of common stock and subsequent conversion into 12,908,460 shares of Class B common stock and consists of (a) 8,747,560 shares of Class B common stock held by Summit Ventures VI-A, L.P.; (b) 3,648,090 shares of Class B common stock held by Summit Ventures VI-B, L.P.; (c) 279,320 shares of Class B common stock held by Summit VI Entrepreneurs Fund, L.P.; (d) 181,930 shares of Class B common stock held by Summit VI Advisors Fund, L.P.; and (e) 51,560 shares of Class B common stock held by Summit Investors VI, L.P. Summit Partners, L.P. is the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Entrepreneurs Fund, L.P., Summit VI Advisors Fund, L.P. and Summit Investors VI, L.P. Summit Partners, L.P., through a three-person investment committee, of which Martin Mannion is a member, has voting and investment power over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member of the investment committee has voting or investment power over the shares. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(6)
Assumes the conversion of 1,290,846 shares of preferred stock into 12,908,460 shares of common stock and subsequent conversion into 12,908,846 shares of Class B common stock and consists of 4,977,770 shares of Class B common stock held by TCV IV, L.P.; and 185,610 shares of Class B common stock held by TCV IV Strategic Partners, L.P.; 7,601,500 shares of Class B common stock held by TCV V, L.P.; and 143,580 shares of common stock held by TCV Member Fund L.P. The sole general partner of the TCV IV, L.P. and TCV IV Strategic Partners, L.P. (collectively, the "TCV IV Funds") is Technology Crossover Management IV, L.L.C. ("TCM IV"), which has sole investment control with respect to the TCV IV Funds. The sole Managing Members of TCM IV are Richard Kimball, a director of the company, and another individual, and as such, they may also be deemed to share voting and dispositive control over the shares of the Company held by the TCV IV Funds. The sole General Partner of TCV V, L.P. and a General Partner of TCV Member Fund, L.P. is Technology Crossover Management V, L.L.C. ("TCM V"). The investment activities of TCM V are managed by Richard Kimball and five other individuals (collectively, the "TCM Members") who share voting and dispositive power with respect to the shares beneficially owned by TCV V, L.P. and TCV Member Fund, L.P. (collectively the "TCV V Funds"). TCM IV and Richard Kimball disclaim beneficial ownership of any shares held by the TCV IV Funds except to the extent of their respective pecuniary interests. TCM V and the TCV Members disclaim beneficial ownership of the TCV V Funds shares except to the extent of their individual pecuniary interest therein. The address of Richard Kimball, TCM IV, TCV IV Funds, TCM V, the TCV V Funds and the TCM Members is 528 Ramona Street, Palo Alto, CA 94301.

(7)
Includes 27,083 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(8)
Includes 659,229 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(9)
Includes 215,532 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(10)
Includes 977,720 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(11)
Includes 417,500 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

(12)
Includes 279,163 shares of Class B common stock issuable upon exercise of options that are exercisable within 60 days of May 31, 2008.

DESCRIPTION OF CAPITAL STOCK

General

          The following is a summary of the rights of our common stock and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws, as they will be in effect upon the completion of this offering. For more detailed information, please see our amended and restated certificate of incorporation and our amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part.

          Immediately prior to this offering, we will effect a recapitalization to convert all outstanding shares of our common stock into newly designated Class B common stock on a one-for-one basis.

          Immediately following the completion of this offering, our authorized capital stock will consist of 1,050,000,000 shares, of which:

  •
  750,000,000 shares of our Class A common stock, par value $0.00001 per share, are designated as common stock;

  •
  250,000,000 shares of our Class B common stock, par value $0.00001 per share, are designated as common stock; and

  •
  50,000,000 shares, par value $0.00001 per share, are designated as preferred stock.

          Immediately prior to the closing of this offering, and after giving effect to the recapitalization and assuming the conversion of all outstanding shares of our convertible preferred stock into shares of common stock and the subsequent conversion into Class B common stock, we will have outstanding no shares of our Class A common stock and                          shares of our Class B common stock, held of record by                          stockholders.

          All shares to be sold in this offering will be shares of our Class A common stock. Immediately prior to the consummation of this offering, the shares to be sold by the selling stockholders will be converted from Class B common stock to Class A common stock on a one-for-one basis.

          Following the consummation of this offering, our existing stockholders will collectively hold approximately       % of the total voting power in our company and will be able to exercise control over our management and affairs and all matters requiring stockholder approval.

Common stock

          The holders of our Class A common stock and Class B common stock have identical voting rights except that each share of our Class A common stock is entitled to one vote per share while each share of our Class B common stock is entitled to 10 votes per share on all matters to be voted by stockholders. There is no cumulative voting for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by holders of all shares of our Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock and unless otherwise required by law. The Class B common stock is convertible on a one-for-one basis into Class A common stock at any time at the holder's option or automatically upon the occurrence of certain events, including:

  •
  upon the affirmative vote at a duly noticed stockholders meeting (or a duly executed written consent) of the holders of a majority of the shares of our Class B common stock then outstanding in favor of the conversion of all of the shares of our Class B common stock into shares of our Class A common stock;

  •
  at such time as the holders of our Class B common stock collectively cease to hold at least 10% of the outstanding shares of our Class A common stock and Class B common stock together;

  •
  upon the transfer by a holder of a share of Class B common stock, other than a transfer to a pledgee of such holder of shares of Class B common stock pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee that does not grant to the pledgee the power to vote or direct the vote of the shares or the power to dispose or direct the disposition of the shares and that does not transfer ownership of the shares; and

  •
  upon the death of any holder of Class B common stock who is a natural person.

          Our Class A common stock is not convertible into any other shares of our capital stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends that our board of directors may declare from time to time out of funds legally available therefor. In the case of a dividend or other distribution payable in shares of a class of common stock, other than in the case of a stock split or subdivision, the holders of Class A common stock and the holders of Class B common stock will receive shares of Class A common stock. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Upon completion of this offering, all outstanding shares of our Class A common stock and Class B common stock will be fully paid and nonassessable.

          In the event of a consolidation, merger or combination of our company with or into another entity, the holders of Class B common stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A common stock in such consolidation, merger or combination.

Preferred stock

          Our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 50,000,000 shares of preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption prices and liquidation preference, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control. We have no current plans to issue any shares of preferred stock.

Registration rights

          After this offering, holders of approximately                    shares of our Class B common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. See "Certain Relationships and Related Transactions — Registration Rights Agreement."

Anti-takeover effects of Delaware law and our amended and restated certificate of incorporation and our amended and restated by-laws

          Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

          Undesignated preferred stock.    As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

          Limits on ability of stockholders to call a special meeting.    We have provided in our amended and restated certificate of incorporation and our amended and restated by-laws that special meetings of the stockholders may be called only by the chief executive officer, the president (in the absence of a chief executive officer), or the board of directors. A stockholder may not call a special meeting, which may delay until the next annual meeting the ability of our stockholders to force consideration of a proposal.

          Requirements for advance notification of stockholder nominations and proposals.    Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

          Dual class structure.    As discussed above, our Class B common stock has ten votes per share, while Class A common stock, which is the class of stock being sold in this offering and which will be the only class of stock which is publicly traded, has one vote per share. After the offering,       % of our Class B common stock will be controlled by our founders, executive officers and employees, representing       % of the combined voting power of our outstanding capital stock. Because of our dual class structure, our founding stockholders will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

          Staggered board.    Our amended and restated certificate of incorporation will provide for a staggered board so that our board of directors will be divided into three classes that will be, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, with the term of each class staggered so that the term of only one class of directors expires at each annual meeting. The proposed terms of our initially appointed Class I, Class II and Class III directors will expire in 2009, 2010 and 2011, respectively.

          Board vacancies filled only by majority of directors then in office.    Vacancies and newly created seats on our board may be filled only by our board of directors. Only our board of directors may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on the board makes it more difficult to change the composition of our board of directors, but these provisions promote a continuity of existing management.

          No cumulative voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated by-laws do not expressly provide for cumulative voting.

          Amendment to the certificate of incorporation and by-laws.    Our amended and restated certificate of incorporation generally may be amended only upon the recommendation of the board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. However, the provisions in our amended and restated certificate of incorporation regarding vacancies on the board of directors, the staggered board structure and the inability of stockholders to call special meetings may only be amended by the affirmative vote of holders of not less than 66 2/3% of all the votes entitled to be cast on the matter. Any amendment to our amended and restated by-laws requires the approval of either a majority of our board of directors or holders of at least 66 2/3% of the votes entitled to be cast by the outstanding capital stock in the election of our board.

          Delaware anti-takeover statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

  •
  Prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  At or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

          Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

          The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Regulatory approvals

          We are also required to obtain the approval of certain regulatory agencies, such as FINRA and the U.K. FSA, for certain transactions that could result in a change of control. See "Our Business — Regulation."

Transfer agent and registrar

          The transfer agent and registrar for our Class A common stock and Class B common stock is American Stock Transfer & Trust Company. The transfer agent's address is 59 Maiden Lane, New York, New York and its telephone number is +1 212 936-5100.

Listing

          Our Class A common stock has been approved for listing on the             under the symbol "       ." Our Class B common stock will not be listed on any stock market or exchange.

DESCRIPTION OF INDEBTEDNESS

Credit agreement

          The following description highlights the principal terms of the credit agreement but does not purport to be complete and is qualified in its entirety by reference to the credit agreement, which we filed as an exhibit to the registration statement of which this prospectus forms a part.

          We entered into a credit agreement on April 30, 2008 with JPMorgan Chase Bank, N.A., which consists of a credit facility in an aggregate principal amount not to exceed $50.0 million with a maturity date of April 29, 2009. We have not borrowed any amounts under the credit agreement to date.

          Subject to compliance with customary conditions precedent and the availability of the lenders' committed amounts, revolving loans in minimum installments of $1.0 million are available at any time prior to April 29, 2009. All outstanding loans under the credit agreement are due and payable on April 29, 2009, and amounts repaid under the credit agreement may be re-borrowed in minimum installments of $1.0 million prior to April 29, 2009.

          The credit agreement is secured by a perfected first priority security interest in all of the capital stock of Liquidnet, Inc., our U.S. broker-dealer subsidiary.

          Revolving loans under the credit agreement bear interest (i) in the case of Eurodollar loans, at the Eurodollar rate set forth in the credit agreement plus 2.0%, and (ii) in the case of ABR loans, at the greater of (a) the prime rate in effect on such date (as announced by JPMorgan Chase Bank, N.A. as its prime rate in effect), and (b) the weighted average of the rates of the overnight federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank on the next succeeding date plus 1.0%. Interest on loans is payable quarterly in arrears. If any amount of principal or interest is not paid when due, interest will accrue on the overdue amount at 2.0% above the rate otherwise applicable and is payable on demand. Notwithstanding the foregoing, interest on all loans under the credit agreement is payable at the time of repayment of any such loans, and at maturity. In addition to paying on any outstanding principal amount under the credit agreement, we are required to pay a facility fee to the administrative agent for the account of the lenders based on the facility fee rate as set forth in the credit agreement commencing on the execution and delivery of the credit agreement and payable quarterly in arrears until the maturity date or, if earlier, the date on which all loans under the credit facility have been paid in full.

          The credit agreement contains representations and warranties, covenants (including limitations on the incurrence of additional debt, making certain restricted payments (including dividends), and making certain capital expenditures, as well as prohibitions on certain corporate transactions such as liquidations, dissolutions and sales of assets outside the ordinary course of business), events of default and remedies and other provisions customary for credit facilities of this type.

          The credit agreement also contains the financial covenants that require us to maintain:

  •
  a maximum total consolidated debt to consolidated EBITDA ratio as of the last day of any trailing period of four consecutive fiscal quarters of 0.5 to 1.0;

  •
  a minimum consolidated tangible net worth of $121.0 million plus 90% of the net proceeds to us of any offering of our capital stock;

  •
  a minimum aggregate stockholders' equity for all subsidiaries (excluding Liquidnet, Inc.) of $50.0 million;

  •
  a minimum aggregate amount of cash and cash equivalents of $10.0 million;

  •
  a minimum net capital of Liquidnet, Inc. of $20.0 million; and

  •
  a maximum aggregate indebtedness to net capital of Liquidnet, Inc. of 1.0 to 1.0.

          We have paid and will continue to pay the lenders certain administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for shares of our Class A common stock. Future sales of substantial amounts of shares of our Class A common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common stock from time to time or impair our ability to raise equity capital in the future.

          Upon the completion of this offering, a total of             shares of common stock will be outstanding, including             shares of our Class A common stock and              shares of our Class B common stock. Of these shares, all             shares of our Class A common stock sold in this offering by the selling stockholders, plus any shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

          The remaining                    shares of common stock will be "restricted securities," as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

          Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus
At various times beginning more than 180 days after the date of this prospectus

          In addition, of the             shares of our Class B common stock that were subject to stock options outstanding as of             , 2008, options to purchase              shares of our Class B common stock were vested as of             , 2008 and will be eligible for sale 180 days following the effective date of this offering.

Rule 144

          In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and owns shares that were acquired from us or from an affiliate of ours at least six months prior to the proposed sale would be entitled to freely sell such shares, subject to the lock-up agreements described below.

          Beginning 90 days after this offering, our affiliates who own shares acquired from us or from another affiliate at least six months prior to the proposed sale would be entitled to sell, subject to the lock-up agreements described below, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately             shares immediately after this offering; or

  •
  the average weekly trading volume in our Class A common stock on the             during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 made by affiliates are generally subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

          In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written compensatory agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares under Rule 701 without having to comply with the holding period requirement of Rule 144, and our non-affiliates can resell shares without having to comply with the volume, notice, public information or holding period provisions of Rule 144 as currently in effect.

          The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Lock-up agreements

          We, our officers, directors, and holders of substantially all of our common stock, including the selling stockholders, will enter into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, subject to certain exceptions, will agree not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC. Notwithstanding the foregoing, the 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Registration rights

          Upon completion of this offering, the holders of             shares of our Class B common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled "Description of Capital Stock — Registration Rights" for additional information.

Registration statements

          We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options outstanding, restricted stock awards outstanding or reserved for issuance under our existing option plans and our restricted stock compensation plan. We expect to file this registration statement as soon as practicable after this offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following describes the material United States federal income tax considerations related to the ownership and disposition of our common stock as of the date of this prospectus. Except where specifically noted otherwise, this discussion deals only with shares of our common stock purchased in this offering and held as a capital asset and does not deal with beneficial owners that are subject to special rules, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, persons owning, actually or constructively, 10% or more of our stock for United States federal income tax purposes, pass-through or look-through entities and their investors or United States holders (as defined below) whose "functional currency" is not the United States dollar. Furthermore, this discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date of this prospectus, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those described below. In addition, this discussion does not address taxes imposed by any state, local or foreign taxing jurisdiction and, except as otherwise noted, does not address United States federal taxes other than income taxes. Persons considering the purchase, ownership or disposition of shares of our common stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

          For purposes of this discussion, "United States holder" generally means a beneficial owner of a share of our common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under United States Treasury regulations to be treated as a United States person. As used herein, the term "non-United States holder" means a beneficial owner of a share of our common stock that is not a United States holder.

United States holders

          Dividends.    Dividends paid on shares of our common stock will be treated as dividends for United States federal income tax purposes to the extent they are paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. We cannot assure you that our current and accumulated earnings and profits will be such that all dividends paid with respect to shares of our common stock will be treated as dividends for United States federal income tax purposes. To the extent that the amount of any dividend paid on shares of our common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a return of capital, which will be applied against and reduce your adjusted tax basis (but not below zero) in such shares of our common stock. This reduction in tax basis will increase any gain, or reduce any loss, realized by you on a subsequent sale, redemption or other disposition of such shares. To the extent that the amount of any dividend paid on shares of our common stock exceeds our current and accumulated earnings and profits, the portion of such excess that is not treated as a return of capital will be taxed as capital gain. The remainder of this discussion assumes that dividends on shares of our common stock will be treated in their entirety as dividends for United States federal income tax purposes.

          If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, the Code disallows this dividends-received deduction in its entirety if the share of common stock with respect to which the dividend is paid is held by you for less than 46 days, excluding any day that is more than 45 days before or after the ex-dividend date.

          Under current law, if you are an individual, dividends received by you on a share of our common stock will be subject to a reduced maximum United States federal income tax rate of 15% for taxable years beginning prior to January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The reduced rate will not apply to dividends received to the extent that you elect to treat the dividends as "investment income," which may be offset by investment expense. Furthermore, the reduced rate will also not apply to dividends that are paid to you with respect to a share of common stock that is held by you for less than 61 days, excluding any day that is more than 60 days before or after the ex-dividend date.

          In general, for purposes of meeting the holding period requirements for both the dividends-received deduction and the reduced maximum tax rate on dividends described above, you may not count towards your holding period any period in which you (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of shares of our common stock or substantially identical stock or securities, (b) are the grantor of an option to buy shares of our common stock or substantially identical stock or securities or (c) otherwise have diminished your risk of loss by holding one or more positions with respect to substantially similar or related property. United States Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends-received deduction as well as eligibility for the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are advised to consult your own tax advisor regarding the implications of these rules in light of your particular circumstances.

          If you are a corporation, you should consider the effect of Section 246A of the Code, which reduces the dividends-received deduction allowed with respect to "debt-financed portfolio stock." The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, a portion of dividends subject to the dividends-received deduction will serve to increase a corporation's minimum tax base for purposes of the alternative minimum tax. In addition, a corporate stockholder may be required to reduce its tax basis in stock with respect to certain "extraordinary dividends," as provided under Section 1059 of the Code, and individual United States holders will be subject to special rules in the event that they receive "extraordinary dividends" that are subject to the reduced maximum rate of tax for dividends. You should consult your own tax advisor in determining the application of these rules in light of your particular circumstances.

          Dispositions, including Redemptions.    A sale, exchange, redemption or other disposition of a share of our common stock will generally result in a gain or loss equal to the difference between the amount realized upon the disposition and your adjusted United States federal income tax basis in the share of our common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for such share of our common stock exceeds one year. Under current law, if you are an individual, long-term capital gain realized by you is subject to a reduced maximum tax rate for United States federal income tax purposes of 15%. This rate is currently scheduled to increase after 2010. The deduction of capital losses is subject to limitations.

          Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to dividends paid on shares of our common stock and the proceeds of a sale of a share of our common stock to United States holders other than certain exempt recipients (such as corporations). A backup withholding tax at the applicable statutory rate may apply to such payments if the United States holder fails to provide in the required manner a taxpayer identification number or certification of exempt status or fails to report in full interest or dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service, or the IRS.

Non-United States holders

          The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-United States holder of a share of our common stock. Special rules may apply with respect to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," and other holders that are subject to special treatment under the Code. These persons should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

          Dividends.    In general, dividends paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States are generally exempt from the withholding tax. Instead, these dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate United States federal income tax rates (assuming, if required by an applicable tax treaty, that the dividends are attributable to a permanent establishment maintained by you within the United States). You must comply with certification and disclosure requirements in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends you receive may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided for in an applicable income tax treaty.

          A non-United States holder who wishes to claim the benefit of an applicable income tax treaty, and avoid backup withholding, as discussed below, will be required to satisfy the certification requirements of applicable United States Treasury regulations, including requirements regarding certification of foreign status and eligibility for treaty benefits. Special rules apply to claims for treaty benefits by non-United States persons that are entities rather than individuals and to beneficial owners of dividends paid to entities in which such beneficial owners are interest holders. The application of these rules depends upon your particular circumstances and, therefore, you should consult your own tax advisor regarding your eligibility for such benefits.

          If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may be entitled to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

          Dispositions, including Redemptions.    You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of a share of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to a permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange, redemption or other disposition and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes. We believe that we are not currently and have not been, and do not anticipate becoming, a "United States real property holding corporation" for United States federal income tax purposes.

          In general, gain that is effectively connected with the conduct of a trade or business within the United States will be subject to United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate non-United States holders, "branch profits tax" but will not be subject to withholding provided that documentation requirements are satisfied. Non-United States holders should consult any applicable tax treaties that may provide for different rules.

          United States Federal Estate Taxes.    If you are an individual, shares of our common stock owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise.

          Information Reporting and Backup Withholding.    We will be required to report annually to the IRS and to you the amount of dividends paid to you and any tax withheld by us from dividends paid to you, regardless of whether withholding was required. The tax authorities in the country in which you reside may have made available to them copies of the information returns reporting the dividends and withholding.

          Backup withholding at the applicable statutory rate will apply to dividends paid to you unless you satisfy the certification requirements (for example, by providing an IRS Form W-8BEN) of applicable United States Treasury regulations or otherwise establish an exemption.

          Payment of the proceeds of a sale of a share of our common stock to you within the United States or conducted through certain United States-related financial intermediaries will be subject to both backup withholding and information reporting unless (i)(a) you certify under penalties of perjury in accordance with specified procedures that you are a non-United States holder and (b) the payor does not have actual knowledge that you are a United States person or (ii) you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our Class A common stock indicated in the following table. Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Liquidnet, Inc.
J.P. Morgan Securities Inc.
Sandler O'Neill & Partners, L.P.

Total

          The underwriters are committed to take and pay for all of the shares of our Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares of our Class A common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional                           shares of our Class A common stock from the selling stockholders. They may exercise that option for 30 days. If any shares of our Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                      additional shares.

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares of our Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares of our Class A common stock. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares of our Class A common stock, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We intend to list the shares of our Class A common stock on                          under the symbol "         ." In order to meet one of the requirements for listing the Class A common stock on the                          , the underwriters have undertaken to sell lots of         or more shares to a minimum of         beneficial holders.

          In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares of our Class A common stock than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our Class A common stock from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our Class A common stock or purchasing shares of our Class A common stock in the open market. In determining the source of shares of our Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our Class A common stock available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of our Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on                          , in the over-the-counter market or otherwise.

Stamp tax

          If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

European economic area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

            (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (d)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

            1.      it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

            2.      it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Australia

          This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  a.
  you confirm and warrant that you are:

  (1)
  either,

  i.
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia ("Corporations Act");

  ii.
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

  iii.
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act;

  and

  (2)
  a "wholesale client" within the meaning of section 761G of the Corporations Act,

  and to the extent that you are unable to confirm or warrant that you are a wholesale client and either an exempt sophisticated investor or professional investor, each under the Corporations Act, any offer made to you under this document is void and incapable of acceptance.

  b.
  you warrant and agree that you will not offer any of the shares issued to you pursuant to this document for sale in Australia within 12 months of those shares being issued unless any such offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

          The shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The shares of our Class A common stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our Class A common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of our Class A common stock offered.

          The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Liquidnet, Inc. is an affiliate of Liquidnet Holdings, Inc. and will be participating in the distribution of Liquidnet Holdings, Inc.'s securities in this offering. This offering is subject to NASD Conduct Rule 2720(c)(3). When a FINRA member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by FINRA. In accordance with this rule, Goldman, Sachs & Co. has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Goldman, Sachs & Co. has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part.

          This offering shall be made in compliance with NASD Conduct Rule 2720. Sales to accounts over which underwriters exercise discretionary authority will not be permitted without the prior written approval of the account owner for this offering.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are streaming liquidity partners that route orders to our marketplace. J.P. Morgan Clearing Corp., an affiliate of J.P. Morgan Securities Inc., currently acts as the clearing firm for all transactions in U.S. and European securities executed by members in our marketplace. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the lender and administrative agent under the company's credit agreement. There are currently no amounts outstanding under this facility.

VALIDITY OF CLASS A COMMON STOCK

          The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

          Our financial statements as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007, included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In addition, the financial statements of Miletus Trading, LLC as of and for the year ended December 31, 2006 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 with respect to the Class A common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our Class A common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement. Upon the completion of this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

          You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference rooms maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, our filings with the SEC are also available to the public through the SEC's website at www.sec.gov. We also intend to make our filings with the SEC available at our website at www.liquidnet.com.

INDEX TO FINANCIAL STATEMENTS

Liquidnet Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Changes in Stockholders' Deficit	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Consolidated Condensed Interim Financial Statements:
Unaudited Consolidated Condensed Balance Sheets	F-29
Unaudited Consolidated Condensed Interim Statements of Income	F-30
Unaudited Consolidated Condensed Interim Statement of Changes in Stockholders' Deficit	F-31
Unaudited Consolidated Condensed Interim Statements of Cash Flows	F-32
Notes to Unaudited Consolidated Condensed Interim Financial Statements	F-33
Miletus Trading, LLC
Report of Independent Auditors	F-46
Financial Statements:
Statement of Financial Condition	F-47
Statement of Income	F-48
Statement of Changes in Members' Capital	F-49
Statement of Cash Flows	F-50
Notes to Financial Statements	F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Liquidnet Holdings, Inc.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Liquidnet Holdings, Inc. and its subsidiaries (the "Company") at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 1, 2008

Liquidnet Holdings, Inc.

Consolidated Balance Sheets

(amounts in thousands, except share amounts)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$198,262	$98,241
Cash segregated for regulatory purposes	6,604	—
Investments, at fair value	3,100	23,062
Receivable from clearing brokers	9,501	8,055
Prepaid expenses and other current assets	1,541	1,829
Deferred tax assets	386	—

Total current assets	219,394	131,187
Property, equipment and software, net	37,327	18,154
Goodwill	25,078	—
Intangible assets, net	793	—
Deferred tax assets	2,927	296
Other assets	5,895	2,495

Total assets	$291,414	$152,132

Liabilities and Stockholders' Deficit
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$18,377	$5,572
Accrued compensation	21,764	14,056
Income taxes payable	6,920	2,568
Dividend payable	—	15,267

Total current liabilities	47,061	37,463
Income taxes payable, long-term	2,491	1,823
Deferred lease obligation	6,840	4,169

Total liabilities	56,392	43,455

Commitments and Contingencies
Redeemable convertible preferred stock, at redemption value	287,684	273,984
Stockholders' deficit
Common stock; $0.00001 par value; 500,000,000 shares authorized
Issued: 171,662,054 and 170,789,729
Outstanding: 143,928,184 and 143,814,651	2	2
Additional paid-in capital	31,998	22,235
Accumulated other comprehensive income	4,046	2,479
Retained earnings (accumulated deficit)	89,321	(11,994)
Treasury stock, 26,709,169 shares, at cost	(178,029)	(178,029)

Total stockholders' deficit	(52,662)	(165,307)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$291,414	$152,132

See Notes to Consolidated Financial Statements

Liquidnet Holdings, Inc.

Consolidated Statements of Income

(amounts in thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Revenues
Commissions	$346,450	$252,679	$161,807

Operating expenses(1)
Cost of revenues	40,225	23,695	18,133
Research and development	36,706	23,708	16,483
Sales and marketing	36,264	19,945	12,980
General and administrative	42,049	23,864	14,296
Recapitalization stock compensation expense	—	—	73,068

Total operating expenses	155,244	91,212	134,960

Income from operations	191,206	161,467	26,847
Interest income and other, net	4,760	4,080	1,789

Income before provision for income taxes	195,966	165,547	28,636
Provision for income taxes	80,951	68,957	20,368

Net income	115,015	96,590	8,268
Net income attributable to preferred stockholders	17,499	16,077	5,977

Net income available to common stockholders	$97,516	$80,513	$2,291

Net income per common share:
Basic	$0.68	$0.56	$0.02

Diluted	$0.63	$0.52	$0.02

Weighted average shares outstanding:
Basic	143,866	142,634	139,949

Diluted	155,509	155,135	151,056

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$1,013	$150	$—
Research and development	3,530	640	—
Sales and marketing	2,258	398	—
General and administrative	2,774	360	—

Total equity-based compensation expense	$9,575	$1,548	$—

See Notes to Consolidated Financial Statements

Liquidnet Holdings, Inc.

Consolidated Statements of Changes in Stockholders' Deficit

(amounts in thousands)

	Common Stock(1)(2)		Treasury Stock
						Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
	Shares Outstanding	Amount	Shares Outstanding	Amount	Additional Paid-in Capital
Balances, December 31, 2004	125,233	$2		$—	$957	$1,273	$—	$2,232
Stock option and warrant transactions	7,379				7,714			7,714
Preferred stock conversions	35,611				35,087			35,087
Underwriting/other fees for preferred stock issue					(6,896)			(6,896)
Acquisition of treasury stock	(26,706)		26,706	(178,004)				(178,004)
Cash dividends paid							(30,983)	(30,983)
Cash dividends declared							(23,427)	(23,427)
Accretion of preferred stock					(10,938)			(10,938)
Comprehensive income:
Foreign currency translation adjustment						(650)		(650)
Net income							8,268	8,268

Total comprehensive income								$7,618

Balances, December 31, 2005	141,517	2	26,706	(178,004)	25,924	623	(46,142)	(197,597)
Stock options exercised	2,301				2,601			2,601
Reclassification of stock options payable					1,037			1,037
Acquisition of treasury stock	(3)		3	(25)				(25)
Equity-based awards issued					1,548			1,548
Cash dividends declared and paid							(47,175)	(47,175)
Accrued cash dividends declared							(15,267)	(15,267)
Tax benefit from equity-based awards					4,171			4,171
Accretion of preferred stock					(13,046)			(13,046)
Comprehensive income:
Foreign currency translation adjustment						1,856		1,856
Net income							96,590	96,590

Total comprehensive income								$98,446

Balances, December 31, 2006	143,815	2	26,709	(178,029)	22,235	2,479	(11,994)	(165,307)
Stock options exercised	113				140			140
Equity-based awards issued					9,575			9,575
Tax benefit from equity-based awards					48			48
Accretion of preferred stock							(13,700)	(13,700)
Comprehensive income:
Foreign currency translation adjustment						1,567		1,567
Net income							115,015	115,015

Total comprehensive income								$116,582

Balances, December 31, 2007	143,928	$2	26,709	$(178,029)	$31,998	$4,046	$89,321	$(52,662)

(1)
December 31, 2007 balance excludes 1,025 shares of unvested restricted stock issued to employees and held in custody (net of forfeitures).

(2)
Common and treasury stock share amounts adjusted for 10-for-1 stock split in 2005.

See Notes to Consolidated Financial Statements

Liquidnet Holdings, Inc.

Consolidated Statements of Cash Flows

(amounts in thousands)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$115,015	$96,590	$8,268
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax (benefit) expense	(3,017)	130	13
Depreciation and amortization	9,566	3,539	2,528
Equity-based compensation	9,575	1,548	—
Recapitalization stock compensation expense	—	—	73,068
Realized loss on investments	1,026	—	—
Increase in deferred lease obligation	2,671	411	—
Changes in operating assets and liabilities, net of acquisition:
Cash segregated for regulatory purposes	(6,604)	—	—
Receivable from clearing brokers	906	(1,540)	(1,157)
Current income taxes receivable	—	5,098	(5,098)
Prepaid expenses and other current assets	288	(752)	(688)
Other assets	(3,040)	111	(942)
Accounts payable and accrued expenses	12,762	1,835	3,081
Accrued compensation	7,136	5,020	3,474
Income taxes payable	5,020	4,391	(867)

Net cash provided by operating activities	151,304	116,381	81,680

Cash flows used in investing activities
Miletus acquisition, net of cash acquired	(37,537)	—	—
Purchases of investments	(30,127)	(19,961)	(145,397)
Maturities/sales of investments	49,063	9,081	136,766
Purchases of property, equipment and software	(19,170)	(11,566)	(6,040)

Net cash used in investing activities	(37,771)	(22,446)	(14,671)

Cash flows used in financing activities
Proceeds from issuance of redeemable convertible preferred stock	—	—	250,000
Underwriting expenses in connection with preferred stock issuance	—	—	(6,896)
Acquisition of treasury stock	—	—	(248,618)
Tax benefit from equity-based awards	48	4,171	—
Proceeds from stock options and warrants exercised	140	2,503	4,385
Dividends paid	(15,267)	(70,602)	(30,983)

Net cash used in financing activities	(15,079)	(63,928)	(32,112)

Effect of exchange rate changes on cash and cash equivalents	1,567	1,856	(650)

Net increase in cash and cash equivalents	100,021	31,863	34,247
Cash and cash equivalents, beginning of year	98,241	66,378	32,131

Cash and cash equivalents, end of year	$198,262	$98,241	$66,378

See note 15 for supplemental cash flow information.

See Notes to Consolidated Financial Statements

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies

Nature of Operations

          Liquidnet Holdings, Inc., together with its consolidated subsidiaries, (the Company), incorporated in Delaware, is an electronic marketplace that facilitates equity securities trading for institutional investors worldwide. The Company's marketplace brings together institutional buyers and sellers of large blocks of equity securities, enabling them to directly and anonymously trade with each other via the Internet on the Company's electronic trading platform. Institutional investors use the Company's marketplace to enhance the quality and speed of trade execution, gain price improvement for their trades and, ultimately, lower overall trading costs. The Company has operations in North America, Europe, Asia and Australia. The Company's wholly owned subsidiaries are licensed securities dealers in the United States, United Kingdom, Australia, Canada, Hong Kong and Japan.

Basis of Presentation

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). Certain prior period amounts have been reclassified to conform to current period presentation.

Use of Estimates

          The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include, among others, deferred tax assets and liabilities, long-lived assets, certain accrued expense accounts, the fair value of goodwill and the fair value of the Company's equity-based awards. Actual results could differ from those estimates.

Principles of Consolidation

          The consolidated financial statements include the accounts of Liquidnet Holdings, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

          Commission revenues and related expenses are recorded on a trade-date basis. Commission revenues are derived from members and non-member customers for trades executed in the Company's marketplace. Commission revenues are recorded net of soft dollar revenue and credits for Commission Sharing Arrangements (CSA) in accordance with Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent (EITF 99-19).

Cost of Revenues

          Cost of revenues consists primarily of compensation and related expenses of personnel for member implementation and trade processing, clearing charges, exchange fees, order

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

management system fees, market data, soft dollar and CSA administration fees and data center related expenses. Certain amortization expenses related to capitalized software and purchased technologies are also included in cost of revenues.

Research and Development

          Research and development expenses consist primarily of compensation, benefits and other related expenses for employees responsible for new products and services, as well as enhancement and improvement of existing products and technologies. This expense category also consists of research and development-related occupancy, depreciation of research assets and certain other expenses.

Sales and Marketing

          Sales and marketing expenses consist primarily of compensation, benefits and other related expenses for employees engaged in sales, marketing and sales support roles, including seeking out new members and maintaining relationships with the current community. This expense category also consists of promotional and advertising expenses, as well as certain other related expenses.

General and Administrative

          General and administrative expenses consist primarily of compensation, benefits and other expenses related to administrative, legal, finance, and human resource organizations. This expense category also includes expenses for external professional services, as well as the Company's global social engagement program expenses.

Cash and Cash Equivalents

          The Company considers overnight deposits, money market funds and all highly-liquid debt instruments, with original maturities of approximately three months or less, to be cash equivalents.

Restricted Cash

          As of December 31, 2007, the Company held $6.6 million in a segregated account for the benefit of its customers.

Equity-based Compensation

          The Company accounts for equity-based compensation in accordance with Statement of Financial Accounting Standards (FAS) No. 123 (revised 2004), Share-Based Payment (FAS 123R). Under the fair value recognition provisions of FAS 123R, equity-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the vesting period, net of forfeitures. The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock option awards. The Company measures non-vested stock awards using the fair market value of restricted shares of common stock on the date the award is granted. The Company awards stock options, restricted stock units and restricted stock to employees, directors and executive officers. The

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

Company adopted FAS 123R on January 1, 2006 on a prospective basis. Prior to adoption, the Company accounted for equity-based compensation awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related accounting interpretations.

Concentrations of Risk

          Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, investments and receivables from clearing brokers. Cash and cash equivalents are maintained primarily with one financial institution. Generally these amounts can be redeemed upon demand. Receivables from clearing brokers are unsecured and are due in accordance with payment terms included in the contracts with the clearing brokers, generally three days following the trade date. Historically, all amounts due from clearing brokers have been collected, such that an allowance for doubtful accounts is not required.

Fair Value of Financial Instruments

          The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents and investments approximate fair value because of the immediate or short-term maturity of these financial instruments and interest rate reset features for auction rate securities.

Property, Equipment and Software

          Property, equipment and software are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization as follows:

Asset	Estimated Useful Life	Method
Computer equipment, software and software development costs	3 years	Straight-line
Furniture and fixtures	7 years	Straight-line
Office equipment	5 years	Straight-line

          The Company amortizes its leasehold improvements on a straight-line basis over the lesser of the term of the underlying lease or the useful life of the improvement.

Software Development Costs

          Software development costs that meet the criteria of FAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (FAS 86), are capitalized by the Company once technological feasibility of the software has been established through the time when the software is ready to be released to customers.

          Software development costs that meet the criteria of American Institute of Certified Public Accountants (AICPA) Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1) are capitalized by the Company after completion of the preliminary project stage of the software's development.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

          All capitalized software development costs are amortized using the straight-line method over their estimated useful life, generally three years.

Foreign Currency

          The results of operations for subsidiaries located outside the United States are translated from their local currencies into U.S. dollars using average exchange rates during the period; assets and liabilities are translated using period-end exchange rates. The resulting adjustments from the translation process are reported in accumulated other comprehensive income, a separate component of stockholders' equity. Gains and losses from other foreign currency transactions are included in interest income and other, net.

Investments

          The Company's investments in auction rate securities held by its broker-dealer subsidiaries are reported at fair value, with realized and unrealized gains and losses recorded in interest income and other, net. Other investments designated available-for-sale are recorded at fair value with unrealized gains and losses recognized within accumulated other comprehensive income.

Income Taxes

          The Company follows FAS No. 109, Accounting for Income Taxes (FAS 109), which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established to reduce the deferred tax assets when, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In addition, for U.S. taxes, the Company files consolidated federal and combined state and local income tax returns. All non-U.S. subsidiaries file income tax returns on a stand-alone basis in their respective countries of incorporation.

          In 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 requires that the Company determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. FIN 48 addresses the recognition and measurement of tax positions taken or expected to be taken, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial statements.

Goodwill

          Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. The Company performs a

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

review annually, or more frequently if indicators of potential impairment exist, to determine if the carrying value of the recorded goodwill is impaired. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the Company's reporting unit. Changes in the Company's strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill. No impairment of goodwill has been identified since the acquisition of Miletus Trading, LLC (Miletus) in March 2007.

Intangible Assets

          Intangible assets with finite lives are amortized, on a basis that approximates economic use, over periods of up to three years. The intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with FAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (FAS 144). An impairment loss would be recognized when estimated undiscounted cash flows expected to result from the use of these assets and their eventual disposition are less than their carrying amount.

Guarantees

          FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss to be remote.

Treasury Stock

          The Company records treasury stock purchases under the cost method whereby the cost of the acquired stock is recorded as treasury stock.

Deferred Lease Obligations

          The Company has entered into long-term operating lease agreements for office space, which includes free-rent and annual rent escalations. Total lease commitments are amortized over the life of the lease on a straight-line basis. Deferred lease obligations represent the cumulative difference between the amounts amortized and paid.

Recent Accounting Pronouncements

          In September 2006, the U.S. Securities and Exchange Commission (SEC) staff published Staff Accounting Bulletin (SAB) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 addresses

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

quantifying the financial statement effects of misstatements, specifically how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB 108 was effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 in the fourth quarter of 2006 did not have a material impact on the Company's consolidated financial statements.

          In September 2006, the FASB issued FAS No. 157, Fair Value Measurements (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB released a FASB Staff Position (FSP FAS 157-2 — Effective Date of FASB Statement No. 157), which delayed the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of FAS 157 for financial assets and liabilities as well as for non-financial assets and liabilities is not expected to have a material impact on the Company's consolidated financial statements.

          In February 2007, the FASB issued FAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities (FAS 159), which permits entities to measure many financial instruments and certain other items at fair value. Companies are required to adopt the new standard for fiscal years beginning after November 15, 2007. The adoption of FAS 159 is not expected to have a material impact on the Company's consolidated financial statements.

          In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations (FAS 141R). FAS 141R amends the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired in a purchase business combination. FAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. FAS 141R is effective for new acquisitions consummated on or after January 1, 2009. The Company will apply this standard prospectively to all business combinations subsequent to the effective date.

          The FASB also issued in December 2007 FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (FAS 160). FAS 160 amends previously issued accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary by requiring all noncontrolling interests in subsidiaries be reported in the same way, as equity in the consolidated financial statements, and eliminates the diversity in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. FAS 160 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. The Company will apply the requirements of FAS 160 on a prospective basis, as required, subsequent to the effective date.

          In April 2008, the FASB issued FASB Staff Position (FSP) FAS No. 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under FAS No. 142 Goodwill and Other Intangible Assets (FAS 142). The intent of

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 1. The Company and Summary of Significant Accounting Policies (Continued)

this FSP is to improve the consistency between the useful life of a recognized intangible asset under FAS 142 and the period of the expected cash flows used to measure the fair value of the asset under FAS 141R and other U.S. generally accepted accounting principles. The Company is currently evaluating the potential impact of FSP FAS 142-3 on its consolidated financial statements. FSP FAS 142-3 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. The Company will apply the requirements of FSP FAS 142-3 on a prospective basis, as required, subsequent to the effective date.

Note 2. Earnings per Share

          Basic earnings per share (EPS) does not include the effects of potentially dilutive stock options and restricted stock awards and is computed using the two-class method. The two-class method of computing EPS is an earnings allocation method that determines EPS for each class of common stock and participating security according to dividends declared, or accumulated, and participation rights in undistributed earnings. Redeemable, convertible preferred stockholders participate, on an if-converted basis, in any dividends declared on common stock. Diluted earnings per share reflects, in periods in which they have a dilutive effect, commitments to issue common stock and common stock issuable upon exercise of stock options and warrants. The dilutive effect of stock options, warrants and restricted stock awards is computed using the treasury stock method, which assumes the repurchase of common shares at the average fair value for the period using the assumed proceeds from exercises of the potentially dilutive securities.

          Certain redeemable convertible preferred shares and stock options were excluded from the computation of diluted earnings per share due to their anti-dilutive effect. The number of such anti-dilutive common stock equivalents excluded from diluted earnings per share was 29,079,633; 26,532,870 and 27,876,729 for the years ended December 31, 2007, 2006 and 2005, respectively. The following tables reconcile the numerators and denominators of basic and diluted earnings per share for the years presented (in thousands, except per share amounts):

	Year Ended December 31,
	2007			2006			2005
	Net Income Available to Common Stockholders	Weighted Average Common Shares Outstanding	Per Share Amount	Net Income Available to Common Stockholders	Weighted Average Common Shares Outstanding	Per Share Amount	Net Income Available to Common Stockholders	Weighted Average Common Shares Outstanding	Per Share Amount
Basic EPS	$97,516	143,866	$0.68	$80,513	142,634	$0.56	$2,291	139,949	$0.02
Effect of dilutive securities:
Stock options and warrants	—	11,426		—	12,432		—	11,107
Restricted stock	—	217		—	69		—	—

Diluted EPS	$97,516	155,509	$0.63	$80,513	155,135	$0.52	$2,291	151,056	$0.02

Note 3. Soft Dollar and Commission Sharing Arrangement Program

          The Company allows customers to enter into soft dollar or commission sharing arrangements. These arrangements provide for a portion of commissions paid on transactions to be used to pay

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 3. Soft Dollar and Commission Sharing Arrangement Program (Continued)

for investment-related research. Under such arrangements, participating customers may increase their commission payments and/or receive a credit based upon commissions paid. Soft dollar amounts and commission sharing credits are netted against commission revenues on the consolidated statements of income in accordance with EITF 99-19. Amounts owed to third parties related to soft dollar arrangements and unused CSA credits totaled $9.4 million and $1.8 million as of December 31, 2007 and 2006, respectively and are included in accounts payable and accrued expenses in the consolidated balance sheets. Pursuant to regulatory requirements, certain of these liabilities have cash segregated for their settlement. Incremental commissions and CSA credits were $45.2 million, $24.5 million and $14.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, and were netted against commissions.

          The Company is exposed to credit risk to the extent that invoices presented by customers are greater than the corresponding credits earned by the Company's customers.

Note 4. Investments

          The carrying amount and fair value of the Company's investments were as follows:

	December 31,
	2007	2006
Money market funds	$—	$19,962
Auction rate securities	3,100	3,100

Total investments	$3,100	$23,062

          All of the investment securities are held for the Company by major financial institutions and are subject to credit and liquidity risks. Money market fund investments have an original maturity of more than three months.

          The auction rate securities are variable-rate debt instruments whose underlying agreements have contractual maturities of up to 31 years. These securities have been issued by state-related higher education agencies and are collateralized by student loans, with the majority substantially guaranteed by the U.S. Department of Education and rated AAA, Aaa or AAA/Aaa by various credit rating agencies. Auction rate securities are intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, usually every 35 days, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 5. Receivable from Clearing Brokers

          Receivable from clearing brokers represents commission receivables and amounts on deposit with clearing brokers for the Company's registered broker-dealer subsidiaries (Liquidnet Broker-Dealers). The Company had $3.4 million and $3.0 million on deposit with clearing brokers as of December 31, 2007 and 2006, respectively. Commission receivables from clearing brokers were $6.1 million and $5.1 million as of December 31, 2007 and 2006, respectively.

          In accordance with the respective clearing agreements, the clearing brokers have the right to charge the Liquidnet Broker-Dealers for losses that result from a counterparty's failure to fulfill its settlement obligations. All amounts receivable from the clearing brokers, including amounts on deposit, are available to satisfy the Liquidnet Broker-Dealers' obligations to the respective clearing brokers. As the right to charge the Liquidnet Broker-Dealers has no maximum amount and applies to all trades executed through the clearing brokers, the Company believes there is no maximum amount assignable to this right. As of December 31, 2007 and 2006, the Company recorded no liabilities with regard to these Liquidnet Broker-Dealers' settlement obligations.

          In addition, the Liquidnet Broker-Dealers have the right to pursue collection or performance from the counterparties who do not fulfill their settlement obligations.

Note 6. Property, Equipment and Software

          Property, equipment and software consist of the following as of December 31, 2007 and 2006 (in thousands):

	December 31,
	2007	2006
Leasehold improvements	$17,918	$10,829
Furniture, fixtures and office equipment	2,705	1,860
Computer equipment	11,902	7,481
Capitalized software	22,302	7,105

	54,827	27,275
Accumulated depreciation and amortization	(17,500)	(9,121)

Property, equipment and software, net	$37,327	$18,154

          Depreciation and amortization expense for property, equipment and software was $8.4 million, $3.5 million, and $2.5 million, for the years ended December 31, 2007, 2006 and 2005, respectively. For the years ended December 31, 2007 and 2006, the Company capitalized costs relating to software developed for internal and external use in the amounts of $2.5 million and $1.4 million, respectively, in accordance with FAS 86 and SOP 98-1. Software maintenance costs are expensed as incurred.

Note 7. Acquisition — Miletus Trading, LLC

          On March 15, 2007, the Company acquired Miletus, an agency-only brokerage firm. The cost of acquisition, including expenses, was approximately $38.2 million in cash and allows the Company to offer algorithmic trading solutions to its customers. The acquisition was accounted for

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 7. Acquisition — Miletus Trading, LLC (Continued)

in accordance with FAS No. 141, Business Combinations (FAS 141), which requires assets and liabilities acquired to be recorded at fair value. The significant assumptions used in the valuation were based upon management's estimates, with assistance from an independent valuation firm, and included factors affecting the duration, growth rates and amounts of future cash flows for each income stream or the estimated replacement cost of acquired assets. Included in the purchase price were tangible net assets with a fair value of approximately $2.8 million. The remaining purchase price was allocated to software for approximately $8.3 million with an estimated useful life between 18 and 36 months, and to identifiable intangible assets of approximately $2.0 million related to client relationships with an estimated useful life of up to 36 months. The $25.1 million residual purchase price was recorded as goodwill. Goodwill is evaluated for impairment annually and is expected to be deductible for tax purposes. Goodwill and intangible assets were not considered impaired as of December 31, 2007.

          The software acquired was capitalized and is included in the property, equipment and software balance in the consolidated balance sheets. Amortization expense related to acquired intangible assets was $1.2 million for the year ended December 31, 2007.

          Based on the carrying value of identified intangible assets recorded (excluding software acquired) as of December 31, 2007, and assuming no subsequent impairment of the underlying assets, the estimated annual amortization expense for the next five years is as follows (in thousands):

	Year Ending December 31,
	2008	2009	2010	2011	2012
Estimated amortization expense	$360	$360	$73	$—	$—

Unaudited Pro Forma Information

          The following unaudited pro forma financial information presents the combined results of operations of the Company and Miletus as if the acquisition had occurred as of the beginning of the periods presented. The unaudited pro forma financial information is not necessarily indicative of what the Company's results of operations would have been had the acquisition been completed at the beginning of each period. In addition, the unaudited pro forma financial information does not

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 7. Acquisition — Miletus Trading, LLC (Continued)

attempt to project the future results of operations of the combined company (in thousands, except per share amounts):

	Year Ended December 31,
	2007	2006
	(unaudited)
Revenue	$348,843	$265,231
Income from operations	$185,693	$153,057
Net income	$111,924	$93,097
Net income available to common stockholders	$95,140	$77,601
Net income per share:
Basic	$0.66	$0.54

Diluted	$0.61	$0.50

          The unaudited pro forma financial information above reflects the following:

  •
  incremental expenses arising from the acquisition of Miletus over historical amounts recorded, specifically $3.3 million in increased amortization expenses related to the fair valuation of acquired intangible assets and a related $0.9 million charge in connection with a change in the estimated useful life of a customer relationship intangible asset;

  •
  a pro forma income tax benefit on the additional amortization expense and the related charge as described immediately above;

  •
  a pro forma income tax benefit on the net losses of Miletus for the period January 1, through March 15, 2007 and for the year ended December 31, 2006; and

  •
  a pro forma income tax benefit on the tax basis amortization of goodwill, resulting from the acquisition of Miletus.

Note 8. Commitments and Contingencies

Guarantees

          In 2007, the Company entered into an agreement with a financial institution to unconditionally guarantee up to $50.0 million relating to an overdraft facility for one of its foreign subsidiaries. There was no outstanding borrowing or guarantee obligation as of December 31, 2007.

          Additionally, in April 2008, the Company entered into a revolving credit facility for up to $50.0 million. See note 18.

Leases

          The Company rents facilities and equipment under operating leases, which expire at various dates through 2019. The facility leases provide for minimum annual rent plus annual increases. Total rent expense under these operating leases is recognized on a straight line basis over the

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 8. Commitments and Contingencies (Continued)

initial period of each lease. Future minimum commitment payments under all operating leases are as follows (in thousands):

Year Ending December 31,
2008	$9,547
2009	8,425
2010	7,249
2011	6,844
2012	7,738
Thereafter	56,673

Total minimum future commitments	$96,476

          Total rent expense under operating leases was $5.2 million, $3.9 million and $2.3 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Legal Matters

          During 2007, the Company asserted claims for patent infringement against Investment Technology Group, Inc., ITG Inc., ITG Solutions Network, Inc., and its subsidiary, The Macgregor Group, Inc. (collectively, "ITG"), and Pulse Trading, Inc. ("Pulse Trading"). ITG and Pulse Trading have alleged that the Company's patent is invalid and unenforceable, and ITG has also asserted a claim against the Company for tortious interference with prospective business relations. The Company believes that each of these claims is without merit and will continue to vigorously pursue patent infringement claims against both ITG and Pulse Trading. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these matters will not have a material adverse effect on the Company's business, financial condition, operating results or cash flows. The Company currently does not have a provision for legal claims.

Note 9. Common Stock

          On September 26, 2005, the Company completed a 10-for-1 split of its common stock. All common stock share amounts prior to that date are presented in these consolidated financial statements on a split-adjusted basis. Each share of common stock has voting rights equal to one vote per share. Any dividends to be paid to the holders of the common stock are at the discretion of the board of directors of the Company, subject to various legal and contractual restrictions. The Company has a right of first refusal with respect to certain transfers of these shares.

          During the years ended December 31, 2007, 2006 and 2005, the Company paid dividends to the holders of common stock in the amount of $12.9 million, $59.8 million and $25.0 million, respectively.

          During the years ended December 31, 2007 and 2006, the Company issued shares of restricted common stock under an employee compensation plan. See note 11.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 10. Redeemable Convertible Preferred Stock

          On February 18, 2005, the Company completed an equity recapitalization transaction and issued 1,290,846 shares of Series A-1 and 1,290,846 shares of Series A-2 Redeemable Convertible Preferred Stock (Series A-1 and A-2 Preferred Stock, collectively the Preferred Stock) for an original stated liquidation preference value of $250.0 million ($96.8357 per share). In connection with the recapitalization, holders of the prior series of preferred stock (Series A, Series B and Series C), converted their preferred shares into common stock.

          The holders of 50% or more of the outstanding shares of each of the Series A-1 and Series A-2 Preferred Stock can require the Company to redeem all Preferred Stock at an amount that would constitute a 5% internal rate of return but not to exceed 175% of the issuance price. These redemption rights may be exercised no earlier than February 18, 2011. The Company has recorded the Preferred Stock as temporary equity in accordance with EITF Topic No. D-98, Classification and Measurement of Redeemable Securities, and carries the Preferred Stock at the accreted value. Each share of Series A-1 and A-2 Preferred Stock entitles its holder to the payment of cash dividends equal to the amount of any dividend paid to common stockholders, on an as-converted basis. In the event of liquidation, prior to any distribution to holders of common stock, each share of Series A-1 and A-2 Preferred Stock entitles its holders to receive varying amounts up to two times the issuance price, plus accrued and unpaid dividends.

          Each share of Series A-1 and A-2 Preferred Stock is convertible into ten shares of common stock. Upon any conversion of the Series A-1 and A-2 Preferred Stock, all accrued and unpaid dividends are forgiven by the holders. Voting rights are on an as-converted basis with the common stock, equal to one vote per share.

          During 2007, 2006 and 2005, the Company paid dividends to the holders of the Preferred Stock in the amount of $2.4 million, $10.8 million and $6.0 million, respectively.

Note 11. Equity-Based Compensation

          All officers, employees and certain directors of the Company are covered under the Company's stock option plans (Option Plans) and restricted stock compensation Plan (Restricted Stock Plan). Options granted under the Option Plans generally vest over four years and have an exercise price equal to or greater than the estimated fair value of the underlying common stock of the Company on the date of grant. Options expire 10 years after issuance. Restricted shares and restricted stock units (RSUs) issued under the Restricted Stock Plan vest three years after issuance with compensation expense recognized based upon the estimated fair value of the restricted stock of the Company on the date of grant.

          Effective January 1, 2006, the Company adopted FAS 123R which requires the Company to record compensation expense for share-based awards granted subsequent to January 1, 2006. The Company adopted FAS 123R using the prospective transition method, which requires that only new awards (or awards modified, repurchased or cancelled after the effective date) are accounted for under the provisions of FAS 123R. Accordingly, there was no transition adjustment upon adoption. Such awards are measured at the estimated fair value on the grant date using a valuation model and are amortized over their vesting period. As permitted under FAS No. 123, Accounting for Stock-Based Compensation (FAS 123), the Company has elected to account for the options granted prior

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 11. Equity-Based Compensation (Continued)

to January 1, 2006 under APB 25 and related accounting interpretations. Under APB 25, generally no compensation expense is recognized related to the Option Plans because the exercise price of the options granted is equal to or greater than the estimated fair market value of the common stock on the date of the grant. See note 16 for other stock compensation costs.

Restricted Stock Plan

          During 2006, the Company adopted and established the Restricted Stock Plan for the benefit of employees and non-employee directors. In January 2008, the plan was amended to allow for the issuance of RSUs in addition to restricted stock. Each RSU converts into one share of common stock, once vested. As of December 31, 2007, the Company had reserved 3.0 million shares of common stock for issuance under the Restricted Stock Plan. Restricted stock awards (including RSUs) vest three years after the date of grant, subject to continued employment or association with the Company through the vesting date. Shares become unrestricted approximately six months after they become fully vested. Restricted stock and RSUs are not entitled to dividends until vested.

          Activity related to the restricted shares is set forth below:

	Restricted Shares Outstanding	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2006	265,909	$14.20
Granted	771,009	$15.46
Vested	—	$—
Forfeited	(12,217)	$14.63

Nonvested as of December 31, 2007	1,024,701	$15.15

          The weighted average grant date fair value for restricted stock awards granted in 2006 was $14.20. The Company recognized compensation expense related to the restricted stock awards granted of $3.1 million and $0.4 million during the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, the Company had an estimated unrecognized compensation cost of $9.1 million that is expected to be recognized over a weighted average remaining life of 2.2 years. Total costs for these awards assume estimated forfeitures during the vesting period of the award. Actual compensation costs may differ from these estimates.

Stock Option Plans

          Effective January 10, 2000 and February 14, 2005, the board of directors of the Company adopted the 2000 Stock Option Plan and the 2005 Stock Option and 2005 California Stock Option Plans, respectively. As of December 31, 2007, a maximum of 41.3 million shares of common stock were authorized for issuance under the Option Plans. All options under the Option Plans are granted at an exercise price equal to or greater than the estimated fair value of the Company's common stock at the dates of grant. Options issued under the Option Plans become exercisable upon vesting. The vesting period for stock options is generally four years and is subject to continued employment or association with the Company through the applicable vesting dates.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 11. Equity-Based Compensation (Continued)

          Activity related to the stock options is set forth below:

		Weighted Average
	Options Outstanding	Exercise Price	Remaining Life (years)	Aggregate Intrinsic Value
				(in millions)
Outstanding as of December 31, 2006	18,167,859	$4.07
Granted	3,803,113	$19.10
Exercised	(113,533)	$1.24
Forfeited	(270,558)	$17.23

Outstanding as of December 31, 2007	21,586,881	$6.56	6.20	$189.4

Exercisable at December 31, 2007	14,662,538	$2.90	5.04	$171.0

          The aggregate intrinsic value is calculated as the difference between the estimated fair value of the common stock at the end of the period and the exercise price of the underlying options. During the years ended December 31, 2007, 2006 and 2005, the aggregate intrinsic value of options exercised was $1.7 million, $28.8 million and $44.6 million, respectively. The weighted average grant date fair value of options granted was $6.72 and $6.07 per option for 2007 and 2006, respectively.

          The fair value of each option award is measured at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31,
	2007	2006
Expected volatility	42.85%	44.76%
Expected dividends	0.82%	1.48%
Risk-free rate	4.67%	4.91%
Expected term (years)	6.10	6.05

          The expected volatility is based upon the volatility of comparable public companies. The expected term was determined using the "simplified method" described in the SEC Staff Accounting Bulletin Nos. 107 and 110.

          The Company received approximately $0.1 million and $2.5 million in proceeds from the exercise of options during the years ended December 31, 2007 and 2006, respectively. The Company recognized compensation expense related to the awards granted during the years ended December 31, 2007 and 2006 of $6.5 million and $1.1 million, respectively. As of December 31, 2007, the Company had an estimated unrecognized cost of $27.9 million which is expected to be recognized over the weighted average remaining life of 2.7 years. Total costs for these awards assume estimated forfeitures during the vesting period of the award. Actual compensation costs may differ.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 11. Equity-Based Compensation (Continued)

          Prior to 2006, the Company's financial statements accounted for the issuance of employee stock options using APB 25 and related accounting interpretations. Under APB 25, generally, no compensation expense was recognized in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the stock is equal to or less than the amount an employee must pay to acquire the stock as defined.

Note 12. Employee Benefit Plans

          The Company sponsors a defined contribution 401(k) plan covering all eligible employees. Employees are eligible to participate in the plan following their first six months of employment. Beginning in 2006, the Company matches 100% of employee pre-tax contributions, up to a maximum of 6% of eligible compensation. Matching contributions are paid in the form of cash. Employer matching contributions were $1.3 million, $1.0 million and $0 for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 13. Income Taxes

          The components of income before provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
United States	$181,447	$154,699	$25,042
International	14,519	10,848	3,594

Income before provision for income taxes	$195,966	$165,547	$28,636

          The provision for income taxes is comprised of the following (in thousands):

	Year Ended December 31,
	2007	2006	2005
Current
Federal	$59,709	$48,478	$14,646
State and local	16,085	16,918	5,574
Foreign	8,174	3,431	135

Total current income taxes	83,968	68,827	20,355

Deferred
Federal	(2,351)	(131)	272
State and local	(525)	(42)	99
Foreign	(141)	303	(358)

Total deferred income taxes	(3,017)	130	13

Total provision for income taxes	$80,951	$68,957	$20,368

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 13. Income Taxes (Continued)

          Deferred income tax expense (benefit) results from differences between assets and liabilities measured for financial reporting and for income tax return purposes. The components of deferred tax assets and liabilities are reflected in the following table (in thousands):

	December 31,
	2007	2006
Deferred tax assets
Equity-based compensation	$2,311	$643
Accrued expense	1,177	1,284
Goodwill	594	—
Tax loss carryforwards	3,546	418
Valuation allowances	(3,546)	(418)
Other	368	—

Deferred tax assets	4,450	1,927

Deferred tax liabilities
Depreciation and other	(57)	944
Software development cost	1,194	687

Deferred tax liabilities	1,137	1,631

Net deferred tax assets	$3,313	$296

          As of December 31, 2007, the Company had net operating loss carry-forwards from Asia Pacific operations of $12.9 million. Of these losses, $4.6 million expire in years 2012-2014 and $8.3 million have no expiration date. Realization of the net operating loss is dependent upon the generation of sufficient future taxable income. A valuation allowance offsetting the deferred tax benefit of the losses was recorded as required under FAS 109 due to the start-up nature of certain foreign entities. The Company believes it is more likely than not, that the results of its future operations will generate sufficient taxable income to utilize its additional deferred tax assets.

          Deferred federal income taxes have not been provided on approximately $24.3 million, $8.2 million and $0.0 million of cumulative earnings of foreign subsidiaries that the Company has determined to be permanently reinvested for the years ended December 31, 2007, 2006 and 2005, respectively.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 13. Income Taxes (Continued)

          A reconciliation of the statutory federal income tax rate and the effective tax rate for the years ended 2007, 2006 and 2005 is as follows:

	Year Ended December 31,
	2007	2006	2005
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income tax rate, net of U.S. federal income tax effect	4.9%	6.7%	12.9%
Foreign taxes, net of valuation allowance	1.5%	(0.1)%	(5.5)%
Tax credits, net of reserves	(0.2)%	(0.3)%	(5.2)%
Domestic production activities deduction, net of reserves	(0.6)%	—	—
Non-deductible charges and adjustments:
Equity-based compensation	0.6%	0.3%	33.0	%(1)
Other, net	0.1%	0.1%	0.9%

Effective tax rate	41.3%	41.7%	71.1%

(1)
See note 16 for a description of non-deductible stock-based compensation expense arising from a recapitalization during the year ended December 31, 2005.

          Tax benefits realized from the exercise of stock options increased additional paid-in capital by approximately $48 thousand, $4.2 million and $0 in the years ended December 31, 2007, 2006 and 2005, respectively.

          Effective January 1, 2007, the Company adopted the provisions of FIN 48, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. As of adoption, the Company had gross unrecognized benefits of $1.8 million. The adoption of the provisions of FIN 48 did not result in the recognition of any new uncertain tax positions at January 1, 2007. The Company increased the gross amount of unrecognized tax benefits by $1.0 million during the year ended December 31, 2007 which, if recognized, would affect the Company's effective tax rate. The unrecognized tax benefit includes an accrual of $0.3 million for the payment of related interest for the year ended December 31, 2007. The Company does not believe there will be any material changes in its unrecognized tax positions over the next twelve months.

          Interest expenses related to unrecognized tax benefits are included in income tax expense. Penalties, if any, are recognized as a component of general and administrative expenses. The Company recognized $0.3 million of interest expense related to unrecognized tax benefits for the year ended December 31, 2007.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 13. Income Taxes (Continued)

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Year Ended December 31, 2007
Beginning balance	$1,823
Increases related to prior year tax positions	1,148
Decreases related to prior year tax positions	(581)
Increases related to current year tax positions	604
Settlements	(200)

Ending balance	2,794
Federal benefit	(303)

Ending balance, net of benefit	$2,491

          The Company's uncertain tax positions are related to tax years that remain subject to examination by tax authorities. Currently, the Company is under examination by several state and federal tax authorities. The following major tax jurisdictions and years are subject to examination as of December 31, 2007:

United States — federal	2005 – present
United States — state and local	2004 – present
United Kingdom	2001 – present
Canada	2003 – present

Note 14. Net Capital Requirements

          Liquidnet Broker-Dealers are required to maintain a minimum level of capital. Capital requirement computations vary by jurisdiction and are not necessarily comparable. Dividends and other equity withdrawals from each Liquidnet Broker-Dealer may be limited by local regulations. The following table reflects the minimum amount of capital required to be maintained by each Liquidnet Broker-Dealer (in thousands):

	December 31,
Minimum Capital Requirements	2007	2006
United States	$1,542	$1,527
United Kingdom	$1,868	$1,572
Canada	$251	$215
Hong Kong(1)	$385	$—
Japan(1)	$1,006	$—

    (1)
    Broker-dealers in Hong Kong and Japan were not licensed in 2006.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 15. Supplemental Cash Flow Information

          Income taxes paid for the years ended December 31, 2007, 2006 and 2005 were the following (in thousands):

	Year Ended December 31,
	2007	2006	2005
Income taxes paid	$78,901	$55,292	$26,284

          Cash used for investing activities for the acquisition of Miletus during the year ended December 31, 2007 were as follows (in thousands):

Fair value of assets acquired	$38,152
Less: Liabilities assumed	(615)

Payments for acquisition, net of cash acquired	$37,537

Non-cash Financing Activities

          During the year ended December 31, 2007, the Company granted 758,792 shares of restricted common stock (net of forfeitures).

          During the years ended December 31, 2006 and 2005, the Company issued 2,301,251 and 6,128,869 shares of common stock in connection with the exercise of stock options. Upon certain of these exercises, $0.1 million and $0.9 million, respectively, of stock option payable was reclassified into additional paid-in-capital. In addition, the Company granted 265,909 restricted shares of common stock (net of forfeitures) during the year ended December 31, 2006.

          During the year ended December 31, 2005, one holder of stock options exercised and sold shares of common stock to a principal stockholder, resulting in a non-cash stock option compensation expense and an increase of $2.5 million to additional paid-in capital.

          The redeemable convertible preferred stock contains a mandatory redemption feature with a minimum return premium. The accretion in value of these securities was $13.7 million, $13.0 million and $10.9 million for the years ended December 31, 2007, 2006 and 2005.

Note 16. Related Party Transactions

          Certain directors and employees of the Company have equity holdings in the Company. In February 2005, the Company underwent an equity recapitalization. In exchange for $250.0 million, the Company issued 1,290,846 shares of Series A-1 and 1,290,846 shares of Series A-2 Preferred Stock to two third-party investors. Pursuant to the terms of the transaction, the Company used all of the net proceeds to repurchase shares of common stock or shares of common stock issuable upon exercise of options for common stock (the Share Repurchase). In connection with the recapitalization, the prior series of preferred stock (Series A, Series B and Series C), converted their preferred shares into common stock.

          The Share Repurchase included certain directors, officers, employees and others deemed to be related parties in accordance with FAS No. 57, Related Party Disclosures (FAS 57). The Company recorded a stock compensation expense of $27.0 million related to the repurchase of these shares at a price in excess of the estimated fair market value of the Company's common

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 16. Related Party Transactions (Continued)

stock at the time. This amount is a non-recurring and non tax-deductible compensation charge and has been disclosed separately in the consolidated statement of income for the year ended December 31, 2005.

          In addition, certain employees of the Company elected to exercise their vested options for the issuance of common stock which were subsequently sold to the Company as part of the Share Repurchase. The Company accounted for this transaction in accordance with FASB Interpretation 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44). Accordingly, the Company recorded a stock option compensation expense of $43.6 million based on the net cash settlement to the option holder: repurchase price less exercise price. This amount is a non-recurring compensation charge and has been disclosed separately in the consolidated statement of income for the year ended December 31, 2005.

          In November 2005, an employee of the Company exercised stock options and subsequently sold these shares to a principal stockholder of the Company. The Company has accounted for the repurchase of these shares issued upon option exercise in accordance with APB 25 and has recorded a stock option compensation expense of $2.5 million related to the intrinsic value of the option at the time of the sale to the principal stockholder. This amount is a non-recurring compensation charge and has been disclosed separately in the consolidated statement of income for the year ended December 31, 2005.

          During 2007, the Company contributed $1.9 million to a charitable organization that is managed by a party related to the Company's chief executive officer; this contribution was recorded within general and administrative expenses. The Company makes cash contributions directly to the organization and also makes contributions in connection with an employee matching program.

          The Company subleases office space in New York, New York from TH Lee Putnam Ventures, one of its stockholders. The agreement is for a duration of one year beginning September 1, 2007 and expires on August 31, 2008. The sublease is for a rate of approximately $23,500 per month with a small variance in the monthly rate as a result of electricity and maintenance charges.

Note 17. Information about Products and Geographic Areas

          The Company's chief operating decision-maker (CODM) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region and by product line for purposes of allocating resources and evaluating financial performance. There is no discrete financial information by geographic region or product line, other than revenue, that is regularly made available to, or used by the CODM to make decisions about resources to be allocated to the geographic regions or to assess financial performance. Accordingly, the Company operates under a single operating and reporting segment.

          The Company has two principal product lines that result in the execution of equities orders and generation of revenue: natural negotiation and Supernatural orders. The natural negotiation product notifies users of match opportunities for equity securities via a desktop application and then allows a user to negotiate and execute a trade with the counterparty within the Company's system. The Supernatural orders product allows users to create orders for potential execution in the Company's systems, or in external markets via a suite of proprietary algorithms designed for different trading strategies.

Liquidnet Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2007

Note 17. Information about Products and Geographic Areas (Continued)

          Revenues by geography are based on the market region of the underlying equity instrument that is traded and cleared for the Company's customers (for example, commission revenues from trades in U.S. equities are reported as United States revenues regardless of the location of the party trading the equity securities). The following tables set forth revenues by geographic area and product for the years presented (in thousands):

	Year Ended December 31,
	2007	2006	2005
Revenues:
United States	$293,884	$230,970	$152,095
International	52,566	21,709	9,712

Total revenues	$346,450	$252,679	$161,807

Product revenues:
Natural negotiation	$327,880	$251,727	$161,779
Supernatural orders	18,570	952	28

Total product revenues	$346,450	$252,679	$161,807

          The following table sets forth long-lived assets by geographic area for the periods presented (in thousands):

	December 31,
	2007	2006
Long-lived assets:
United States	$38,884	$18,913
International	4,338	1,736

Total long-lived assets	$43,222	$20,649

Note 18. Subsequent Events

Financing Agreements

          In April 2008, the Company entered into a senior secured revolving credit facility, which provides for maximum borrowings of $50.0 million, with an expiration date of April 29, 2009. Under the credit facility, loans will bear interest, at the Company's option at either, (1) the higher of (a) prime rate plus 1% or (b) federal funds rate plus 2%, or (2) the London Interbank Offered Rate (LIBOR) plus a margin of 2%. The agreement contains certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends, acquire businesses, distribute assets, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the agreement.

Dividend

          In April 2008, the board of directors approved a dividend to stockholders of record as of May 14, 2008. A total of $52.8 million was paid in May 2008.

Liquidnet Holdings, Inc.

Unaudited Consolidated Condensed Balance Sheets

(amounts in thousands — except share amounts)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$207,922	$198,262
Cash segregated for regulatory purposes	17,713	6,604
Investments, at fair value	—	3,100
Receivable from clearing brokers	16,662	9,501
Income taxes receivable	1,845	—
Prepaid expenses and other current assets	4,802	1,541
Deferred tax assets	308	386

Total current assets	249,252	219,394
Non-current investments, at fair value	2,538	—
Property, equipment and software, net	43,419	37,327
Goodwill	25,078	25,078
Intangible assets, net	529	793
Deferred tax assets	6,917	2,927
Other assets	6,025	5,895

Total assets	$333,758	$291,414

Liabilities and Stockholders' Deficit
Liabilities
Current liabilities:
Accounts payable and accrued expenses	$33,910	$18,377
Accrued compensation	12,639	21,764
Income taxes payable	2,284	6,920

Total current liabilities	48,833	47,061
Income taxes payable, long-term	3,065	2,491
Deferred lease obligation	7,450	6,840

Total liabilities	59,348	56,392

Commitments and Contingencies
Redeemable convertible preferred stock, at redemption value	298,406	287,684
Stockholders' deficit
Common stock; $0.00001 par value; 500,000,000 shares authorized Issued: 172,377,420 and 171,662,054 Outstanding: 144,664,026 and 143,928,184	2	2
Additional paid-in capital	47,703	31,998
Accumulated other comprehensive income	(1,002)	4,046
Retained earnings	107,395	89,321
Treasury stock, 26,714,041 and 26,709,169 shares, at cost	(178,094)	(178,029)

Total stockholders' deficit	(23,996)	(52,662)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$333,758	$291,414

See Notes to Unaudited Consolidated Condensed Interim Financial Statements

Liquidnet Holdings, Inc.

Unaudited Consolidated Condensed Interim Statements of Income

(amounts in thousands — except per share amounts)

	Nine Months Ended September 30,
	2008	2007
Revenues
Commissions	$313,698	$243,021

Operating expenses(1)
Cost of revenues	42,957	28,791
Research and development	40,821	25,876
Sales and marketing	32,239	25,143
General and administrative	51,039	27,930

Total operating expenses	167,056	107,740

Income from operations	146,642	135,281
Interest income and other, net	990	4,293

Income before provision for income taxes	147,632	139,574
Provision for income taxes	66,011	57,490

Net income	81,621	82,084
Net income attributable to preferred stockholders	12,374	12,490

Net income available to common stockholders	$69,247	$69,594

Net income per common share:
Basic	$0.48	$0.48

Diluted	$0.45	$0.45

Weighted average shares outstanding:
Basic	144,286	143,851

Diluted	155,346	155,571

(1)
Equity-based compensation has been allocated to the following:

Cost of revenues	$2,097	$672
Research and development	4,602	2,371
Sales and marketing	3,189	1,538
General and administrative	4,703	1,866

Total equity-based compensation expense	$14,591	$6,447

See Notes to Unaudited Consolidated Condensed Interim Financial Statements

 Liquidnet Holdings, Inc.

Unaudited Consolidated Condensed Interim Statement of Changes in Stockholders' Deficit

(amounts in thousands)

	Common Stock(1)		Treasury Stock
						Accumulated Other Comprehensive Income
	Shares Outstanding	Amount	Shares Outstanding	Amount	Additional Paid-in Capital		Retained Earnings	Total Stockholders' Deficit
Balances, December 31, 2007	143,928	$2	26,709	$(178,029)	$31,998	$4,046	$89,321	$(52,662)
Stock options exercised	741				754			754
Acquisition of treasury stock	(5)		5	(65)				(65)
Equity-based awards issued					14,591			14,591
Cash dividends declared and paid							(52,825)	(52,825)
Tax benefit from equity-based awards					360			360
Accretion of preferred stock							(10,722)	(10,722)
Foreign currency translation adjustment						(5,048)		(5,048)
Net income							81,621	81,621

Balances, September 30, 2008	144,664	$2	26,714	$(178,094)	$47,703	$(1,002)	$107,395	$(23,996)

(1)
December 31, 2007 and September 30, 2008 balances excluded 1,025 and 999 shares respectively, of unvested restricted stock issued to employees and held in custody (net of forfeitures).

See Notes to Unaudited Consolidated Condensed Interim Financial Statements

Liquidnet Holdings, Inc.

Unaudited Consolidated Condensed Interim Statements of Cash Flows

(amounts in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$81,621	$82,084
Adjustments to reconcile net income to net cash provided
by operating activities:
Deferred income tax benefit	(3,912)	(2,776)
Depreciation and amortization	9,993	6,485
Equity-based compensation	14,591	6,447
Unrealized loss on investments	262	—
Increase in deferred lease obligation	610	115
Changes in operating assets and liabilities, net of acquisition:
Cash segregated for regulatory purposes	(11,109)	(5,075)
Receivable from clearing brokers	(7,161)	(6,898)
Income taxes receivable	(1,845)	(1,445)
Prepaid expenses and other current assets	(3,261)	337
Other assets	(130)	87
Accounts payable and accrued expenses	15,533	9,385
Payable to broker	—	11,118
Accrued compensation	(9,125)	(4,776)
Income taxes payable	(4,062)	5,052

Net cash provided by operating activities	82,005	100,140

Cash flows used in investing activities
Miletus acquisition, net of cash acquired	—	(37,537)
Purchases of investments	—	(30,127)
Maturities/sales of investments	300	19,962
Purchases of property, equipment and software	(15,821)	(10,778)

Net cash used in investing activities	(15,521)	(58,480)

Cash flows used in financing activities
Proceeds from stock options exercised	689	132
Tax benefit from equity-based awards	360	—
Dividends paid	(52,825)	(15,267)

Net cash used in financing activities	(51,776)	(15,135)

Effect of exchange rate changes on cash and cash equivalents	(5,048)	3,340

Net increase in cash and cash equivalents	9,660	29,865
Cash and cash equivalents, beginning of period	198,262	98,241

Cash and cash equivalents, end of period	$207,922	$128,106

Supplemental cash flow disclosure
Income taxes paid	$75,444	$56,868

Acquisition-related activities:
Cash paid for acquisition	$—	$38,152
Cash acquired in acquisition	—	(615)

Cash paid for acquisition, net of cash received	$—	$37,537

Non-cash financing activities
Accretion of preferred stock	$10,722	$10,212

Shares tendered for option exercise	$65	$—

See Notes to Unaudited Consolidated Condensed Interim Financial Statements

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements

September 30, 2008

Note 1. The Company and Basis of Presentation

The Company

          Liquidnet Holdings, Inc., together with its consolidated subsidiaries (the Company), incorporated in Delaware, is an electronic marketplace that facilitates equity securities trading for institutional investors worldwide. The Company's marketplace brings together institutional buyers and sellers of large blocks of equity securities, enabling them to directly and anonymously trade with each other via the Internet on the Company's electronic trading platform. Institutional investors use the Company's marketplace to enhance the quality and speed of trade execution, gain price improvement for their trades and, ultimately, lower overall trading costs. The Company has operations in North America, Europe, Asia and Australia. The Company's wholly owned subsidiaries are licensed securities dealers in the United States, United Kingdom, Australia, Canada, Hong Kong and Japan.

Basis of Presentation

          The accompanying financial statements, as of September 30, 2008 and December 31, 2007 and for the nine months ended September 30, 2008 and 2007, are unaudited except for the consolidated balance sheet information as of December 31, 2007, which is derived from the Company's accompanying audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP). The Company's interim consolidated financial statements have been prepared in accordance with GAAP and Article 10 of Regulation S-X issued by the Securities and Exchange Commission (SEC). Accordingly, they do not include all the information and footnote disclosures required by GAAP for annual financial statements. The unaudited consolidated condensed interim financial statements, in the opinion of the Company's management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial results for the periods shown. The Company adheres to the same accounting policies in preparation of its interim financial statements. As permitted under GAAP, interim accounting for certain expenses, including income taxes are based on full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual income tax rates. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

          The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include, among others, deferred tax assets and liabilities, long-lived assets, certain accrued expense accounts, the fair value of goodwill and the fair value of the Company's common stock. Actual results could differ from those estimates.

          These unaudited consolidated condensed interim financial statements should be read in conjunction with the accompanying consolidated financial statements and related notes for the year ended December 31, 2007.

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 1. The Company and Basis of Presentation (Continued)

          The Company's available cash and cash equivalents are held in bank deposits, Treasury bills, and money market funds.

          At any point in time, the Company may have funds in its operating accounts and segregated accounts that are held with financial institutions that may exceed local deposit insurance limits.

          Interest income and other, net includes interest income, interest expense, realized and unrealized gains and losses on investments and non-recurring expenses directly associated with the Company's proposed initial public offering.

          Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (FAS) No. 157, Fair Value Measurements (FAS 157), for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the Financial Accounting Standards Board (FASB) agreed to a one-year deferral for the implementation of FAS 157 for other non-financial assets and liabilities. The Company's adoption of FAS 157 did not have a material effect on the Company's consolidated financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. We do not believe the adoption of FAS 157 for our non-financial assets and liabilities, effective January 1, 2009, will have a material impact on our consolidated financial statements.

Note 2. Earnings per Share

          Basic earnings per share (EPS) does not include the effects of potentially dilutive stock options and restricted stock awards and is computed using the two-class method. The two-class method of computing EPS is an earnings allocation method that determines EPS for each class of common stock and participating security according to dividends declared, or accumulated, and participation rights in undistributed earnings. Redeemable convertible preferred stockholders participate, on an if-converted basis, in any dividends declared on common stock. Diluted earnings per share reflects, in periods in which they have a dilutive effect, commitments to issue common stock and common stock issuable upon exercise of stock options. The dilutive effect of stock options, restricted stock awards and restricted stock units (RSUs) is computed using the treasury stock method, which assumes the repurchase of common shares at the average fair value for the period using the assumed proceeds from exercises of the potentially dilutive securities.

          Certain redeemable convertible preferred shares and stock options were excluded from the computation of diluted earnings per share due to their anti-dilutive effect. The number of such anti-dilutive common stock equivalents excluded from diluted earnings per share was 31,561,700 and 28,731,852 for the nine months ended September 30, 2008 and 2007, respectively. The

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 2. Earnings per Share (Continued)

reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below (in thousands, except per share amounts):

	Nine Months Ended September 30,
	2008			2007
	Net Income Available to Common Stockholders	Weighted Average Common Shares Outstanding	Per Share Amount	Net Income Available to Common Stockholders	Weighted Average Common Shares Outstanding	Per Share Amount
Basic EPS	$69,247	144,286	$0.48	$69,594	143,851	$0.48
Effect of dilutive securities:
Stock options	—	10,349		—	11,511
Restricted stock and RSUs	—	711		—	209

Diluted EPS	$69,247	155,346	$0.45	$69,594	155,571	$0.45

Note 3. Soft Dollar and Commission Sharing Arrangement Program

          The Company allows customers to enter into soft dollar or commission sharing arrangements (CSA). These arrangements provide for a portion of commissions paid on transactions to be used to pay for investment-related research. Under such arrangements, participating customers may increase their commission payments and/or receive a credit based upon commissions paid. Soft dollar amounts and commission sharing credits are netted against commission revenues on the consolidated statements of income in accordance with Emerging Issues Task Force Issue (EITF) No. 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent (EITF 99-19). Amounts owed to third parties related to soft dollar arrangements and unused CSA credits totaled $22.1 million and $9.4 million as of September 30, 2008 and December 31, 2007, respectively and are included in accounts payable and accrued expenses in the consolidated balance sheets. Pursuant to regulatory requirements, certain of these liabilities have cash segregated for their settlement. Incremental commissions and CSA credits were $56.5 million and $32.2 million for the nine months ended September 30, 2008 and 2007, respectively, and were netted against commissions.

          The Company is exposed to credit risk to the extent that invoices presented by customers are greater than the corresponding credits earned by the Company's customers.

Note 4. Investments

          The fair value of the Company's investments, all of which were auction rate securities, was $2.5 million and $3.1 million as of September 30, 2008 and December 31, 2007, respectively. All of the investment securities are held for the Company by major financial institutions and are subject to credit and liquidity risks.

          The auction rate securities are variable-rate debt instruments whose underlying agreements have contractual maturities of up to 31 years. These securities have been issued by state-related higher education agencies and are collateralized by student loans, with the majority substantially guaranteed by the U.S. Department of Education and rated AAA, Aaa or AAA/Aaa by various

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 4. Investments (Continued)

recognized credit rating agencies. Auction rate securities are intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, usually every 35 days, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. Since mid-February 2008, liquidity issues in the global credit markets have resulted in the failure of auctions representing all of the Company's auction rate securities, as the amount of securities submitted for sale in those auctions exceeded the amount of bids for such securities. The Company's investment associated with failed auctions will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the issuers redeem their bonds. As a result of the persistent failed auctions, and the uncertainty of when these investments could be successfully sold at par, the Company classified all of its investments in auction rate securities as non-current investments in its unaudited consolidated balance sheet as of September 30, 2008. Typically, when auctions are successful, the fair values of auction rate securities approximate par value due to the frequent interest rate resets or the strength of their credit quality.

          While the Company continues to earn interest on its auction rate securities, these investments are not currently trading, and therefore, do not currently have readily observable market values and the estimated fair value of these auction rate securities no longer approximates par value. Based on management's estimate, the auction rate securities with an original par value and cost of $2.8 million as of September 30, 2008 were written down to an estimated fair value of $2.5 million, resulting in an unrealized loss of $0.3 million. The factors evaluated to determine the fair value of the Company's investments included, among others, the credit ratings of the issuers, current market conditions, the level and extent of Federal Family Education Loan Program ("FFELP") guarantees, contractual maturities of the securities and the credit quality of the underlying collateral. Substantially all of the auction rate securities are held by one of the Company's broker-dealer subsidiaries. As a result, the unrealized loss of $0.3 million was included in interest income and other, net for the nine months ended September 30, 2008. The estimated fair value of the Company's investments as of December 31, 2007 approximates their underlying cost/par value. The Company believes that it did not have any unrealized losses as of December 31, 2007.

          In October 2008, auction rate securities with an original par value and cost of $0.8 million were called at par value by the issuer.

          The current uncertainty in the credit markets may affect the Company's ability to sell the remaining auction rate securities in the short term. The estimated fair value assigned to these securities may differ from the values that would have been used had a ready market existed for these investments, and the differences may be material. The Company does not believe the auction failures will materially impact its ability to fund its working capital needs, capital expenditures, or other business requirements.

Note 5. Acquisition—Miletus Trading, LLC

          On March 15, 2007, the Company acquired Miletus Trading, LLC (Miletus), an agency-only brokerage firm. The cost of acquisition, including expenses, was approximately $38.2 million in cash, paid in two installments, and allows the Company to offer algorithmic trading solutions to its customers. The acquisition was accounted for in accordance with FAS No. 141, Business

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 5. Acquisition—Miletus Trading, LLC (Continued)

Combinations (FAS 141), which requires assets and liabilities acquired to be recorded at fair value. The significant assumptions used in the valuation were based upon management's estimates, with assistance from an independent valuation firm, and included factors affecting the duration, growth rates and amounts of future cash flows for each income stream or the estimated replacement cost of acquired assets. Included in the purchase price were tangible net assets with a fair value of approximately $2.8 million. The remaining purchase price was allocated to software for approximately $8.3 million with an estimated useful life between 18 and 36 months, and to identifiable intangible assets for approximately $2.0 million related to client relationships with an estimated useful life of up to 36 months. The $25.1 million residual purchase price was recorded as goodwill. Goodwill is evaluated for impairment annually and is expected to be deductible for tax purposes.

          The software acquired was capitalized and is included in the property, equipment and software balance in the consolidated balance sheets.

          Amortization expense related to acquired intangible assets was $0.3 million and $1.1 million for the nine months ended September 30, 2008 and 2007, respectively.

Pro Forma Information

          The following unaudited pro forma financial information presents the combined results of operations of the Company and Miletus as if the acquisition had occurred on January 1, 2007. The unaudited pro forma financial information is not necessarily indicative of what the Company's results of operations would have been had the acquisition been completed on January 1, 2007. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined company (in thousands, except per share amounts):

Nine Months Ended September 30, 2007
Revenue	$245,414
Income from operations	$129,706
Net income	$79,010
Net income available to common stockholders	$67,236
Net income per share:
Basic	$0.47

Diluted	$0.43

The unaudited pro forma financial information above reflects the following:

  •
  Additional amortization expense, net of tax benefits, of $0.5 million, relating to the estimated fair value of identifiable intangible assets and software from the purchase price allocation;

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 5. Acquisition—Miletus Trading, LLC (Continued)

  •
  An income tax benefit on the net loss of Miletus of $1.9 million for the period January 1, 2007 to March 15, 2007; and

  •
  An additional income tax benefit for the tax basis amortization of goodwill of $0.2 million.

Note 6. Financing Agreement

          In April 2008, the Company entered into a senior secured revolving credit facility, which provides for maximum borrowings of $50.0 million, with an expiration date of April 29, 2009. Under the credit facility, loans will bear interest, at the Company's option, at either (1) the higher of (a) prime rate plus 1% or (b) Federal Funds rate plus 2%, or (2) the London Interbank Offered Rate ("LIBOR") plus a margin of 2%. The agreement contains certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, pay dividends, acquire businesses, distribute assets, guarantee debts of others and lend funds to affiliated companies and contains criteria on the maintenance of certain financial statement amounts and ratios, all as defined in the agreement.

Note 7. Contingencies

Legal Matters

          During 2007, the Company asserted claims for patent infringement against Investment Technology Group, Inc., ITG Inc., ITG Solutions Network, Inc., and its subsidiary, The Macgregor Group, Inc. (collectively, "ITG") and Pulse Trading, Inc. ("Pulse Trading"). ITG and Pulse Trading have alleged that the Company's patent is invalid and unenforceable, and ITG has also asserted a claim against the Company for tortious interference with prospective business relations. The Company believes that each of these claims is without merit and will continue to vigorously pursue patent infringement claims against both ITG and Pulse Trading. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these matters will not have a material adverse effect on the Company's business, financial condition, operating results or cash flows. The Company currently does not have a provision for legal claims.

Note 8. Equity-Based Compensation

          The Company accounts for equity-based compensation in accordance with FAS No. 123 (revised 2004), Share-Based Payment (FAS 123R). Under the fair value recognition provisions of FAS 123R, equity-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the vesting period, net of forfeitures. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock option awards. The Company measures non-vested stock awards generally using the fair market value of the Company's common stock on the date of the grant. The Company awards stock options, restricted stock and RSUs to employees, directors and executive officers.

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 8. Equity-Based Compensation (Continued)

Restricted Stock Plan

          During 2006, the Company adopted and established the Restricted Stock Plan for the benefit of employees and non-employee directors. In January 2008, the plan was amended to allow for the issuance of RSUs in addition to restricted stock. Each RSU is exchangeable into one share of restricted stock, once vested. As of September 30, 2008 and December 31, 2007, the Company had 3.5 million and 3.0 million shares of common stock, respectively, reserved for issuance under the Restricted Stock Plan. Restricted stock awards (including RSUs) generally vest three years after the date of grant, subject to continued employment through the vesting date. Shares become unrestricted approximately six months after they become fully vested. Restricted stock awards and RSUs are not entitled to dividends until vested.

          Activity related to the restricted shares and RSUs is set forth below:

	Outstanding	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2007	1,024,701	$15.15
Granted	2,124,811	$13.54
Vested	—
Forfeited	(73,780)	$14.04

Nonvested as of September 30, 2008	3,075,732	$14.06

          The Company recognized compensation expense related to the restricted stock awards granted of $6.3 million and $2.1 million during the nine months ended September 30, 2008 and 2007, respectively. As of September 30, 2008, the Company had an estimated unrecognized compensation cost of $26.2 million related to unvested restricted stock awards, which is expected to be recognized over a period of 2.3 years. Total costs for these awards assume estimated forfeitures during the vesting period of the award. Actual compensation costs may differ from these estimates.

Stock Option Plans

          Effective January 10, 2000 and February 14, 2005, the board of directors of the Company adopted the 2000 Stock Option Plan and the 2005 Stock Option and 2005 California Stock Option Plans, respectively. As of September 30, 2008 and December 31, 2007, a maximum of 44,581,817 and 41,281,817 shares of common stock were authorized for issuance under the Option Plans, respectively. All options under the Option Plans were granted at an exercise price equal to or greater than the estimated fair value of the Company's common stock at the dates of grant. Options issued under the Option Plans become exercisable upon vesting. The vesting period for stock options is generally four years and is subject to continued employment or association with the Company through the applicable vesting dates.

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 8. Equity-Based Compensation (Continued)

          Activity related to the stock options is set forth below:

		Weighted Average
	Options Outstanding	Exercise Price	Remaining Life (years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2007	21,586,881	$6.56
Granted	3,383,812	$12.97
Exercised	(740,714)	$1.02
Forfeited	(245,429)	$13.94

Outstanding as of September 30, 2008	23,984,550	$7.56	5.99	$125.4

Exercisable at September 30, 2008	16,455,064	$4.40	4.71	$122.4

          The aggregate intrinsic value is calculated as the difference between the estimated fair value of the common stock at the end of the period and the exercise price of the underlying options. During the nine months ended September 30, 2008 and 2007, the aggregate intrinsic value of options exercised was $9.4 million and $1.5 million, respectively. The weighted average grant date fair value of options granted was $5.65 and $6.86 for the nine months ended September 30, 2008 and 2007, respectively.

          The fair value of each option award is measured at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	September 30,
	2008	2007
Expected volatility	40.00%	43.15%
Expected dividends	—	0.90%
Risk-free rate	3.00%	4.73%
Expected term (years)	6.10	6.10

          The expected volatility is based upon the volatility of comparable public companies. The expected term was determined using the "simplified method" described in the SEC Staff Accounting Bulletins No. 107 and 110.

          The Company received approximately $0.7 million in proceeds from the exercise of options during the nine months ended September 30, 2008. The Company recognized compensation expense related to options granted of $8.3 million and $4.3 million during the nine months ended September 30, 2008 and 2007, respectively. As of September 30, 2008, the Company had an estimated unrecognized compensation cost of $37.3 million related to unvested stock options, which is expected to be recognized over a period of 2.8 years. Total costs for these awards assume estimated forfeitures during the vesting period of the award. Actual compensation costs may differ.

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 9. Comprehensive Income

          The Company's comprehensive income is as presented below (in thousands):

	Nine Months Ended September 30,
	2008	2007
Net income	$81,621	$82,084
Foreign currency translation adjustment	(5,048)	3,340
Unrealized loss on available-for-sale securities	—	(757)

Comprehensive income	$76,573	$84,667

Note 10. Income Taxes

          The provision for income taxes is comprised of the following (in thousands):

	Nine Months Ended September 30,
	2008	2007
Current
Federal	$52,770	$43,054
State and local	12,544	11,838
Foreign	4,609	5,374

Total current income taxes	69,923	60,266

Deferred
Federal	(2,798)	(2,400)
State and local	(802)	(361)
Foreign	(312)	(15)

Total deferred income taxes	(3,912)	(2,776)

Total provision for income taxes	$66,011	$57,490

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 10. Income Taxes (Continued)

          Deferred income tax expense (benefit) results from differences between assets and liabilities measured for financial reporting and for income tax return purposes. The components of deferred tax assets and liabilities are reflected in the following table (in thousands):

	September 30, 2008	December 31, 2007
Deferred tax assets
Equity-based compensation	$6,001	$2,311
Accrued expense	1,249	1,177
Goodwill	804	594
Tax loss carryforwards	9,752	3,546
Valuation allowances	(9,752)	(3,546)
Other	1,095	368

Deferred tax assets	9,149	4,450

Deferred tax liabilities
Software development costs and other	1,924	1,137

Deferred tax liabilities	1,924	1,137

Net deferred tax assets	$7,225	$3,313

          As of September 30, 2008, the Company had net operating loss carry-forwards from certain foreign subsidiaries of $33.0 million. Of these losses, $15.5 million expire in years 2012-2014 and $17.5 million have no expiration date. Realization of the net operating loss is dependent upon the generation of sufficient future taxable income. A valuation allowance offsetting the deferred tax benefit of the losses was recorded as required under FAS 109 due to the start-up nature of certain foreign entities. The Company believes it is more likely than not that the results of its future operations will generate sufficient taxable income to utilize its additional deferred tax assets.

          A reconciliation of the statutory federal income tax rate and the effective tax rate for the nine months ended September 30, 2008 and 2007 is as follows:

	Nine Months Ended September 30,
	2008	2007
U.S. federal statutory income tax rate	35.0%	35.0%
State and local income tax rate, net of U.S. federal income tax effect	5.2%	5.3%
Foreign taxes, net of valuation allowance	4.2%	1.2%
Tax credits, net of reserves	(0.4)%	(0.5)%
Domestic production activities deduction, net of reserves	(0.8)%	(0.7)%
Non-deductible charges and adjustments:
Equity-based compensation	0.8%	0.9%
Other, net	0.7%	0.0%

Effective tax rate	44.7%	41.2%

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 11. Net Capital Requirements

          Liquidnet broker-dealers are required to maintain a minimum level of capital. Capital requirement computations vary by jurisdiction and are not necessarily comparable. Dividends and other equity withdrawals from each Liquidnet broker-dealer may be limited by local regulations. The following table reflects the minimum amount of capital required to be maintained by each Liquidnet broker-dealer (in thousands):

Minimum Capital Requirements	September 30, 2008	December 31, 2007
United States	$2,445	$1,542
United Kingdom	$5,811	$1,868
Canada	$235	$251
Hong Kong	$3,591	$385
Japan	$3,747	$1,006
Australia	$480	$—

          Australia's regulatory requirement is based on maintaining adequate forward-looking cash flows. The Australian broker-dealer commenced operations in February 2008.

Note 12. Fair Value Measurements

          On January 1, 2008, the Company adopted the methods of fair value as described in FAS 157 to value its financial assets and liabilities. FAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

          In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. As of September 30, 2008, the Company classified its auction rate securities, carried at a fair value of $2.5 million, as Level 3 financial assets. The Company had no financial assets measured at fair value classified as Level 1 or Level 2 as of September 30, 2008.

          The Company did not have any liabilities required to be measured at fair value as of September 30, 2008.

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 12. Fair Value Measurements (Continued)

          The changes in the fair value of the Level 3 financial assets are as follows (in thousands):

Auction Rate Securities
Balance, December 31, 2007	$3,100
Sale of auction rate securities	(300)
Unrealized loss	(262)

Balance, September 30, 2008	$2,538

Note 13. Related Party Transactions

          During the nine months ended September 30, 2008, the Company contributed $2.1 million to a charitable organization that is managed by a party related to the Company's chief executive officer; this contribution was recorded within general and administrative expenses. The Company makes cash contributions directly to the organization and incurs certain costs related to support of the organization.

Note 14. Information about Products and Geographic Areas

          The Company's chief operating decision-maker (CODM) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by geographic region and by product line for purposes of allocating resources and evaluating financial performance. There is no discreet financial information by geographic region or product line, other than revenue, that is regularly made available to, or used by the CODM to make decisions about resources to be allocated to the geographic regions or to assess financial performance. Accordingly, the Company operates under a single operating and reporting segment.

          The Company has two principal product lines that result in the execution of equities orders and generation of revenue: natural negotiation and Supernatural orders. The natural negotiation product notifies users of match opportunities for equity securities via a desktop application and then allows a user to negotiate and execute a trade with the counterparty within the Company's system. The Supernatural orders product allows users to create orders for potential execution in the Company's systems, or in external markets via a suite of proprietary algorithms designed for different trading strategies.

          Revenues by geography are based on the market region of the underlying equity instrument that is traded and cleared for the Company's customers (for example, commission revenues from trades in U.S. equity securities are reported as United States revenues regardless of the location of

Liquidnet Holdings, Inc.

Notes to Unaudited Consolidated Condensed Interim Financial Statements (Continued)

September 30, 2008

Note 14. Information about Products and Geographic Areas (Continued)

the party trading the equity securities). The following tables set forth revenues by geographic area and product for the periods presented (in thousands):

	Nine Months Ended September 30,
	2008	2007
Revenues:
United States	$264,806	$209,128
International	48,892	33,893

Total revenues	$313,698	$243,021

Product revenues:
Natural negotiation	$280,183	$231,556
Supernatural orders	33,515	11,465

Total product revenues	$313,698	$243,021

          The following table sets forth long-lived assets by geographic area for the periods presented (in thousands):

	September 30, 2008	December 31, 2007
Long-lived assets:
United States	$44,356	$38,884
International	5,088	4,338

Total long-lived assets	$49,444	$43,222

Report of Independent Auditors

To the Members of Miletus Trading, LLC
(A Delaware Limited Liability Company)

          In our opinion, the accompanying statement of financial condition and the related statements of income, of changes in members' capital and of cash flows present fairly, in all material respects, the financial position of Miletus Trading, LLC (the "Company") at December 31, 2006, and the results of its operations, the changes in its members' capital and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          As more fully described in Note 9 to the financial statements, the Members of the Company entered into a definitive agreement to sell their interests in the Company to a third party.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2007

Miletus Trading, LLC

Statement of Financial Condition

December 31, 2006

Assets
Cash and cash equivalents	$2,721,209
Receivable from broker-dealers	2,995,973
Deferred tax asset (net of valuation provision of $123,410)	—
Taxes receivable	114,506
Receivable from affiliate	2,920
Other assets	156,432

Total assets	$5,991,040

Liabilities and members' capital
Employee compensation and benefits payable	$2,994,271
Deferred research service liabilities	144,227
Accrued expenses and other liabilities	623,132

Total liabilities	3,761,630

Members' Capital
Managing member	2,088,225
Non-managing members	141,185

Total members' capital	2,229,410

Total liabilities and members' capital	$5,991,040

The accompanying notes are an integral part of these financial statements.

Miletus Trading, LLC

Statement of Income

For the Year Ended December 31, 2006

Income
Commissions	$12,551,754
Other income	689,215
Interest and dividend income	175,328

Total income	13,416,297

Expenses
Employee compensation and benefits	7,685,638
Clearance, floor brokerage and execution fees	4,756,651
Service charge from affiliate	2,089,412
Professional fees	975,325
Office expenses	495,294
Marketing expenses	464,023
Travel and entertainment	340,915
Interest and dividend expense	101,684
Other expenses	1,110

Total expenses	16,910,052

Loss before provision for unincorporated business tax	(3,493,755)
Provision for unincorporated business taxes (net of deferred tax expense of $78,782)	(82,380)

Net Loss	$(3,576,135)

The accompanying notes are an integral part of these financial statements.

Miletus Trading, LLC

Statement of Changes in Members' Capital

For the Year Ended December 31, 2006

	Managing Member	Non-Managing Members	Total
Members' capital at beginning of year	$2,105,634	$(89)	$2,105,545
Transfer of capital	(62,000)	62,000	—
Capital contributions	1,332,000	2,368,000	3,700,000
Net loss	(1,287,409)	(2,288,726)	(3,576,135)

Members' capital at end of year	$2,088,225	$141,185	$2,229,410

The accompanying notes are an integral part of these financial statements.

Miletus Trading, LLC

Statement of Cash Flows

For the Year Ended December 31, 2006

Cash flows from operating activities
Net loss	$(3,576,135)
Adjustments to reconcile net loss to net cash used by operating activities:
Increase in receivable from broker-dealers	(498,364)
Decrease in deferred research liabilities	(99,013)
Increase in deferred tax asset	78,782
Increase in receivable from an affiliate	(28,708)
Increase in other assets	(146,275)
Increase in employee compensation and benefits payable	1,204,271
Increase in accrued expenses and other liabilities	446,332
Increase in current taxes receivable	(53,655)

Net cash used by operating activities	(2,672,765)

Cash flows from financing activities
Capital contributions by Members	3,700,000

Net cash provided by financing activities	3,700,000

Net increase in cash and cash equivalents	1,027,235
Cash and cash equivalents
Beginning of year	1,693,974

End of year	$2,721,209

Supplemental disclosure:
Interest paid	$88,909

Taxes paid	$57,253

The accompanying notes are an integral part of these financial statements.

Miletus Trading, LLC

Notes to Financial Statements

December 31, 2006

1. Organization

          Miletus Trading, LLC, a limited liability company (the "Company"), was organized on January 1, 2003 in the State of Delaware and commenced operations on December 19, 2003. The Company operates according to a Limited Liability Company Agreement (the "Agreement") between Marek Fludzinski, the Managing Member, and other Members of the Company.

          The Company is a registered broker dealer in securities under the Securities Act of 1934, and a member of the National Association of Securities Dealers, Inc. ("NASD"). The Company was granted membership in NASD on December 18, 2003. The Company provides algorithmic trading and associated services to institutional clients.

2. Summary of Significant Accounting Policies

Use of estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and cash equivalents

          Cash and cash equivalents include amounts held in demand deposit and interest bearing accounts. The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Commissions

          Securities transactions, commissions and related clearing expenses are recorded on a trade date basis as securities transactions occur. A portion of the Company's revenue consists of commission income related to research and investment services provided. It is the Company's policy to match the cost of such services with the related commission income. The Company estimates the cost of such services based upon agreed upon ratios and measures the collectibility of deferred service charges based upon experience.

Income taxes

          The Company is not subject to federal or state income taxes; such taxes are the responsibility of the individual members. As a result, no provision for such income taxes has been made in the financial statements.

          The Company is subject to New York City unincorporated business tax which has been provided for in the accompanying financial statements. The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted laws and rates. Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years. The deferred tax

Miletus Trading, LLC

Notes to Financial Statements (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

asset arises primarily from temporary differences in payments of commission income and employee bonuses.

          A valuation provision has been made against the full amount of the deferred tax asset due to considerations of the future profitability of the Company.

          Net Deferred taxes receivable at December 31, 2006 is comprised as follows:

Deferred tax asset	$150,465
Deferred tax liability	(27,055)

123,410
Valuation provision	(123,410)

Net deferred tax asset	$—

Guarantees and indemnification

          The Company clears all of its securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreement between the Company and the clearing broker, the clearing broker has the right to charge the Company for losses that arise from a counterparty's failure to fulfill its contractual obligations. As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2006, the Company has recorded no liabilities with regard to this right.

          In the normal course of business the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Company that have not yet occurred. However, based upon experience, the Company expects the risk of loss to be remote.

Deferred compensation plan

          On January 1, 2005 the Company established a deferred compensation plan (the "Plan") for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Company. It is intended that the Plan constitute an unfunded "top hat plan" for purposes of the Employee Retirement Income Security Act of 1974, as amended. Pursuant to the Plan one or more deferred compensation accounts will be established for each participant, as determined by the committee designated by the managing member. The amounts of compensation or awards deferred with respect to each deferred compensation account will be credited to such account and shall be deemed invested in a hypothetical investment as of the date of deferral. The agreements with each of the participants under the Plan for the amount of compensation or award being deferred also prescribes a vesting period (generally a two year period) for the compensation or the award. If the participant terminates his or her employment with the Company (including its affiliates) prior to expiry of the vesting period, the entire amount of compensation or award is forfeited to the Company.

Miletus Trading, LLC

Notes to Financial Statements (Continued)

December 31, 2006

2. Summary of Significant Accounting Policies (Continued)

          The amount of compensation or awards deferred with respect to each deferred compensation account is recorded as employee compensation and benefits expense ratably over the vesting period of the related compensation or award being deferred.

          For the year ended December 31, 2006, the Company recorded $158,600 as expense relating to compensation deferred for the year. At December 31, 2006, an aggregate of $313,600 was accrued under the Plan which is included in employee compensation and benefits payable in the Statement of Financial Condition. This amount was paid in full to the employee concerned on vesting on January 2, 2007, and the Plan was subsequently terminated.

Equity Appreciation Rights Plan

          On January 1, 2006 the Company established an Equity Appreciation Rights plan for the purpose of providing compensation to a select group of senior employees in the form of a synthetic appreciation in the value of the Company. Awards made under the plan are in the form of a nominal percentage ownership of the Company (not to exceed 20%), and accrete in value to the owner as the valuation of the Company increases above a strike price established on the date of the award. The awards vest ratably over 4 years, but also contain a provision to vest fully in the event of a change in control of the Company. During the year awards were made to 5 employees for a nominal ownership of 6.75% with a percentage strike price of $100,000. Accounting for the plan is described in note 9 below.

3. Members' Capital

Allocation of net profits and net losses

          The Company's net profit and net loss is allocated for each financial year to Members pro rata in accordance with their respective interests. Pursuant to the Agreement, the percentage interests of the Managing and Non-managing Members are 36% and 64% respectively.

          No Member will be personally liable for any debts, liabilities or obligations of the Company, except as may otherwise be provided by law.

Distributions

          Distributions are made to Members as requested.

4. Receivable from broker-dealers

          The Company clears all of its riskless principal trading and customer transactions through another broker-dealer on a fully disclosed basis. The amount receivable from broker-dealers includes receivables from the clearing broker relating to these transactions, as well as commissions receivable from other broker-dealers.

5. Employee Benefits

          The employees of the Company are eligible to participate in a 401(k) Plan. Under the terms of the 401(k) Plan, the Company contributes 3% of each qualified employees' annual compensation.

Miletus Trading, LLC

Notes to Financial Statements (Continued)

December 31, 2006

5. Employee Benefits (Continued)

The Company's expense incurred for the plan for the year ended December 31, 2006 was $127,189.

6. Related Party Transactions

          The Company has entered into an Administrative Services Agreement with an affiliate, under which the latter agreed to provide all administrative and support services to the Company, including but not limited to bookkeeping, payroll, use of office space and other utilities. The service charge from affiliate of $2,089,412 reported in the Statement of Income includes the cost of $20,000 per month through June, and $30,000 per month subsequently under the Agreement, plus all charges incurred solely for the benefit of the Company, which have been passed on dollar for dollar. The latter includes certain employee benefits, market data agreements and depreciation on capitalized software development costs and premises fit-out costs.

          During the year ended December 31, 2006, approximately 46% of total commission income earned by the Company was generated by trades placed by investment fund companies managed by an affiliated investment management company.

          The Members of the Company have committed to contribute additional capital to the Company, if needed, for the Company to maintain sufficient regulatory and operating capital.

7. Regulatory Requirements

          The Company is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1 under the Securities Act of 1934, which requires the maintenance of minimum net capital.

          At December 31, 2006 the Company had net capital of $1,915,114, which was in excess of the required net capital by $1,664,339.

          The Company is exempt from the provision of Rule 15c3-3 under subparagraph (k)(2)(ii). All transactions are cleared through another broker-dealer on a fully disclosed basis.

8. Credit, Market and Other Risks

          The Company is exposed to credit risk from its customer's securities transactions during the period between the transaction date and the settlement date. This period is generally three business days in the US equities markets. In addition, the Company may have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities.

          The Company is subject to operational, technological and settlement risks. These include the risk of potential financial loss attributable to operational factors such as untimely or inaccurate trade execution, clearance or settlement or the inability to process large volumes or transactions. The Company is also subject to loss attributable to technological limitations or computer failures that may constrain the Company's ability to gather, process and communicate information efficiently, securely and without interruption.

Miletus Trading, LLC

Notes to Financial Statements (Continued)

December 31, 2006

8. Credit, Market and Other Risks (Continued)

          The Company's cash and cash equivalents and money market deposits are on deposit with two financial institutions.

9. Subsequent Events

          On January 19, 2007 the Members of the Company entered into a definitive agreement to sell their interests in the Company to a third party (the "sale transaction"). The closing of the sale transaction is subject to various conditions, including approval of the change in ownership of the Company by the NASD.

          Awards made under the Equity Appreciation Rights Plan have been valued at their intrinsic value on the basis of the sale transaction. Thus for the year ended December 31, 2006, the Company recorded $421,875 as expense relating to compensation for the Plan for the year, being the recognition of 25% of the vesting of the Awards. At December 31, 2006, this amount was accrued under the Plan which is included in employee compensation and benefits payable in the Statement of Financial Condition. As of December 31, 2006, there was $1.3 million of total unrecognized compensation cost related to non-vested Equity Appreciation Rights granted under the Plan. The cost is expected to be recognized over a three year period or fully upon change of control of the Company.

10. Contingencies

          The NASD has informed the Company that it has been subject to several sweep examinations with regard to its Order Audit Trail System ("OATS") reporting requirements. After preliminary determinations that the Company has been in violation of certain of the rules, The Company has worked with NASD to explain the circumstances of such violations. Subsequently, two of the matters have been resolved by NASD with a Letter of Caution, but two further matters remain outstanding. The Company could be subject to monetary fines and a variety of sanctions. The ultimate outcome cannot be predicted and the impact on the Company is not estimable. Therefore, no accrual for such fines, if any, has been made in these financial statements. The resolution of the outstanding matters could have an adverse effect on the financial position and results of operations of the Company.

          The Company has been named as a defendant in a lawsuit by a former employee. The case is at a preliminary stage, but the Company does not believe it has any merit and intends to contest it vigorously. The Company is unable, however, to predict the outcome of the case or reasonably estimate a range of possible loss, if any, given the current status of the litigation.

              Shares

Liquidnet Holdings, Inc.

Class A Common Stock

Goldman, Sachs & Co.

Credit Suisse

Liquidnet, Inc.

J.P. Morgan

Sandler O'Neill + Partners, L.P.

          Through and including                           , 2008 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:    Other Expenses of Issuance and Distribution

          The following table sets forth the expenses (other than the underwriting discount and commissions) expected to be incurred by the registrant while issuing and distributing the securities registered pursuant to this Registration Statement. All amounts other than the SEC registration fee, FINRA filing fee and                          listing fee are estimates.

SEC registration fee		$19,650
FINRA filing fee		50,500
listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving		*
Directors' and Officers' Insurance		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

    *
    To be provided by Amendment.

          All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14:    Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The Registrant has purchased directors' and officers' liability insurance.

          Article 4 of the Registrant's amended and restated by-laws provides that the Registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article SIXTH of the Registrant's amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

          The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification to our directors and officers by the underwriters against certain liabilities.

          Prior to this offering, we intend to enter into agreements to indemnify our directors and officers that may, in certain cases, be broader than the specific indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated by-laws.

Item 15.    Recent Sales of Unregistered Securities

          1.      From May 31, 2005 through May 31, 2008, we sold and issued to our employees an aggregate of 4,154,662 shares of our common stock pursuant to option exercises under our 2000 Stock Option Plan at prices ranging from $0.24 to $7.24 per share for an aggregate purchase price of $3,694,909.

          2.      From May 31, 2005 through May 31, 2008, we granted to our employees and consultants options to purchase an aggregate of 12,338,694 shares of our common stock under our 2005 Stock Option Plan at prices ranging from $7.91 to $19.15 per share for an aggregate purchase price of $164,109,280.

          3.      From May 31, 2005 through May 31, 2008, we sold and issued to our employees and consultants an aggregate of 95,623 shares of our common stock pursuant to option exercises under our 2005 Stock Option Plan at prices ranging from $7.91 to $13.30 per share for an aggregate purchase price of $768,834.

          4.      From May 31, 2005 through May 31, 2008, we granted to our employees and consultants options to purchase an aggregate of 67,886 shares of our common stock under our 2005 California Employees Stock Option Plan at prices ranging from $7.99 to $19.15 per share for an aggregate purchase price of $948,692.

          5.      From May 31, 2005 through May 31, 2008, we granted to our employees and consultants an aggregate of 1,039,737 shares of our restricted common stock under our Restricted Stock Compensation Plan at prices ranging from $14.20 to $17.35 per share for an aggregate purchase price of $15,738,474.

          6.      From May 31, 2005 through May 31, 2008, we granted to our employees and consultants an aggregate of 973,298 restricted stock units for our common stock under our Amended and Restated Restricted Stock Compensation Plan at $13.50 per share for an aggregate purchase price of $13,139,523.

          The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

          (a)     Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
3.1	Form of Fifth Amended and Restated Certificate of Incorporation of Liquidnet Holdings, Inc.**
3.2	Form of Amended and Restated By-laws of Liquidnet Holdings, Inc.**
4.1	Specimen Class A Common Stock Certificate†
5.1	Opinion of Morgan, Lewis & Bockius LLP†
10.1	Credit Agreement, dated April 30, 2008, entered into between Liquidnet Holdings, Inc., the Lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent**
10.2	Registration Rights Agreement, dated February 7, 2005, among Liquidnet Holdings, Inc. and the security holders named therein.**
10.3	Form of Employment Agreement, entered into between Liquidnet Holdings, Inc. and Seth Merrin.**
10.4	Amended and Restated 2000 Stock Option Plan**
10.5	2005 Stock Option Plan**
10.6	2005 California Employees Stock Option Plan**
10.7	Amended and Restated Restricted Stock Compensation Plan**
10.8	Form of 2008 Omnibus Incentive Compensation Plan†
10.9	Form of Indemnification Agreement†
21.1	Subsidiaries**
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of PricewaterhouseCoopers LLP*
23.3	Consent of Appraisal Economics Inc.**
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)†
24.1	Power of Attorney**

*
Filed herewith

**
Previously filed

†
To be filed by amendment

          (b)     All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17.    Undertakings

          The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The Registrant hereby undertakes that:

          (1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)     For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 13th day of November, 2008.

LIQUIDNET HOLDINGS, INC.
/s/ SETH MERRIN
By:	Seth Merrin
Title:	President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ SETH MERRIN Seth Merrin	President and Chief Executive Officer (principal executive officer)	November 13, 2008
/s/ WILLIAM MAW William Maw	Chief Financial Officer (principal financial and accounting officer)	November 13, 2008
* Jim Brown	Director	November 13, 2008
* John Elliott	Director	November 13, 2008
* Nathan Gantcher	Director	November 13, 2008
* Richard Kimball	Director	November 13, 2008
* Eric LeGoff	Director	November 13, 2008

* Martin Mannion	Director	November 13, 2008
* Michael Price	Director	November 13, 2008
* Lawrence Zicklin	Director	November 13, 2008
*By:	/s/ ROBERT YOUNG Robert Young Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement†
3.1	Form of Fifth Amended and Restated Certificate of Incorporation of Liquidnet Holdings, Inc.**
3.2	Form of Amended and Restated By-laws of Liquidnet Holdings, Inc.**
4.1	Specimen Class A Common Stock Certificate†
5.1	Opinion of Morgan, Lewis & Bockius LLP†
10.1	Credit Agreement, dated April 30, 2008, entered into between Liquidnet Holdings, Inc., the Lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent**
10.2	Registration Rights Agreement, dated February 7, 2005, among Liquidnet Holdings, Inc. and the security holders named therein.**
10.3	Form of Employment Agreement, entered into between Liquidnet Holdings, Inc. and Seth Merrin**
10.4	Amended and Restated 2000 Stock Option Plan**
10.5	2005 Stock Option Plan**
10.6	2005 California Employees Stock Option Plan**
10.7	Amended and Restated Restricted Stock Compensation Plan**
10.8	Form of 2008 Omnibus Incentive Compensation Plan†
10.9	Form of Indemnification Agreement†
21.1	Subsidiaries**
23.1	Consent of PricewaterhouseCoopers LLP*
23.2	Consent of PricewaterhouseCoopers LLP*
23.3	Consent of Appraisal Economics Inc.**
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)†
24.1	Power of Attorney**

*
Filed herewith

**
Previously filed

†
To be filed by amendment

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our business
Our opportunities and solutions
Our competitive strengths
Our growth strategy
Our products and services
Risks that we face
Company information
The offering
SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL INFORMATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA STATEMENT OF INCOME INFORMATION
Unaudited Pro Forma Statement of Income Information December 31, 2007
Notes to Unaudited Pro Forma Statement of Income Information
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
LETTER TO PROSPECTIVE INVESTORS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OFFERING PROCESS
BUSINESS
MANAGEMENT
Director compensation for Year Ended December 31, 2007
Grants of plan-based awards Year Ended December 31, 2007
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
Paid by the Selling Stockholders
VALIDITY OF CLASS A COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Liquidnet Holdings, Inc. Consolidated Balance Sheets (amounts in thousands, except share amounts)
Liquidnet Holdings, Inc. Consolidated Statements of Income (amounts in thousands, except per share amounts)
Liquidnet Holdings, Inc. Consolidated Statements of Changes in Stockholders' Deficit (amounts in thousands)
Liquidnet Holdings, Inc. Consolidated Statements of Cash Flows (amounts in thousands)
Liquidnet Holdings, Inc. Notes to Consolidated Financial Statements December 31, 2007
Liquidnet Holdings, Inc. Unaudited Consolidated Condensed Balance Sheets (amounts in thousands — except share amounts)
Liquidnet Holdings, Inc. Unaudited Consolidated Condensed Interim Statements of Income (amounts in thousands — except per share amounts)
Liquidnet Holdings, Inc. Unaudited Consolidated Condensed Interim Statement of Changes in Stockholders' Deficit (amounts in thousands)
Liquidnet Holdings, Inc. Unaudited Consolidated Condensed Interim Statements of Cash Flows (amounts in thousands)
Liquidnet Holdings, Inc. Notes to Unaudited Consolidated Condensed Interim Financial Statements September 30, 2008
Report of Independent Auditors
Miletus Trading, LLC Statement of Financial Condition December 31, 2006
Miletus Trading, LLC Statement of Income For the Year Ended December 31, 2006
Miletus Trading, LLC Statement of Changes in Members' Capital For the Year Ended December 31, 2006
Miletus Trading, LLC Statement of Cash Flows For the Year Ended December 31, 2006
Miletus Trading, LLC Notes to Financial Statements December 31, 2006
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13: Other Expenses of Issuance and Distribution
  Item 14: Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS